UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

McKesson Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF McKESSON CORPORATION

The 2011 Annual Meeting of Stockholders of McKesson Corporation will be held on Wednesday, July 27, 2011 at 8:30 a.m. at the Palace Hotel, Sea Cliff Room, 2 New Montgomery Street, San Francisco, California to:

•	Elect for a one-year term a slate of nine directors as nominated by the Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012;

•	Conduct a non-binding, advisory vote on executive compensation;

•	Conduct a non-binding, advisory vote on the frequency of the advisory vote on executive compensation;

•	Approve an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to reduce the vote required to amend our Certificate of Incorporation in any manner that will adversely affect holders of Series A Junior Participating Preferred Stock;

•	Approve an amendment to our Certificate of Incorporation to reduce the vote required to adopt, alter or repeal any by-law;

•	Approve an amendment to our Certificate of Incorporation to eliminate the supermajority voting requirements, and associated “fair price” provision, applicable to certain business combinations;

•	Approve an amendment to our Certificate of Incorporation to remove a transitional provision related to the classified board structure eliminated in 2007;

•	Approve an amendment to our Certificate of Incorporation to conform the “interested transactions” provisions and the stockholder action provision to applicable law;

•	Vote on a proposal submitted by a stockholder, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on May 31, 2011 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Willie C. Bogan
Associate General Counsel and Secretary

One Post Street
San Francisco, California 94104-5296
June [  ], 2011

YOUR VOTE IS IMPORTANT.

We encourage you to read the proxy statement and vote your shares as soon as possible. You may vote via the Internet or by telephone. Specific instructions on how to vote using either of these methods are included on the proxy card. You may also vote by mail, and a return envelope for your proxy card is enclosed for your convenience.

Page

General Information	1
Proxies and Voting at the Annual Meeting	1
Attendance at the Annual Meeting	1
Dividend Reinvestment Plan	2
Vote Required and Method of Counting Votes	2
Voting Results of the Annual Meeting	3
Quorum Requirement	3
Abstentions and Broker Non-Votes	3
Profit-Sharing Investment Plan	4
List of Stockholders	4
Online Access to Annual Reports on Form 10-K and Proxy Statements	4
Householding of Proxy Materials	4
Item 1. Election of Directors	5
The Board, Committees and Meetings	10
Director Compensation	13
Corporate Governance	15
Item 2. Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2012	22
Audit Committee Report	23
Principal Stockholders	24
Security Ownership of Certain Beneficial Owners	24
Security Ownership of Directors and Executive Officers	25
Executive Compensation	26
Compensation Discussion and Analysis	26
Compensation Committee Report on Executive Compensation	45
Compensation Committee Interlocks and Insider Participation	45
Summary Compensation Table	46
Grants of Plan Based Awards Table	50
Outstanding Equity Awards Table	51
Option Exercises and Stock Vested Table	52
Pension Benefits Table	52
Nonqualified Deferred Compensation Table	55
Executive Employment Agreements	58
Potential Payments upon Termination or Change in Control	64
Item 3. Advisory Vote on Executive Compensation	71
Item 4. Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	72
Item 5. Proposal to Amend the Certificate of Incorporation to Reduce the Vote Required to Amend the Certificate of Incorporation in Any Manner That Will Adversely Affect Holders of Series A Junior Participating Preferred Stock	72
Item 6. Proposal to Amend the Certificate of Incorporation to Reduce the Vote Required to Adopt, Alter or Repeal any By-Law	74
Item 7. Proposal to Amend the Certificate of Incorporation to Eliminate the Supermajority Voting Requirements, and Associated “Fair Price” Provision, Applicable to Certain Business Combinations	74

i

Page

Item 8. Proposal to Amend the Certificate of Incorporation to Remove a Transitional Provision Related to the Classified Board Structure Eliminated in 2007	76
Item 9. Proposal to Amend the Certificate of Incorporation to Conform the “Interested Transactions” Provisions and the Stockholder Action Provision to Applicable Law	76
Item 10. Stockholder Proposal on Significant Executive Stock Retention for Two Years Beyond Retirement	77
Certain Relationships and Related Transactions	80
Additional Corporate Governance Matters	81
Appendix A — Supplemental Information: GAAP to Non-GAAP Reconciliation	A-1
Appendix B — Amended and Restated Certificate of Incorporation	B-1

ii

PROXY STATEMENT

General Information

Proxies and Voting at the Annual Meeting

The Board of Directors of McKesson Corporation (the “Company” or “we” or “us”), a Delaware corporation, is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held July 27, 2011 (the “Annual Meeting”), and at any adjournment or postponement thereof. This proxy statement includes information about the matters to be voted upon at the Annual Meeting.

On June [  ], 2011, the Company began delivering proxy materials to all stockholders of record at the close of business on May 31, 2011 (the “Record Date”). On the Record Date, there were 246,075,034 shares of the Company’s common stock outstanding and entitled to vote. As a stockholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (i) held directly in your name as the stockholder of record; (ii) held for you in an account with a broker, bank or other nominee; or (iii) allocated to your account in the Company’s Profit-Sharing Investment Plan (the “PSIP”).

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Corporate Secretary a written revocation or a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting in person and casting a ballot. If you hold your shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee as to how to vote your shares, you must obtain a legal proxy and bring it to the meeting in order to change your vote or to vote at the Annual Meeting. Please contact your bank, broker or other nominee for specific information on how to obtain a legal proxy in order to vote your shares at the meeting.

If you are a stockholder of record or a participant in the Company’s PSIP, you can give your proxy by using the Internet, by calling a toll-free number, or by mailing your signed proxy card(s). Specific instructions for voting by means of the Internet or telephone are located on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate each stockholder’s identity and to allow each stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or by telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

If you have shares held by a broker, bank or other nominee, you may instruct your nominee to vote your shares by following the instructions provided by your nominee. Your vote as a stockholder is important. Please vote as soon as possible to ensure that your vote is recorded.

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors (the “Board” or the “Board of Directors”) on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We currently know of no other matter to be presented at the Annual Meeting, except for the proposals described in this proxy statement.

All votes cast at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present.

Attendance at the Annual Meeting

You will need to bring your admission ticket and any valid government-issued form of identification if you plan to attend the Annual Meeting. You will find an admission ticket attached to the proxy card if you are a registered stockholder or PSIP participant. If your shares are held in the name of a broker, bank or other stockholder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a request, along with proof of ownership, such as a brokerage or bank account statement, to the Company’s Corporate Secretary, One Post Street, 35th Floor, San Francisco, California 94104. Stockholders who do not have an admission ticket will only be admitted upon verification of ownership.

Dividend Reinvestment Plan

For those stockholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

The votes required and the methods of calculation for the proposals to be considered at the Annual Meeting are as follows:

Item 1 — Election of Directors. Each share of the Company’s common stock you own entitles you to one vote. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below), if any, will not count as votes cast. There is no cumulative voting with respect to the election of directors.

Item 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Deloitte & Touche LLP for the current fiscal year requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. Our 2012 fiscal year began on April 1, 2011 and will end on March 31, 2012 (“FY 2012”). You may vote “for” or “against,” or “abstain” from voting on, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for FY 2012. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 3 — Advisory Vote on Executive Compensation. Approval, on a non-binding, advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, the proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 4 — Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation. The frequency that receives the highest number of votes cast will constitute the non-binding, advisory recommendation of the stockholders as to the frequency of holding an advisory vote on executive compensation. You may vote for a frequency of once every year, once every two years, or once every three years, or you may “abstain” from voting on this proposal. Abstentions or broker non-votes, if any, will not count as votes cast and therefore will not have an effect on the outcome.

Item 5 — Amendment to the Amended and Restated Certificate of Incorporation to Reduce the Vote Required to Amend the Certificate of Incorporation in Any Manner That Will Adversely Affect Holders of Series A Junior Participating Preferred Stock. Approval of this proposal requires the affirmative vote of a majority of the shares outstanding as of the Record Date. No shares of Series A Junior Participating Preferred Stock are currently issued and outstanding; therefore no holders of such stock will vote on this proposal. You may vote “for” or “against,” or “abstain” from voting on, this proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 6 — Amendment to the Certificate of Incorporation to Reduce the Vote Required to Adopt, Alter or Repeal Any By-Law. Approval of this proposal requires the affirmative vote of a majority of the shares outstanding as of the Record Date. You may vote “for” or “against,” or “abstain” from voting on, this proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 7 — Amendment to the Certificate of Incorporation to Eliminate the Supermajority Voting Requirements, and Associated “Fair Price” Provision, Applicable to Certain Business Combinations. Approval of this proposal requires the affirmative vote of a majority of the shares outstanding as of the Record Date. You may vote “for” or

“against,” or “abstain” from voting on, this proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 8 — Amendment to Remove a Transitional Provision from the Certificate of Incorporation Related to the Classified Board Structure Eliminated in 2007. Approval of this proposal requires the affirmative vote of a majority of the shares outstanding as of the Record Date. You may vote “for” or “against,” or “abstain” from voting on, this proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 9 — Amendment to the Certificate of Incorporation to Conform the “Interested Transactions” Provisions and the Stockholder Action Provision to Applicable Law. Approval of this proposal requires the affirmative vote of a majority of the shares outstanding as of the Record Date. You may vote “for” or “against,” or “abstain” from voting on, this proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

Item 10 — Stockholder Proposal on Significant Executive Stock Retention for Two Years Beyond Retirement. Approval of this stockholder proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, this proposal. Abstentions on this proposal, if any, will have the same effect as voting against the proposal; however, broker non-votes, if any, will be disregarded for purposes of calculating the outcome.

The Board recommends a vote “FOR” each nominee named in Item 1, “FOR” Items 2, 3, 5, 6, 7, 8 and 9, for a frequency of once every year with respect to Item 4, and “AGAINST” Item 10.

Voting Results of the Annual Meeting

We intend to announce preliminary voting results at the Annual Meeting, and publish preliminary results or, if available, final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Quorum Requirement

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. In the event of abstentions or broker non-votes, as defined below, the shares represented will be considered present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when a broker, bank or other nominee is not permitted (that is, it does not have discretion) to vote on a proposal without instructions from the beneficial owner and instructions are not given. Under rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other nominees do not have such discretionary voting authority for matters that are considered non-routine by the NYSE. As the result of recent NYSE rule changes, the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation are now classified as non-routine matters. In addition, each of the proposals to amend the Certificate of Incorporation and the stockholder proposal are classified as non-routine matters. Accordingly, brokers, banks and other nominees will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Item 2) without instructions from the beneficial owners.

Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions, your nominee will not be permitted to vote your shares on the election of directors (Item 1), executive compensation (Item 3), the frequency of the advisory vote on executive compensation (Item 4), the amendments to the Certificate of Incorporation (Items 5-9) or the stockholder proposal (Item 10). As a result, we encourage all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Profit-Sharing Investment Plan

Participants in the Company’s tax qualified 401(k) plan, the PSIP, have the right to instruct the PSIP Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the PSIP provides that all shares for which no voting instructions are received from participants and unallocated shares of common stock held in the employee stock ownership plan established as part of the PSIP, will be voted by the Trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to PSIP participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting for any purpose germane to the Annual Meeting, during ordinary business hours, at our principal executive offices at One Post Street, 35th Floor, San Francisco, California. You may obtain this information by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2011 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Stockholders of Record: You may elect to receive proxy materials electronically next year in place of printed materials by logging on to www.proxyvote.com and entering your control number, which you can locate on the accompanying proxy card. By doing so, you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on Form 10-K, proxy statement and voting form when they become available.

Beneficial Stockholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, but would like to request a separate copy of these materials, please contact Broadridge by calling 800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

PROPOSALS TO BE VOTED ON

Item 1.	Election of Directors

There are nine nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2012 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

All nominees are existing directors and were elected to the Board at the 2010 Annual Meeting of Stockholders. For purposes of the upcoming Annual Meeting, the Committee on Directors and Corporate Governance (sometimes referred to as the “Governance Committee”) recommended the reelection of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Majority Voting Standard for Election of Directors. The Company’s Amended and Restated By-laws provide for a majority voting standard for the election of directors in uncontested director elections, such as that being conducted this year. Under this standard, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), the plurality vote standard will apply. This majority voting standard is described further below under the section entitled “Corporate Governance — Majority Voting Standard.”

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Andy D. Bryant Executive Vice President and Chief Administrative Officer Intel Corporation

Mr. Bryant, age 61, has served as Executive Vice President and Chief Administrative Officer of Intel Corporation since October 2007. He served as Intel’s Chief Financial Officer from 1994 to October 2007. Mr. Bryant joined Intel in 1981 and held a number of management positions before becoming Chief Financial Officer. He is also a director of Columbia Sportswear Company and Kryptiq Corporation. He was formerly a director of Synopsys Inc. Mr. Bryant has been a director of the Company since January 2008. He is Chair of the Finance Committee and a member of the Audit Committee.

Mr. Bryant’s years of experience as an executive at a large global company, including as Chief Administrative Officer and Chief Financial Officer, provide to the Company’s Board operational, strategic planning and financial expertise and considerable business acumen, as well as international business experience. Mr. Bryant also has public company board experience with service on audit and governance committees. In addition, having joined the Company’s Board in 2008, Mr. Bryant has brought a valuable new perspective to the Board.

Wayne A. Budd Senior Counsel Goodwin Procter LLP

Mr. Budd, age 69, joined the law firm of Goodwin Procter LLP as Senior Counsel in October 2004. He had been Senior Executive Vice President and General Counsel and a director of John Hancock Financial Services, Inc. since 2000 and a director of John Hancock Life Insurance Company since 1998. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1994 to 1997, Mr. Budd was a Commissioner, United States Sentencing Commission and from 1993 to 1996, he was a senior partner at the law firm of Goodwin Procter LLP. From 1992 to 1993, he was the Associate Attorney General of the United States and from 1989 to 1992, he was United States Attorney for the District of Massachusetts. Mr. Budd has been a director of the Company since October 2003. He is a member of the Audit Committee and the Committee on Directors and Corporate Governance.

Mr. Budd brings to our Board significant legal and regulatory expertise gained from years of large law firm practice, and major governmental positions with both civil and law enforcement responsibilities. His legal experience and seasoned judgment have been instrumental in helping the Board navigate legal challenges. In recognition of his distinguished legal career and important contributions to public life, Mr. Budd was recently named a 2011 recipient of the American Lawyer Lifetime Achievement Award. Additionally, Mr. Budd has senior executive business experience and public company board experience with service on audit, governance, compensation, and special litigation committees.

John H. Hammergren Chairman of the Board, President and Chief Executive Officer

Mr. Hammergren, age 52, has served as Chairman of the Board since July 2002, and President and Chief Executive Officer of the Company since April 2001. Mr. Hammergren joined the Company in 1996 and held a number of management positions before becoming President and Chief Executive Officer. He is also a director of the Hewlett-Packard Company. He has been a director of the Company since July 1999.

Including his experience at other significant healthcare organizations prior to joining the Company, Mr. Hammergren brings to the Board nearly 30 years of business and leadership experience in healthcare, as well as public company board experience. In addition to the strong leadership skills exhibited as Chief Executive Officer of the Company, he recently served as Chairman of the Healthcare Leadership Council, a coalition of chief executives of the nation’s leading healthcare companies and organizations. His healthcare industry and general business perspective have been broadened through his membership on this council, on the Business Council and on the Business Roundtable. The Board benefits from Mr. Hammergren’s extensive knowledge of the Company, and from his deep understanding of its customer base, workforce, competition, challenges and opportunities.

Alton F. Irby III Chairman and Founding Partner London Bay Capital

Mr. Irby, age 70, was the founding partner and has been Chairman of London Bay Capital, a privately-held investment firm, since May 2006. He was the founding partner of Tricorn Partners LLP, a privately-held investment bank from May 2003 to May 2006, a partner of Gleacher & Co. Ltd. from January 2001 until April 2003, and Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, from 1997 until 2000. He was a founding partner of Hambro Magan Irby Holdings from 1988 to 1997. He serves as a director of Stifel Financial Corporation and an indirect wholly-owned subsidiary of the Company, McKesson Information Solutions UK Limited. He was formerly a director of Catlin Group PLC, Centaur Holdings PLC and ContentFilm PLC. Mr. Irby has been a director of the Company since January 1999. He is Chair of the Compensation Committee and a member of the Finance Committee.

Mr. Irby has 35 years of experience as a senior executive of a number of financial services companies, and 30 years of service on various private and public company boards. During this time, he has acquired significant international business experience and demonstrated entrepreneurial talent as the founding partner of several firms. Based on his overall experience, Mr. Irby is able to provide to the Company’s Board valuable insights into financial and capital market matters, acquisition opportunities and divestiture considerations.

M. Christine Jacobs Chairman of the Board, President and Chief Executive Officer Theragenics Corporation

Ms. Jacobs, age 60, is the Chairman, President and Chief Executive Officer of Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products. She has held the position of Chairman since May 2007, and previously from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since January 1999. She is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Having led a public company within the healthcare industry for 18 years, Ms. Jacobs brings to our Board significant relevant industry experience and a keen understanding of and strong insight into issues, challenges and opportunities facing the Company, including those related to legislative healthcare initiatives. As a Chairman and Chief Executive Officer, she is at the forefront of her company in regard to the evolving corporate governance environment, which enables her to provide valuable contributions as a member of the Governance Committee of our Board.

Marie L. Knowles Executive Vice President and Chief Financial Officer, Retired ARCO

Ms. Knowles, age 64, retired from Atlantic Richfield Company (“ARCO”) in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000 and a director from 1996 until 1998. She joined ARCO in 1972. Ms. Knowles is also a member of the Board of Trustees of the Fidelity Funds. She has been a director of the Company since March 2002. She is the Chair of the Audit Committee and a member of the Finance Committee.

Ms. Knowles brings to the Board extensive financial experience gained through her career at ARCO, including her tenure as Chief Financial Officer. This experience makes her well qualified to serve as Chair of the Company’s Audit Committee and as the Audit Committee Financial Expert. This experience also enables Ms. Knowles to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes.

David M. Lawrence, M.D. Chairman of the Board and Chief Executive Officer, Retired Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals

Dr. Lawrence, age 70, retired as Chief Executive Officer and Chairman of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals in December 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. He is also a director of Agilent Technologies Inc. He was formerly a director of Raffles Medical Group, Inc., PG&E Corporation and Dynavax Technologies Corporation. Dr. Lawrence has been a director of the Company since January 2004. He is a member of the Compensation Committee and Finance Committee.

Dr. Lawrence possesses considerable leadership experience in the healthcare industry, having served for a decade as Chairman and Chief Executive Officer of the largest private healthcare system in the world. This experience, coupled with his training as a physician, enables him to provide an important perspective and valuable insight into various aspects of the Company’s businesses. In addition, Dr. Lawrence brings to our Board broad experience and perspective gained through his considerable public company board experience, including his service on compensation, audit, finance and governance committees.

Edward A. Mueller Chairman of the Board and Chief Executive Officer, Retired Qwest Communications International Inc.

Mr. Mueller, age 64, retired as Chairman and Chief Executive Officer of Qwest Communications International Inc., a provider of voice, data and video services, in April 2011. He held the position of Chairman and Chief Executive Officer of Qwest Communications from August 2007 to April 2011. From January 2003 until July 2006, he served as Chief Executive Officer of Williams-Sonoma, Inc., a provider of specialty products for cooking. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He is also a director of The Clorox Company and CenturyLink, Inc. He was formerly a director of Williams-Sonoma, Inc. and VeriSign, Inc. Mr. Mueller has been a director of the Company since April 2008. He is a member of the Compensation Committee and the Committee on Directors and Corporate Governance.

Mr. Mueller brings to the Board chief executive leadership and business management experience, as well as a strong business acumen and strategic planning expertise. Having worked outside the healthcare industry, he also adds to the mix of experiences and perspectives on our Board that promote a robust deliberative and decision-making process. While Chairman of the Board of Qwest Communications, Mr. Mueller had a leadership role in the corporate governance, which enables him to provide valuable contributions as a member of the Governance Committee of our Board. He also has public company board experience with audit committee service. In addition, having joined the Company’s Board in 2008, Mr. Muller has brought a valuable new perspective to the Board.

Jane E. Shaw, Ph.D. Chairman of the Board, Intel Corporation; Chairman of the Board and Chief Executive Officer, Retired, Aerogen, Inc.

Dr. Shaw, age 72, retired as Chairman of the Board of Aerogen, Inc., a company specializing in the development of products for improving respiratory therapy, in October 2005. She had held that position since 1998. She retired as Chief Executive Officer of that company in June 2005. She is also currently the non-executive Chairman of Intel Corporation, and a director of Talima Therapeutics, Inc. and AeroSurgical Limited. She was formerly a director of OfficeMax Incorporated. Dr. Shaw has been a director of the Company since April 1992. She is the Chair of the Committee on Directors and Corporate Governance and a member of the Audit Committee.

As a former Chief Executive Officer, Dr. Shaw brings to the Board executive leadership and business management experience in the healthcare industry. She also has a strong financial background, which positions her well to serve on the Audit Committee. As a former Board Chairman and the current non-executive Chairman of Intel Corporation, Dr. Shaw is well qualified to serve as Chair of the Governance Committee and has played a major role in helping the Company navigate the changing governance landscape. Having been raised and educated in Europe, she also has an international background that broadens the Board’s perspective. As the longest-standing Board member, the Board benefits from her considerable institutional knowledge. It is also noteworthy that Dr. Shaw was named a “2010 Outstanding Director” by the Outstanding Directors Exchange.

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its stockholders. The Board’s goal is to build long-term value for the Company’s stockholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goals, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board currently consists of nine members, all of whom are independent with the exception of the Chairman.

The Board has, and for many years has had, standing committees: currently, the Audit Committee, the Compensation Committee, the Committee on Directors and Corporate Governance, and the Finance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the applicable requirements of the SEC and the NYSE listing requirements (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by such committee. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee meets the additional, heightened independence criteria applicable to audit committee members, as established by the SEC. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected. The members of the committees are identified in the table below.

Directors and
Corporate
Director	Audit	Compensation	Governance	Finance

Andy D. Bryant	X	—	—	Chair
Wayne A. Budd	X	—	X	—
John H. Hammergren	—	—	—	—
Alton F. Irby III	—	Chair	—	X
M. Christine Jacobs	—	X	X	—
Marie L. Knowles	Chair	—	—	X
David M. Lawrence, M.D.	—	X	—	X
Edward A. Mueller	—	X	X	—
Jane E. Shaw, Ph.D.	X	—	Chair	—

Number of meetings held during the fiscal year ended March 31, 2011	7	10	6	5

Board and Meeting Attendance

During the fiscal year ended March 31, 2011 (“FY 2011”), the Board met eight times. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with executive management, independent accountants, advisors and consultants and others on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting, and all directors attended the Annual Meeting of Stockholders held in July 2010.

Audit Committee

The Audit Committee is responsible for, among other things, reviewing with management the annual audited financial statements filed in the Annual Report on Form 10-K, including any major issues regarding accounting principles and practices as well as the adequacy and effectiveness of internal control over financial reporting that could significantly affect the Company’s financial statements; reviewing with management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q; the appointment of the independent accountants; monitoring the independence and evaluating the performance of the independent accountants; approving the fees to be paid to the independent accountants; reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants; at least annually reassessing the adequacy of the Audit Committee’s charter and recommending to the Board any proposed changes; reviewing major changes to the Company’s accounting principles and practices; reviewing the appointment, performance, and replacement of the senior internal audit department executive; advising the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct; and performing such other activities and considering such other matters, within the scope of its responsibilities, as the Audit Committee or Board deems necessary or appropriate. The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with the Applicable Rules for corporate audit committees.

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined for audit committee members in the listing standards of the NYSE and applicable SEC requirements, and in accordance with the Company’s additional director independence standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing all matters relating to CEO compensation, including making and annually reviewing decisions concerning cash and equity compensation, and other terms and conditions of employment for the CEO, incorporating the review of the CEO’s performance against pre-established business and individual objectives that is conducted annually by the full Board; reviewing and approving corporate goals and objectives relating to compensation of other executive officers, and making and annually reviewing decisions concerning the cash and equity compensation, and other terms and conditions of employment for those executive officers; reviewing and making recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans and arrangements for employees and cash-based incentive plans for executive officers, including an evaluation of whether the relationship between the incentives associated with these plans and the level of risk-taking by executive officers in response to such incentives is reasonably likely to have a material adverse effect on the Company; subject to any authority the Compensation Committee, the Board or the applicable stock plan document may have delegated to others, approving grants of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants; interpreting the Company’s stock plans; reviewing its charter annually and recommending to the Board any changes the Compensation Committee determines are appropriate; participating with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement; and performing such other activities required by applicable law, rules or regulations, and consistent with its charter, as the Compensation Committee or the Board deems necessary or appropriate. The Compensation Committee may delegate to any officer or officers the authority to grant awards to employees other than directors or executive officers, provided that such grants are within the limits established by the Delaware General Corporation Law and by resolution of the Board. The Compensation Committee determines the structure and amount of all executive officer compensation, including awards of equity, after considering the initial recommendation of management and in consultation with the Compensation Committee’s outside compensation consultant.

The Compensation Committee directly employs its own independent compensation consultant, Compensation Strategies, Inc., and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. These advisors do not provide any other services to the Company, except that Compensation Strategies, Inc. also provides consulting services to the Governance Committee in the area of director compensation. In accordance with its charter, the Compensation Committee annually evaluates the qualifications, performance and independence of its advisors. Additional information on the Compensation Committee’s process and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy; reviewing the adequacy of the Company’s insurance programs; reviewing with management the long-range financial policies of the Company; providing advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions; making recommendations concerning significant changes in the capital structure of the Company; reviewing tax planning strategies utilized by management; reviewing the funding status and investment policies of the Company’s tax-qualified retirement plans; and reviewing and (when authorized by the Board) approving the principal terms and conditions of securities that may be issued by the Company.

Committee on Directors and Corporate Governance

The Governance Committee has responsibility for, among other things, recommending guidelines and criteria to be used to select candidates for Board membership; reviewing the size and composition of the Board to assure that proper skills and experience are represented; recommending the slate of nominees to be proposed for election at the annual meeting of stockholders; recommending qualified candidates to fill Board vacancies; evaluating the Board’s overall performance; developing and administering the Company’s related party transactions policy; advising the Board on matters of corporate governance, including the Corporate Governance Guidelines and composition of committees; and advising the Board regarding director compensation and administering the 2005 Stock Plan with respect to directors’ equity awards.

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives or stockholders. Stockholders who wish to propose a director candidate for consideration by the Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at One Post Street, 35th Floor, San Francisco, California 94104. All proposals for recommendation or nomination received by the Secretary will be presented to the Governance Committee for its consideration. The Governance Committee and the Company’s CEO will interview those candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees that best suit the Board’s needs. In order for a recommended director candidate to be considered by the Governance Committee for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s biographical information and credentials, and assesses each candidate’s independence, skills, experience and expertise based on a variety of factors. Members of the Board should have the highest professional and personal ethics, integrity and values consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved national prominence in a relevant field as a faculty member or senior government officer. The Governance Committee will consider whether the candidate has had a successful career that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominee’s skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders, and each must be able to devote sufficient time and energy to the performance of his or her duties as a director, as well as have a commitment to diversity.

The Governance Committee has responsibility under its charter to review annually with the Board the size and composition of the Board with the objective of achieving the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. Although the Board does not maintain a formal policy regarding diversity, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. A high level of diversity on our Board has been achieved in these areas, as evidenced by the information concerning our directors that is provided under “Nominees” above. Our Governance Committee and Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberative and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The compensation for each non-employee director of the Company includes an annual cash retainer, an annual restricted stock unit (“RSU”) award and per-meeting fees. The Presiding Director and committee chairs also receive an additional annual retainer. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board. The Governance Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation.

Cash Compensation

Director annual retainers and meeting fees are paid in cash. Directors may elect in advance of a calendar year to defer up to 100% of their annual retainer (including any committee chair or Presiding Director retainer) and meeting fees into the Company’s Deferred Compensation Administration Plan III (“DCAP III”). The minimum deferral period for any amounts deferred is five years; however, notwithstanding the director’s deferral election, if a director ceases to be a director of the Company for any reason other than death, disability or retirement, the account balance will be paid in a lump sum in the first January or July which is at least six months following his or her separation. In the event of death, disability or retirement, the account balance will be paid in accordance with the director’s deferral election. To be eligible for retirement, a director must have served on the Board for at least six consecutive years prior to his or her separation. The Compensation Committee approves the interest rate to be credited each year to amounts deferred into the DCAP III. For calendar years 2010 and 2011, the Compensation Committee set the interest rate at (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate, as published each year in December by the U.S. Internal Revenue Service, for amounts deferred on or after January 1, 2010.

The following table summarizes the cash compensation provided to non-employee directors:

Non-Employee Director Cash Compensation

Annual cash retainer	$75,000
Additional retainer for Presiding Director	$10,000
Additional retainer for Chairperson of the Audit Committee	$20,000
Additional retainer for Chairperson of the Compensation Committee	$20,000
Additional retainer for Chairperson of all other committees	$10,000
Meeting fee for each Audit Committee meeting attended	$2,000
Meeting fee for each Board or other committee meeting attended	$1,500

Equity Compensation

Each July, non-employee directors receive an automatic annual grant of RSUs with an approximate value as of the grant date equal to $150,000. The actual number of RSUs granted is determined by dividing $150,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000, in accordance with our 2005 Stock Plan.

The RSUs granted to non-employee directors are vested upon grant. If a director meets the director stock ownership guidelines (currently $300,000 in shares and share equivalents), then the director will, on the grant date, receive the shares underlying the RSU award, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then payment of the shares underlying the RSU award will automatically be deferred until the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which for FY 2011, was set at $0.18 per share each quarter. At its April 2011 meeting, the Board approved an increase in the Company’s dividend rate to $0.20 per share each quarter for dividends declared on and after such date, until further action by the Board. For our directors, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and are not distributed until the shares underlying the RSU award are issued to the director. Interest accrues on directors’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2005 Stock Plan, which for calendar year 2011 is 8.0% per annum.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Matching Gifts Program. Under this program, directors’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for a match by the foundation up to $5,000 per director for each fiscal year.

2011 Director Compensation Table

The following table sets forth information concerning the compensation paid to or earned by each non-employee director for the fiscal year ended March 31, 2011. Mr. Hammergren, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation paid to or earned by Mr. Hammergren as an officer of the Company is shown in the 2011 Summary Compensation Table.

			Change in
			Pension Value
	Fees		and Nonqualified
	Earned or		Deferred
	Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Andy D. Bryant	119,000	150,063	6,905	5,476	281,444
Wayne A. Budd	115,500	150,063	18,703	11,228	295,494
Alton F. Irby III(5)	129,500	150,063	19,769	16,131	315,463
M. Christine Jacobs	113,000	150,063	2,076	12,890	278,029
Marie L. Knowles	129,000	150,063	12,001	11,166	302,230
David M. Lawrence, M.D.	105,000	150,063	5,819	11,462	272,344
Edward A. Mueller	109,500	150,063	5,857	5,158	270,578
Jane E. Shaw, Ph.D.	117,000	150,063	11,833	19,530	298,426

(1)	Consists of the director annual retainer and meeting fees and, if applicable, the annual chair and Presiding Director retainers (whether paid or deferred).

(2)	Amounts reflect the aggregate grant date fair value of restricted stock unit awards granted May 2010 computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (“ASC Topic 718”) and do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 3 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 5, 2011. However, in accordance with SEC rules, the amounts shown in the table above exclude the impact of estimated forfeitures related to service-based vesting conditions. For awards that are not subject to performance conditions, such as those provided to directors, the maximum award level would not result in an award greater than what is disclosed in the table above.

(3)	Represents the amount of above-market interest earned under the Company’s Deferred Compensation Administration Plans, and above-market interest credited on undistributed dividend equivalents. As defined by the SEC, above-market interest is any amount over 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service. A discussion of the Company’s Deferred Compensation Administration Plans is provided below in the subsection entitled “Narrative Disclosure to the 2011 Nonqualified Deferred Compensation Table.”

(4)	For Messrs. Bryant, Budd, Lawrence, Mueller and Mss. Jacobs and Shaw, represents the amount of dividend equivalents credited on RSUs granted under the Company’s 2005 Stock Plan and, as applicable, 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which for FY 2011, was set at $0.18 per share each quarter. At its April 2011 meeting, the Board approved an increase in the Company’s dividend rate to $0.20 per share each quarter for dividends declared on and after such date, until further action by the Board. For directors, dividend equivalents on the RSUs are credited quarterly to an interest bearing cash account and are not distributed until the shares underlying the RSU award are released to the director, at which time the accrued interest on the directors’ credited dividend equivalents is also paid. The Compensation Committee determined that for calendar year 2011, such interest shall accrue at the rate of 8.0% per annum.

For Mr. Irby and Ms. Knowles, represents: (i) the amount of dividend equivalents on RSUs and related interest, as described above; and (ii) the amount of matching charitable contributions provided by the McKesson Foundation. Under the foundation’s Matching Gifts Program, directors’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for matching by the foundation up to $5,000 per director for each fiscal year.

(5)	Includes $1,500 paid to Mr. Irby for his service as a board member of McKesson Information Solutions UK Limited.

Corporate Governance

The Board is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board is also committed to diligently exercising its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the NYSE. In addition to its routine monitoring of best practices, each year the Board and its committees review the Company’s current corporate governance practices, the corporate governance environment and current trends, and update their written charters and guidelines as necessary. The Board has adopted independence standards for its members, Corporate Governance Guidelines, as well as charters for the Audit, Compensation, Finance and Governance Committees, all of which can be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance” and are described more fully below.

Majority Voting Standard

The Company’s Amended and Restated By-Laws (the “By-Laws”) provide for a majority voting standard for the election of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “for” the nominee exceeds the number of votes cast “against” that nominee. To address the “holdover” director situation in which, under Delaware law, a director remains on the Board until his or her successor is elected and qualified, the By-Laws require each director nominee to submit an irrevocable resignation in advance of the stockholder vote. The resignation would be contingent upon both the nominee not receiving the required vote for reelection and acceptance of the resignation by the Board pursuant to its policies.

If a director nominee receives more “against” votes for his or her election, the Board’s Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the tendered resignation. In its review, the Governance Committee will consider, by way of example, the following factors: the impact of the acceptance of the resignation on stock exchange listing or other regulatory requirements; the financial impact of the acceptance of the resignation; the unique qualifications of the director whose resignation has been tendered; the reasons the Governance Committee believes that stockholders cast votes against the election of such director (such as a “vote no” campaign on an illegitimate or wrongful basis); and any alternatives for addressing the “against” votes.

The Board must take action on the Governance Committee’s recommendation within 90 days following certification of the stockholders’ vote. Absent a determination by the Board that it is in the best interests of the Company for an unsuccessful incumbent to remain on the Board, the Board shall accept the resignation. The majority vote standard states that the Board expects an unsuccessful incumbent to exercise voluntary recusal from deliberations of the Governance Committee or the Board with respect to the tendered resignation. In addition, the standard requires the Company to file a current report on Form 8-K with the SEC within four business days after the Board’s acceptance or rejection of the resignation, which must include an explanation of the reasons for any rejection of the tendered resignation. Finally, the standard also provides procedures to address the situation in which a majority of the members of the Governance Committee are unsuccessful incumbents or all directors are unsuccessful incumbents.

If the Board accepts the resignation of an unsuccessful incumbent director, or if in an uncontested election a nominee for director who is not an incumbent director does not receive a majority vote, the Board may fill the resulting vacancy or decrease the size of the Board. In contested elections, the plurality vote standard will apply. A contested election is an election in which a stockholder has duly nominated a person to the Board and has not withdrawn that nomination at least five days prior to the first mailing of the notice of the meeting of stockholders.

Codes of Business Conduct and Ethics

The Company is committed to the highest standards of ethical and professional conduct and has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, and provides guidance for conducting the Company’s business in a legal, ethical and responsible manner. In addition, the Company has adopted a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller and Financial Managers (“Senior Financial Managers’ Code”) that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. Both of the Codes are available on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Company intends to post any amendment to, or waiver from, its Senior Financial Managers’ Code on its website within four business days after any such amendment or waiver.

Related Party Transactions Policy

The Company has a written Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than five percent of the Company’s common stock, and immediate family members of any such persons where the amount involved exceeds $100,000. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy or disclosure. If so, the matter will be referred to the CEO for consideration with the General Counsel as to approval or ratification in the case of other executive officers and/or their immediate family members, or to the Governance Committee in the case of transactions involving directors, nominees for director, the General Counsel, the CEO or holders of more than five percent of the Company’s common stock and/or their immediate family members. Annually directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as identify immediate family members. Additionally, they are required to notify the General Counsel promptly of any proposed related party transaction. The policy is administered by the Governance Committee. The transaction may be ratified or approved if it is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include: (i) the business purpose of the transaction; (ii) whether it is entered into on an arms-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Business Conduct and Ethics.

The Company and its subsidiaries may, in the ordinary course of business, have transactions involving more than $100,000 with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. Therefore, under the policy, the Governance Committee reviews such transactions. However, the Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions.

Corporate Governance Guidelines

The Board has long adhered to directorship practices designed to ensure effective corporate governance. Consistent with NYSE listing requirements, the Board has adopted the McKesson Corporation Corporate Governance Guidelines, which address various governance matters, including, among others: director qualification standards and the director nomination process; stockholder communications with directors; director responsibilities; selection and role of the Presiding Director; director access to management and, as necessary and appropriate, independent advisors; director compensation; director stock ownership guidelines; director orientation and continuing education; management succession; and an annual performance evaluation of the Board. The Governance Committee is responsible for overseeing the guidelines and annually assesses the need for any amendments to the guidelines to reflect corporate governance best practices, as necessary or appropriate. Our Corporate Governance Guidelines can be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.”

Director Stock Ownership Guidelines

Our Board believes that directors should hold a meaningful equity stake in McKesson. To that end, by the terms of our Director Stock Ownership Guidelines, directors are expected to own shares or share equivalents of the Company’s common stock with a value not less than four times the annual board retainer within three years of joining our Board. We believe these terms serve the important purpose of aligning our directors’ economic interests with those of the stockholders. As of May 31, 2011, all of our directors were in compliance with the Director Stock Ownership Guidelines.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. The Board must determine, based on all relevant facts and circumstances, whether in its business judgment, each director satisfies the criteria for independence, including the absence of a material relationship with the Company, either directly or indirectly. Consistent with the continued listing requirements of the NYSE, the Board has established standards to assist it in making a determination of director independence. A director will not be considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) which in any of the last three years accounted for at least 2.0% of the Company’s consolidated gross revenues, or (B) for which in any such year the Company accounted for at least 2.0% or $1,000,000, whichever is greater, of such other company’s consolidated gross revenues.

•	The director is, or has been within the last three years, an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is more than 2.0% of the respective company’s total assets measured as of the last completed fiscal year.

•	The director serves, or served within the last three years, as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions in any single fiscal year exceeded the greater of $1,000,000 or 2.0% of that organization’s total annual charitable receipts. (The Company’s matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.)

•	For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement.

These standards can also be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” Provided that no relationship or transaction exists that would disqualify a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in these standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, all of the current directors, namely Andy D. Bryant, Wayne A. Budd, Alton F. Irby III, M. Christine Jacobs, Marie L. Knowles, David M. Lawrence, Edward A. Mueller and Jane E. Shaw, are independent.

Succession Planning

In accordance with our Corporate Governance Guidelines, the Board is responsible for approving and maintaining a succession plan for the CEO and other executive officers. To assist the Board with this requirement, the Company’s Executive Vice President, Human Resources annually leads the Board of Directors in a discussion of CEO and senior management succession. This meeting is held in executive session with only non-management directors and the Executive Vice President, Human Resources present. The annual review includes an evaluation of the requirements for the CEO and each senior management position, and an examination of potential permanent and interim candidates for CEO and senior management positions. In order to minimize disruption in operations of the Company in the event of a temporary or permanent absence of the CEO, including in emergency situations, in April 2011, the Board adopted a CEO Absence Event Management Process. The new process supplements processes already in place with regard to the Board’s succession planning responsibilities outlined in our Corporate Governance Guidelines. The new process establishes clear procedures for planning for and responding to a CEO absence event, while maintaining the Board’s ability to exercise its judgment and discretion in such event, including with regard to the selection of an interim or permanent replacement CEO.

Executive Sessions of the Board

The independent directors of the Board meet in executive session without management present on a regularly scheduled basis. The members of the Board designate a “Presiding Director” to preside at such executive sessions. The Presiding Director position rotates annually each July among all independent directors. The Presiding Director establishes the agenda for each executive session meeting and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting. The Presiding Director also, in collaboration with the Chairman and the Corporate Secretary, reviews the agenda in advance of the Board of Directors’ meetings. Mr. Budd is the current Presiding Director until his successor is chosen by the other independent directors at the Board’s meeting in July 2011.

Board Leadership Structure

Mr. Hammergren serves as our Chairman of the Board and Chief Executive Officer. The Company does not have a policy regarding whether the Chairman and CEO roles should be combined or separated. Rather, the Company’s Corporate Governance Guidelines retain flexibility for the Board to choose its Chairman in any way that it deems best for the Company at any given time. The Board periodically reviews the appropriateness and effectiveness of its leadership structure given numerous factors. Although the Company has in the past separated the roles of Chairman and CEO, the Board believes that having Mr. Hammergren serve as both Chairman and CEO, coupled with strong independent director leadership, is the most appropriate and effective Board leadership structure for the Company at this time.

A number of factors support the current leadership structure. Mr. Hammergren has nearly 30 years of experience in the healthcare industry, and has served as the Chairman and CEO of the Company for the past ten years. The Board believes that Mr. Hammergren’s in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company best equips him to lead Board meetings as the directors discuss key business and strategic matters and best equips him to focus the Board on the most critical issues. The current combined Chairman and CEO structure has promoted decisive leadership, ensured clear accountability and enhanced our ability to communicate with a single and consistent voice to stockholders, customers, employees and other stakeholders. During the nine years Mr. Hammergren has served as both Chairman and CEO, the Company has achieved outstanding financial results as displayed in the Compensation Discussion and Analysis below.

In addition, the Board believes that other aspects of the current leadership structure and Corporate Governance Guidelines ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive session without the CEO or any other members of management present, and an independent director serves as the Presiding Director at such sessions. Additionally, in accordance with the Company’s Corporate Governance Guidelines, the Chairman consults with the Presiding Director regarding agenda topics, and consistent with the Guidelines, other directors are invited to, and in fact do, suggest items for inclusion on the Board and committee agendas. As a matter of practice, the Chairman regularly elicits input from all of the independent directors as to the matters they would like covered at the meetings and the information they would find most helpful in their deliberations and decision-making. Strong independent director leadership is also enhanced by the fact that all of the Board’s standing committees are composed solely of, and chaired by, independent directors.

The Board’s role in risk oversight is discussed in greater detail below; however, with respect to the Board’s leadership structure, the Board believes that the current structure is consistent with, and indeed enhances the effectiveness of, its risk oversight role. In short, Mr. Hammergren’s extensive management experience and in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company, as discussed above, also assist the Board in understanding the risks facing the Company and, therefore, in more effectively performing its risk oversight function.

In sum, the Company’s existing Board leadership structure strikes an effective balance between strong, strategically advantageous Chairman and CEO leadership, and appropriate oversight of management provided by strong independent directors. The combined Chairman and CEO structure has served the Company and its stockholders well, and remains the most appropriate leadership structure for the Company at this time.

Board of Directors’ Role in Risk Oversight

The Company’s management is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company.

Under our By-Laws and Corporate Governance Guidelines, the Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically reviews the Company’s enterprise risk management processes for identifying, ranking and assessing risks across the organization, as well as the output of that process. The Board as a whole also receives periodic reports from the

Company’s management on various risks, including risks facing the Company’s businesses. Although the Board has ultimate responsibility for overseeing risk management, it has delegated to its committees certain oversight responsibilities. For example, in accordance with its charter, the Audit Committee engages in ongoing discussions regarding major financial risk exposures and the process and system employed to monitor and control such exposures. In addition, consistent with its charter, the Audit Committee engages in periodic discussions with management concerning the process by which risk assessment and management are undertaken. In carrying out these responsibilities, the Audit Committee, among other things, regularly reviews with the head of Internal Audit the audits or assessments of significant risks conducted by Internal Audit personnel based on their audit plan; and the committee regularly meets in executive sessions with the head of Internal Audit. The Audit Committee also regularly reviews with the Controller the Company’s internal control over financial reporting, including any significant deficiencies. As part of the reviews involving Internal Audit and the Controller, the Audit Committee reviews steps taken by management to monitor, control and mitigate risks. The Audit Committee also regularly reviews with the General Counsel and Chief Compliance Officer significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Finally, from time to time executives who are responsible for managing a particular risk report to the Audit Committee on how the risk is being controlled and mitigated.

The Board has also delegated to other committees the responsibility to oversee risk within their areas of responsibility and expertise. For example, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to, among other things, credit, capital structure, liquidity, insurance programs and the Company’s retirement and 401(k) plans. As noted in the section below entitled “Risk Assessment of Compensation Policies and Practices,” the Compensation Committee oversees risk assessment and management with respect to the Company’s compensation policies and practices.

In those cases in which committees have risk oversight responsibilities, the Chairs of the committees regularly report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Risk Assessment of Compensation Policies and Practices

We annually conduct a review of all incentive compensation plans utilized throughout the Company, using a framework for risk assessment provided to us by a nationally-recognized outside compensation advisor. In conducting our review, a detailed assessment of each incentive compensation plan, without regard to materiality, is first prepared by representatives from the Company’s business units and then reviewed by senior executives of our Human Resources Department. The review framework requires representatives of our business units to examine and report on the presence of certain design elements under both cash and equity incentive compensation plans that could encourage our employees to incur excessive risk, such as the selection and documentation of incentive metrics, the ratio of incentive to fixed compensation, the year-over-year variability in payouts, the amount of management discretion, and the percentage of compensation expense as compared to the business units’ revenues. Consistent with our findings last year, management concluded that for FY 2011 our policies and practices are not reasonably likely to have a material adverse effect on the Company. A summary of management’s findings was reviewed with the Compensation Committee at its May 2011 meeting.

In arriving at its conclusion, the Compensation Committee considered that the Company’s compensation programs contain many design features that mitigate the likelihood of encouraging excessive risk-taking behavior. These features include:

•	A balance of fixed and variable compensation, with variable compensation tied to both short-term objectives and the long-term value of our stock price;

•	Multiple metrics in our incentive programs across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves and caps in our incentive program payout formulas;

•	Reasonable goals and objectives in our incentive programs;

•	Payouts modified based upon individual performance, inclusive of assessments against our “ICARE” principles (i.e., integrity, customer first, accountability, respect and excellence);

•	The Compensation Committee’s ability to exercise downward discretion in determining incentive program payouts;

•	Strong compensation recoupment provisions (i.e., clawbacks) pertaining to all forms of incentive compensation;

•	Stock ownership and retention guidelines applicable to our senior leadership team; and

•	Mandatory training on our Code of Business Conduct and Ethics and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Communications with Directors

Stockholders and other interested parties may communicate with the Presiding Director, the non-management directors, or any of the directors by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Department, McKesson Corporation, One Post Street, 35th Floor, San Francisco, California 94104, or via e-mail to presidingdirector@mckesson.com or to nonmanagementdirectors@mckesson.com. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are irrelevant to or inconsistent with the Company’s operations, policies and philosophies, are deemed of a commercial or frivolous nature, or are otherwise deemed inappropriate for the Board’s consideration. The Corporate Secretary’s Department maintains a log of correspondence received by the Company that is addressed to members of the Board. Members of the Board may review the log at any time, and request copies of any correspondence received.

Indemnity Agreements

The Company has entered into separate indemnity agreements with its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not, however, permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Item 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2012

Your Board recommends a vote “FOR” this ratification proposal.

The Audit Committee of the Company’s Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2012. D&T has acted in this capacity for the Company for several years, is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our stockholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2011 and 2010, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees paid for those years were as follows:

	2011	2010

Audit Fees	$6,836,542	$7,091,653
Audit-Related Fees	3,070,907	4,997,820

Total Audit and Audit-Related Fees	9,907,449	12,089,473
Tax Fees	547,465	460,752
All Other Fees	—	—

Total	$10,454,914	$12,550,225

Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters.

Audit-Related Fees. This category consists of fees billed for services rendered in connection with the performance of an audit or reviews of the Company’s consolidated financial statements and is not reported under “Audit Fees.” This includes fees for employee benefit plan audits, accounting consultations, due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of fees billed for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns. For the fiscal years ended March 31, 2011 and 2010, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees. This category consists of fees for products and services other than the services reported above. The Company paid no fees in this category for the fiscal years ended March 31, 2011 and 2010.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Applicable Rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre- approve services, which are reported to the Committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP (“D&T”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the internal control over financial reporting.

The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2011; (ii) discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2011 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the
Board of Directors

Marie L. Knowles, Chair
Andy D. Bryant
Wayne A. Budd
Jane E. Shaw, Ph.D.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, to be the beneficial owner of more than five percent of the outstanding shares of common stock as of December 31, 2010:

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class*

T. Rowe Price Associates, Inc.	18,954,885(1)	7.7%
100 E. Pratt Street
Baltimore, Maryland 21202
FMR LLC and Edward C. Johnson 3d	16,580,188(2)	6.7%
82 Devonshire Street
Boston, Massachusetts 02109
Wellington Management Company, LLP	15,192,734(3)	6.2%
280 Congress Street
Boston, Massachusetts 02210
BlackRock, Inc.	12,890,573(4)	5.2%
40 East 52nd Street
New York, New York 10022

*	Based on 246,075,034 shares of common stock outstanding as of May 31, 2011.

(1)	This information is based upon a Schedule 13G filed with the SEC on February 9, 2011 by T. Rowe Price Associates, Inc., which reports sole voting power with respect to 6,094,756 shares, sole dispositive power with respect to 18,951,635 shares, and an aggregate beneficial ownership of 18,954,885 shares.

(2)	This information is based upon a Schedule 13G filed with the SEC on February 14, 2011 by FRM LLC and Edward C. Johnson 3d, which reports sole voting power with respect to 1,603,202 shares and sole dispositive power with respect to 16,580,188 shares.

(3)	This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2011 by Wellington Management Company, LLP, which reports shared voting power with respect to 2,439,768 shares and shared dispositive power with respect to 15,192,734 shares.

(4)	This information is based upon a Schedule 13G/A filed with the SEC on February 7, 2011 by BlackRock, Inc., which reports sole voting and dispositive power with respect to 12,890,573 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth, as of May 31, 2011, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) all directors, each of whom is also a director nominee; (ii) each executive officer named in the 2011 Summary Compensation Table below (collectively, the “NEOs”); and (iii) all directors and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSU awards and options to purchase common stock of the Company that either vest or become exercisable within 60 days of May 31, 2011:

	Shares of Common Stock		Percent of
Name of Individual	Beneficially Owned(1)		Class

Andy D. Bryant	9,362	(2)	*
Wayne A. Budd	18,178	(2)(4)	*
Jeffrey C. Campbell	470,005	(3)(4)(5)	*
John H. Hammergren	1,600,280	(3)(4)(5)	*
Alton F. Irby III	69,971	(2)(3)(4)	*
M. Christine Jacobs	36,589	(2)(3)	*
Paul C. Julian	865,899	(3)(5)	*
Marie L. Knowles	9,342	(2)	*
David M. Lawrence, M.D.	25,932	(2)(3)	*
Edward A. Mueller	8,881	(2)	*
Marc E. Owen	242,523	(3)(5)	*
Laureen E. Seeger	25,155	(3)(5)	*
Jane E. Shaw, Ph.D.	67,072	(2)(4)	*
All directors and executive officers as a group (16 persons)	3,852,388	(2)(3)(4)(5)	1.6%

*	Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 246,075,034 shares of the Company’s common stock outstanding as of May 31, 2011.

(1)	Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes vested RSUs or common stock units accrued under the 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (which plan has been replaced by the 2005 Stock Plan) as follows: Mr. Bryant, 9,362 units; Mr. Budd, 18,078 units; Mr. Irby, 17,930 units; Ms. Jacobs, 20,596 units; Ms. Knowles, 9,342 units; Dr. Lawrence, 18,432 units; Mr. Mueller, 8,881 units; Dr. Shaw, 39,845 units; and all directors as a group, 142,466 units. Directors have neither voting nor investment power with respect to such units.

(3)	Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 31, 2011 as follows: Mr. Campbell, 401,500 shares; Mr. Hammergren, 1,006,000 shares; Mr. Irby, 21,993 shares; Ms. Jacobs, 14,993 shares; Mr. Julian, 865,500 shares; Dr. Lawrence, 7,500 shares; Mr. Owen, 227,500 shares; Ms. Seeger, 22,750 shares; and all directors and executive officers as a group, 2,926,236 shares.

(4)	Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership as follows: Mr. Budd, 100 shares; Mr. Campbell, 67,532 shares; Mr. Hammergren, 590,257 shares; Mr. Irby, 1,550 shares; Dr. Shaw, 11,437 shares; and all directors and executive officers as a group, 671,144 shares.

(5)	Includes shares held under the Company’s PSIP as of May 31, 2011 as follows: Mr. Campbell, 973 shares; Mr. Hammergren, 4,023 shares; Mr. Julian, 342 shares; Mr. Owen, 1,423 shares; Ms. Seeger, 1,337 shares; and all executive officers as a group, 11,356 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of FY 2011 Executive Compensation Program

Strong Financial and Operational Results

Over the last five years, the Company’s financial and operational results have been outstanding. We were able to achieve these results despite uncertainty in the healthcare industry and regulatory environment. Since FY 2007, the Company has increased the dividend paid on its common stock by more than 233%, increasing its quarterly dividend from $0.06 to $0.20 per share, including the two cent increase approved by the Board effective April 2011. Over this same period, the Company’s annual revenues increased from $93.0 billion to $112.1 billion, a compound annual growth rate of 4.8%; and diluted earnings per share from continuing operations, excluding adjustments for litigation charges (credits) net (“EPS”), increased from $2.89 to $4.86, a compound annual growth rate of 13.9%.

Over the last five years, we have centralized our operations and services to gain efficiencies of scale while increasing the quality of our products and services, improved operating processes using Six Sigma, introduced innovative new solutions to drive customer satisfaction, and increased employee engagement and retention. We have also deployed approximately $13.0 billion of capital, including $4.8 billion in FY 2011 to:

•	Reshape the organization, expand market penetration and increase EPS through reinvestment in our business;

•	Pay dividends to our stockholders at rates competitive with other companies in our sector;

•	Complete a series of value-creating acquisitions; and

•	Expand and execute on our stock repurchase program.

During just the last fiscal year, the Company completed the $2.1 billion acquisition of US Oncology Holdings, Inc., its largest acquisition in more than a decade, repurchased $2.1 billion of common stock, paid $171 million in dividends and had internal investments of $388 million. Each of these important accomplishments has been fueled by our strong operating cash flows, which over the past five years have totaled more than $8.4 billion. As a result, at the end of the most recent fiscal year we had more than $3.6 billion in cash and cash equivalents, which will serve as a catalyst for our future growth.

The following table displays the Company’s total revenue and EPS growth over the last five fiscal years as it is reviewed by the Board and Compensation Committee when assessing the performance of the organization, our operating segments and our senior management.

Five-Year EPS and Total Revenue
— Fiscal year results through March 31, 2011 —

*	For purposes of the table above, EPS excludes adjustments for litigation charges (credits) net. For supplemental financial data and corresponding reconciliation to U.S. generally accepted accounting principles (“GAAP”), see Appendix A attached to this proxy statement. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

We also received two awards in early March 2011 that acknowledge excellence in corporate social responsibility, employee engagement, service quality and financial performance. In an annual survey conducted by FORTUNE magazine and the Hay Group, for the second year in a row we were recognized as the “World’s Most Admired” company in the healthcare wholesaler category. FORTUNE magazine’s “World’s Most Admired” award measures corporate reputation and performance against nine key attributes: innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment, quality of products and services, and global competitiveness. We were also the only healthcare wholesaler to be recently named a “Global High Performing” company by Towers Watson.

Superior Short-term and Long-term Stockholder Returns

For more than a decade, the Company’s success has been driven by the management team assembled and led by John H. Hammergren, our Chairman, President and CEO. Initially appointed by the Board as co-chief executive officer in July 1999, Mr. Hammergren provided strong leadership during a difficult transitional period. At that time, the discovery of accounting improprieties in our newly acquired healthcare information technology business unit had brought about the termination of the unit’s senior management team, leading eventually to the resignation of our former chief executive officer and chief financial officer.

To secure the leadership necessary to guide the Company through these challenging times, the Board and Mr. Hammergren entered into an employment agreement with substantially the same terms as his predecessor. It is essentially this same employment agreement that we honor today, and it serves as the foundation of certain compensation matters addressed in the tables that follow. Recognizing his accomplishments during this difficult transitional period, Mr. Hammergren was named by the Board as the Company’s sole chief executive officer in April 2001. It was from this starting point that Mr. Hammergren and the executive management team he assembled produced the outstanding business results described in this analysis.

Since Mr. Hammergren was promoted to the role of sole chief executive officer in April 2001, the Company has enjoyed tremendous growth and success that has translated into superior value for stockholders. The table below illustrates the respective total stockholder return for the S&P 500 Index, the Value Line Healthcare Sector Index and our Company, focusing on our relative performance over the last one, three, five and ten fiscal years. The percentages displayed represent total annualized stockholder return for each period presented, including the reinvestment of dividends. As shown, the Company has substantially outperformed both indexes for all periods presented.

Total Stockholder Return

FY 2011 Executive Compensation Decreased Year-Over-Year

We have a pay for performance program that is designed to drive financial and operational performance well above pre-established targets. We do this by offering opportunities to realize substantial rewards for exceptional performance. While our most recent financial and operational performance was strong compared to the prior year, FY 2011 performance was only modestly above the annual and long-term performance targets set by our Compensation Committee. As a result, total compensation for each of our named executive officers listed in the 2011 Summary Compensation Table decreased by an average of 10.6% from that reported last year, and our CEO’s total compensation decreased by 15.5%. As described below, the decrease was primarily a result of lower annual and long-term cash incentive compensation compared to that earned during FY 2010. Also contributing to the year-over-year decrease was the reduced accrual under our legacy executive pension program, the Executive Benefit Retirement Plan (the “EBRP”), resulting from stabilizing interest rates.

A Legacy of Continuous Refinement to our Executive Compensation Program

The Compensation Committee has continually refined the Company’s executive compensation program to embrace contemporary practices and incorporate stockholder feedback, while also honoring longstanding contractual commitments that may impact executive compensation. Over the last year, the Compensation Committee continued to build upon its legacy of refinement by approving the following changes to the Company’s executive compensation program:

•	Added New Financial Metrics to our Incentive Compensation Program — to keep pace with contemporary practices, in May 2011, the Compensation Committee approved the addition of three new financial metrics to be used with the Company’s FY 2012 incentive compensation program: earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on invested capital (“ROIC”), and the compound annual growth rate of the Company’s adjusted earnings per diluted share measured over a three-year performance period (“Long-term Earnings Growth”). In order to accommodate the new financial metrics, the Compensation Committee also adjusted the relative importance or weighting of the Company’s legacy financial performance metrics, EPS and operating cash flow (“OCF”).

Starting with FY 2012, the final amounts paid or awarded under Company’s incentive compensation program will be adjusted up or down based upon the results of the following financial metrics:

Incentive Compensation Program	Financial Metrics

Management Incentive Plan (“MIP”)	EPS EBITDA

Performance-based Restricted Stock Unit (“PeRSU”)	EPS ROIC

Long-term Incentive Plan (“LTIP”)	Long-term Earnings Growth OCF

These changes build upon that previously approved by the Compensation Committee in May 2009, at which time the LTIP was adjusted to include OCF as a financial metric. We believe the addition of new financial metrics in both May 2011 and May 2009 will allow us to further mitigate any potential risk that a single-metric program may have presented to the Company.

•	Significantly Reduced the Long-term Cash Incentive Opportunity — we reduced the opportunity under our LTIP for all executive officers by approximately 33%, while also leaving the target value unchanged, such that the maximum cash award will now be 200% of the target LTIP value. Due to this reduction, for the FY 2012 — FY 2014 award, the LTIP opportunity for each of our NEOs decreased by an average of $712,500 and our CEO’s LTIP opportunity decreased by $2,700,000. While the reduction in LTIP opportunity will take effect immediately, due to the multiyear aspect of the program, it will first appear in the payout recorded for the FY 2012 — FY 2014 LTIP that will be published in our FY 2014 proxy statement.

•	Focused our Annual Equity Incentive Program Solely on Financial Metrics — in tandem with our recent addition of new financial metrics, we eliminated individual performance as a modifier to the Company’s PeRSU program. As a consequence, beginning with FY 2012, the results of our PeRSU program for all of our executive officers will be adjusted up or down based solely on two annual financial goals, namely EPS and ROIC. Consistent with our pay for performance philosophy, we believe this change will further align the interests of our executive officers with the goals of our stockholders.

•	Modified the Compensation Peer Group — responding to stockholder feedback, in January 2011, we eliminated General Electric Company and Oracle Corporation from our FY 2012 compensation peer group.

Over the last five years, the Compensation Committee also implemented a number of important changes to our executive compensation program that have reduced compensation opportunities, eliminated benefits and strengthened the alignment of our executives’ interests with those of our stockholders. A summary of those changes is as follows:

•	Froze the Legacy Executive Pension Program — we are phasing out our executive pension plan, the EBRP, in that no new participant may join in the program after June 1, 2007. Accordingly, only six of our eight executive officers continue to participate in the program as of May 31, 2011.

•	Discontinued our Executive Medical Program — we discontinued our Executive Medical Plan, which provided for reimbursement of eligible medical, dental and vision expenses for executive officers and their enrolled dependents, effective January 1, 2008.

•	Discontinued the Legacy Salary Continuation Program — we discontinued our Executive Salary Continuation Program, which provided for a short-term disability benefit, effective January 1, 2008.

•	Forgo Gross-ups on Executive Perquisites — since March 31, 2008, we have not provided a tax gross-up (payment or reimbursement for taxes) on any executive perquisite.

•	Added a New Performance Metric — responding to stockholder feedback, in May 2009 we added a second financial metric to our long-term cash bonus program, the LTIP, effective for the FY 2010 — FY 2012 LTIP performance period. As further described below, the metric added in 2009 to our LTIP was OCF, with the weighting 75% for EPS and 25% for OCF.

•	Reduction in Executive Employment Agreements — despite recent promotions into and additions to our leadership team, over the last five years we have reduced the number of executive officer employment agreements from three to two, and the two executive officer employment agreements that currently exist were initially negotiated and executed more than ten years ago.

•	New Policy on Excise Tax Gross-Ups — following stockholder feedback, in July 2009 we adopted a policy that prohibits any new employment agreement with an executive officer, or any material amendment of an existing executive officer employment agreement, which provides for payment or reimbursement by the Company of excise taxes that are payable as a result of a change in control of the Company.

•	New Policy on Executive Death Benefits — in January 2010, we adopted a policy prohibiting any new plan, program or agreement with any executive officer, or any material amendment of an existing plan, program or agreement with an executive officer, which provides for a death benefit that is not generally provided to all employees, including salary continuation upon the death of an executive officer, unless such plan, program or agreement or material amendment thereto is approved by the Company’s stockholders pursuant to an advisory vote.

•	Froze New Participation in the Company’s Executive Life Insurance Program — in tandem with the new executive death benefits policy, in January 2010 we froze participation in the Company’s Executive Survivor Benefits Plan, which provides a supplemental death benefit.

•	Strengthened our Guidelines on Executive Stock Ownership — to keep pace with contemporary risk-management practices, in January 2010 we strengthened the Company’s guidelines regarding stock ownership by our executives.

•	Renewed the Compensation Recoupment Policy — in January 2010, we updated our Compensation Recoupment Policy to expand and clarify the previous “clawback” policy embedded in the Company’s incentive plans and programs. This was done to encourage integrity and accountability and discourage conduct detrimental to the Company’s sustainable growth.

Additional details regarding these changes to our executive compensation program, including those approved during the last year, are provided below.

Oversight of Executive Officer Compensation

The Compensation Committee has responsibility for overseeing all forms of compensation for our executive officers, including the named executive officers listed in the 2011 Summary Compensation Table below (collectively, the Company’s “NEOs”). For FY 2011, our NEOs and their respective titles were as follows:

•	John H. Hammergren, Chairman, President and Chief Executive Officer;

•	Jeffrey C. Campbell, Executive Vice President and Chief Financial Officer;

•	Paul C. Julian, Executive Vice President and Group President;

•	Marc E. Owen, Executive Vice President, Corporate Strategy and Business Development; and

•	Laureen E. Seeger, Executive Vice President, General Counsel and Chief Compliance Officer.

Our Compensation Philosophy and Objectives

Our executive compensation program is based on a philosophy of “pay for performance.” For an executive to receive compensation above his or her target amount, the Company must surpass the target financial goals. In addition, the executive must be able to identify the ways he or she contributed to those results. To foster a performance-driven culture, we apply this philosophy to both annual and long-term compensation. This means that performance surpassing our pre-established goals will result in increased compensation. Equally, insufficient executive and corporate performance will result in little or no incentive-based compensation.

Our executive compensation program has three key goals: aligning management interests with those of stockholders, attracting and retaining highly qualified individuals, and creating long-term value without promoting excessive risk-taking. To this end, direct compensation is comprised of the following components: base salary, annual performance-based bonus, long-term performance-based bonus and long-term equity awards, currently comprised of stock options and performance-based restricted stock units. Other benefits and perquisites are added to attract and retain talented executives to the degree such benefits are competitively necessary, or to the degree that such benefits are determined by the Compensation Committee to be in the best interest of the Company and its stockholders.

An executive’s target compensation is based on his or her level of experience, his or her individual performance, and the performance of the Company. As an executive’s ability to impact financial performance increases, so does the proportion of his or her “at-risk” compensation. In addition, target long-term compensation grows proportionately as job responsibility increases.

Role of the Independent Compensation Consultant and Legal Counsel

In FY 2011, the Compensation Committee continued to directly employ its own independent compensation consultant, Compensation Strategies, Inc., and its own independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. The independent compensation consultant’s duties include the following:

•	reviewing our total compensation philosophy, compensation peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Compensation Committee on evolving best practices;

•	providing independent analyses and recommendations to the Compensation Committee on executive officers’ compensation, and compensation proposals submitted by management to the committee for its approval; and

•	reviewing the Compensation Discussion and Analysis for our proxy statement.

The independent legal counsel’s duties include providing assistance interpreting the various rules and regulations related to our executive compensation program, and reviewing the Compensation Discussion and Analysis for our proxy statement.

As outlined it its charter, the Compensation Committee has final authority to retain and terminate its independent compensation consultant and legal counsel, and it must evaluate their qualifications, performance and independence annually. The compensation consultant and legal counsel interact directly with members of the Company’s management only on matters under the Compensation Committee’s oversight and with its knowledge and permission. To ensure that it receives independent and unbiased advice and analysis, the Compensation Committee has also adopted a formal independence policy that must be certified annually by its compensation consultant and legal counsel. Finally, the compensation consultant and legal advisor each report directly to the Compensation Committee and do not perform any other services for management. However, as noted above, Compensation Strategies, Inc. also provides consulting services to the Governance Committee in the area of director compensation.

Use and Selection of the Compensation Peer Group

In order to attract and retain highly qualified individuals, a key objective of our executive compensation program is to ensure that the total compensation package for our executive officers is competitive with the companies against which we compete for executive talent. To that end, the Compensation Committee’s independent compensation consultant annually develops information that captures from a diverse group of public companies the levels of total compensation and individual components of pay (base salary and annual and long-term incentive potential) for executives having duties and responsibilities similar to the Company’s executives. Information sources used by the independent compensation consultant include the Hewitt Associates Total Compensation Database and compensation information published by other public companies. From this larger sampling, the Compensation Committee and our independent compensation consultant derive a list of peer group companies against which the Company historically competes for executive talent. We believe this diverse selection of peer group companies, as identified in the chart below (our “Compensation Peer Group”), provides us with a better understanding of the evolving and competitive marketplace for executive talent.

The Compensation Committee uses data derived from the Compensation Peer Group as a guideline to assist the committee in its decisions about overall compensation, the elements of compensation, the amount of each element of compensation and the relative competitive landscape of our executive compensation program. Although the Compensation Committee uses various metrics derived from the Compensation Peer Group to provide context for its own determinations and strategies, it does not advocate a specific percentile relationship of target compensation to market compensation derived from the peer group; that is, it does not strive for any individual compensation component or compensation in the aggregate to be at any specific level (for instance, at the 75th percentile). Rather, using the 50th and 75th percentiles as reference points, the Compensation Committee reviews the mix of our compensation components with respect to fixed versus variable, annual versus long-term and cash versus equity-based pay in order to set target direct compensation. Ultimately, due to a number of variables including share price, individual performance and company performance, total direct compensation delivered to our executive officers may be higher or lower than the 50th and 75th percentiles of our Compensation Peer Group.

As part of its annual review process, the Compensation Committee and its independent compensation consultant endeavor to design the Company’s Compensation Peer Group such that the addition or removal of any single company would not have a material impact on the survey results. Because the size of the Compensation Peer Group companies varies considerably, regression analysis may be used to adjust the compensation data for differences in company revenues. For example, at $112.1 billion, the Company’s FY 2011 revenues were substantially higher than the median revenues of the Compensation Peer Group of $34.7 billion. The adjusted values are used as the basis of comparison of compensation between our executives and those of the Company’s Compensation Peer Group.

The following list of companies represents the Company’s Compensation Peer Group as utilized by the Compensation Committee during its May 2010 meeting, during which it assessed FY 2011 executive compensation:

	Revenue in		Revenue in
	Billions ($)*		Billions ($)*

Abbott Laboratories	35.2	Johnson & Johnson	61.6
Aetna Inc.	34.2	Eli Lilly and Company	23.1
AmerisourceBergen Corporation	78.0	Medco Health Solutions, Inc.	66.0
Amgen Inc.	15.1	Medtronic, Inc.	15.9
Automatic Data Processing, Inc.	8.9	Merck & Company, Inc.	46.0
Baxter International Inc.	12.8	Omnicare, Inc.	6.1
Becton, Dickinson and Company	7.4	Oracle Corporation	26.8
Bristol-Myers Squibb Company	19.5	Pfizer Inc.	67.8
Cardinal Health, Inc.	98.5	Rite Aid Corporation	25.2
Computer Sciences Corporation	16.1	Safeway Inc.	41.0
Covidien Public Limited Company	10.4	Stryker Corporation	7.3
CVS Caremark Corporation	96.4	Sysco Corporation	37.2
Express Scripts, Inc.	45.0	Thermo Fisher Scientific, Inc.	10.8
FedEx Corporation	34.7	UnitedHealth Group Inc.	94.2
General Electric Company	150.2	Walgreen Co.	67.4
Ingram Micro Inc.	34.6	WellPoint, Inc.	58.8
International Business Machines Corporation	99.9	McKesson Corporation	112.1

*	Financial results are for the most recently completed fiscal year as publicly reported by each company listed above as of May 31, 2011.

Consistent with past practice, the Compensation Committee reevaluated the Company’s slate of peer group companies at its January 2011 meeting. In response to stockholder feedback, the Compensation Committee eliminated General Electric Company and Oracle Corporation from the Company’s Compensation Peer Group to be used when assessing FY 2012 executive compensation. No other changes were made to the Compensation Peer Group.

Our Compensation Review and Determination Process

The Compensation Committee has responsibility for setting performance targets and payout scales for each of our executive officers. While performance targets and payout scales are initially developed by senior management, and are informed by the one-year operating plan and three-year strategic plan reviewed with the Board, the Compensation Committee in its sole discretion approves, modifies or amends management’s target and payout scale recommendations. When reviewing management’s target and payout scale recommendations, the Compensation Committee generally selects performance targets that are consistent with both the operating and strategic plans as reviewed with the Board and routinely communicated to our employees or investors by management.

The executive compensation review process is one part of a detailed annual performance review process that begins with the April meeting of the Board and the Compensation Committee. At the beginning of each fiscal year, all members of the Company’s senior management team are required to prepare a written analysis of their performance goals for the upcoming fiscal year. These individual performance goals are established by senior management with reference to the Company’s annual budget and strategic planning processes. The process includes face-to-face meetings between our CEO and each of the other executive officers at which both strategic and tactical priorities for the upcoming fiscal year are established.

Concurrent with establishing performance goals for the upcoming year, each member of senior management reviews with our CEO his or her actual performance against the goals established for the prior fiscal year. For employees in the senior management ranks, including our NEOs, this review includes an examination of their leadership abilities, financial performance, strategic performance and their professional development and development of subordinates. Each executive is also evaluated on his or her commitment to the Company’s “ICARE” principles, which serves as a guide to all our employees enterprise-wide. These principles are integrity, customer first, accountability, respect and excellence. ICARE is the cultural foundation of the Company, and the principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.

Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and the Executive Vice President, Human Resources, then develop compensation recommendations for each executive officer. Factors that our CEO weighs in making individual target compensation recommendations include: (i) the findings from his or her performance review; (ii) value of the job in the marketplace; (iii) relative importance of the position within our executive ranks; (iv) individual tenure and experience; and (v) individual contributions to the Company’s results.

At its April or May meeting, the Board conducts a performance review of our CEO on the same basis described above with respect to the CEO’s review of other executive officers. In advance of this meeting, our CEO distributes to the Board a written analysis of his accomplishments keyed to the business and individual goals established for the prior fiscal year. At the Board meeting, our CEO presents his individual performance results for the prior fiscal year and recommends his individual goals for the new fiscal year, and responds to any questions that may arise. Upon completion of his performance review, the Board discusses in executive session our CEO’s performance for the prior fiscal year and approves, modifies or amends his individual goals for the new fiscal year.

At its May meeting, the Compensation Committee reviews and evaluates compensation matters for all executive officers, including our CEO. At this meeting, Mr. Hammergren presents his findings and compensation recommendations for each executive officer for the Compensation Committee’s review and consideration. In addition to our CEO’s findings and recommendations, the Compensation Committee examines a compensation “tally sheet” for each executive officer, including our CEO. This tally sheet is prepared with the assistance of the Compensation Committee’s independent compensation consultant and details for each executive officer, by element of compensation, the actual compensation delivered in the prior fiscal year, and the compensation that is proposed for the upcoming fiscal year. At the same meeting, the Compensation Committee reviews a compilation of each executive officer’s total holdings, which includes the status of all stock option grants, current unvested grants of full-value shares (such as RSUs) and outstanding awards under the Company’s cash long-term incentive plan. In connection with the preparation of our annual proxy statement, at its May meeting the Compensation Committee reviews a display detailing the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination, and termination coincident with a change in control, for each of our NEOs. The Compensation Committee finds tools like tally sheets and displays of total holdings helpful in its analysis of the Company’s executive compensation program, but in determining the specific levels of compensation, the Compensation Committee is generally more focused on the elements of direct compensation and the measurement of these elements against similarly situated executives in the Compensation Peer Group. The Compensation Committee, in its sole discretion, then determines the level of payout to each executive officer under our annual and long-term compensation programs for the completed fiscal year, and establishes each executive officer’s base salary, individual target and performance measures for the new fiscal year.

At the May meeting, the Compensation Committee meets in executive session, without our CEO present, to determine our CEO’s compensation with input from the Compensation Committee’s independent compensation consultant. The Compensation Committee’s assessment of CEO compensation is completed on the same basis described above for all other executive officers, and incorporates the Board’s evaluation of our CEO’s performance that was previously conducted. In addition to the tally sheets and assessment of total holdings that are presented with regard to all executive officers, the Compensation Committee’s independent compensation consultant prepares and presents a display of compensation delivered to our CEO over the last three years.

Finally, in October of each year, the Compensation Committee conducts a detailed review of all elements of executive compensation, including review of tally sheets for each executive officer, including our NEOs. This second set of tally sheets displays the elements of current compensation and estimated benefits on separation from service due to voluntary and involuntary termination and termination coincident with a change in control with respect to the then-current fiscal year. At the same October meeting, management updates the Compensation Committee on actual performance against the pre-established goals for all outstanding incentive compensation programs.

Elements of Executive Officer Compensation

The basic elements of our executive compensation program are: annual compensation, long-term compensation, benefits and perquisites, and severance and change in control benefits. Our annual and long-term compensation elements constitute “direct compensation,” and are comprised of four components: base salary, annual performance-based bonus, long-term performance-based bonus, and equity awards, currently comprised of stock options and restricted stock units.

The components of our direct compensation program are illustrated below:

Each year, the Compensation Committee reviews target direct compensation for our executive officers to determine the competitiveness of the Company’s compensation program. The Compensation Committee’s objective is to provide executive officer direct compensation at levels that are competitive with similarly situated executives within our Compensation Peer Group. Each NEO’s target annual compensation is assessed in relation to the 50th percentile for that position within the Company’s Compensation Peer Group, and each NEO’s target long-term compensation is reviewed in relation to the 50th and 75th percentiles of the Company’s Compensation Peer Group.

In addition to direct compensation, we provide our executive officers with employee benefits and certain perquisites, along with severance and change in control benefits, so that we can attract and retain talented executives to the degree such benefits are competitively necessary, or to the degree that such benefits are in the best interest of the Company and its stockholders.

Focus on Performance-Based Compensation

The charts below illustrate the Compensation Committee’s philosophy of performance-based compensation by showing how we weigh the various components of FY 2011 target direct compensation. For purposes of the charts below, with respect to “All Other NEOs” we have taken the average weighting applicable to those four executive officers.

During the process of determining the composition of each NEO’s target direct compensation package, the Compensation Committee evaluates many factors, including the following:

•	alignment of executive and stockholder interests in achieving long-term growth in stockholder value;

•	ensuring that exceptional rewards are attained only for exceptional performance;

•	the value of compensation packages being significant enough to encourage a high-performing executive’s continued full-time commitment to the Company; and

•	the total cost of compensation, including estimated future payouts for performance-based awards, and affordability of that cost to the Company.

Annual Compensation

Annual compensation is delivered in cash with a substantial variable portion being at-risk and contingent on the successful accomplishment of pre-established performance goals. We believe it is important to have at-risk compensation that can be focused on short-term Company and individual goals.

Base Salary. Base salary for executive officers is assessed the same way base salary is determined for all employees — base salary is reviewed in relation to the 50th percentile for that position within the Company’s Compensation Peer Group.

The 2011 Summary Compensation Table below displays the base salary paid to each NEO over the last fiscal year. Base salaries were reviewed by the Compensation Committee at its May 2010 meeting, at which time base salaries for all NEOs were increased for FY 2011 effective May 25, 2010. Base salary increases for FY 2011 ranged from 6.0% to 7.0% for all NEOs, including our CEO, whose base salary was increased by 6.3%. These increases resulted from the performance evaluations described above, and in recognition that the NEOs had gone without a base salary increase for two years in response to the recent economic uncertainty. FY 2011 base salaries for all NEOs, including our CEO, were consistent with the Compensation Peer Group reference point selected by the Compensation Committee for fixed compensation. Differences in the NEOs’ base salaries and base salary increases occur because the Compensation Committee considers a number of factors when evaluating their base salaries in relation to the Compensation Peer Group data, including job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

After the end of FY 2011, base salaries were reviewed by the Compensation Committee at its May 2011 meeting. The Compensation Committee approved FY 2012 base salary increases for all NEOs, except our CEO, effective May 24, 2011. Base salary increases for FY 2012 ranged from 1.9% to 4.3% for all NEOs, except our CEO, whose base salary was left unchanged by the Compensation Committee upon his request. The increase for all NEOs other than our CEO resulted both from the performance evaluations described above, and in response to market data from the Company’s Compensation Peer Group analyzed by the Compensation Committee with the assistance of its independent compensation consultant.

Annual Incentive. The Management Incentive Plan (“MIP”) is our annual cash incentive program with payment conditioned on the achievement of individual and Company financial performance goals. The MIP, like base salary, is intended to generally deliver short-term cash incentive compensation at the 50th percentile of the Company’s Compensation Peer Group when performance meets the pre-determined target levels. For FY 2011, our NEOs were eligible for MIP target award opportunities that ranged from 75% to 150% of their base salaries. The actual MIP award delivered to each NEO can range from zero to 300% of the target award amount, which is determined in reference to the Company’s fiscal year EPS performance and the results of each NEO’s performance review, as described below.

In May 2010, the Compensation Committee approved EPS of $4.82 as the MIP financial performance goal for FY 2011. The Compensation Committee utilized EPS as the primary financial performance measure because it is a key metric used by management to direct and measure the Company’s business performance, and the basis upon which we communicate forward-looking financial information to the investment community. Moreover, we believe that EPS measures are clearly understood by both our employees and stockholders, and that incremental EPS growth leads to the creation of long-term stockholder value.

As described in the narrative following the 2011 Summary Compensation Table, MIP payouts are conditioned on the achievement of a minimum EPS goal below which no award is earned, and conversely, payouts are subject to a maximum EPS goal above which no additional award is earned. The Compensation Committee has the authority to adjust the EPS result to reflect unusual events, including acquisitions, divestitures and abnormal stock buybacks.

For purposes of determining FY 2011 MIP payouts, the Compensation Committee assessed the Company’s EPS performance to be $5.00 per diluted share, which excluded $0.14 per diluted share of US Oncology Holdings, Inc. (“US Oncology”) acquisition-related expenses. Consistent with its past practice, the Compensation Committee determined that an adjustment for acquisition-related expenses to the Company’s FY 2011 EPS result of $4.86 per diluted share was appropriate to reflect certain unusual events that were not included in the Company’s FY 2011 operating plan. Since the Company’s FY 2011 EPS performance of $5.00 per diluted share as assessed by the Compensation Committee exceeded the pre-established target goal noted above by $0.18, all corporate employee participants were eligible to receive 123% of their initial MIP target cash award in accordance with the scale previously adopted by the Compensation Committee.

The Compensation Committee has the discretion to further adjust the actual MIP award amount by an individual performance modifier that reflects the result of each NEO’s performance review. As previously described, individual performance goals established at the beginning of the fiscal year are either reviewed by the Board in the case of our CEO, or by our CEO in the case of all other executive officers. In order to appropriately reflect the employee’s individual impact on achieving the Company’s short-term financial results and long-term strategic objectives, assuming achievement of the maximum EPS goal, the Compensation Committee applies the individual performance modifier to adjust the maximum limit so that, as a result, no payout may be made or the payout may be as high as 300% of the target award. The individual performance modifier is used to recognize the executive officer’s performance against non-financial objectives and initiatives. These include but are not limited to the following metrics: (i) employee satisfaction, as measured annually and compared against norms established by global high performing companies; and (ii) customer satisfaction, as measured annually. Applying the individual performance modifiers to the FY 2011 financial results noted above, our NEOs other than our CEO achieved MIP payouts ranging from 166% to 185% of the initial targeted amounts, and our CEO achieved a MIP payout of 185% of his initial targeted amount. Additional detail regarding the FY 2011 MIP payout for each of our NEOs, and the related scale that was applied, is available below in the 2011 Summary Compensation Table and the narrative that immediately follows.

In May 2011, the Compensation Committee selected EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and individual performance as MIP modifiers for the fiscal year ending March 31, 2012. Since this represents the first year the Compensation Committee selected EBITDA as a MIP financial metric, it adjusted the weighting to 75% for EPS and 25% for EBITDA. The MIP financial goals selected by the Compensation Committee for FY 2012 are consistent with the guidance published by the Company on May 3, 2011, which disclosed a projected earnings range of $5.99 and $6.19 per diluted share. We believe that the EPS and EBITDA goals for a MIP target value can be characterized as ambitious but attainable, meaning that based on historical performance this payout level is not assured but can reasonably be anticipated, while equally providing strong motivation for executives to strive to exceed the financial goals in a way that balances short- and long-term stockholder value creation. For FY 2012, our NEOs are eligible for MIP target cash award opportunities of 80% to 150% of their base salaries, which equate to $2,520,000, $819,850, $1,171,500, $544,800, and $548,800 for each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively.

Long-term Compensation

We believe that a significant portion of direct compensation for executive officers should be contingent on delivering long-term value to all stockholders. We also believe that long-term compensation is a critical component of any executive compensation program because of the need to foster a long-term focus on the Company’s financial results. Long-term compensation is an incentive tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors to sustained stockholder value creation.

The Company’s long-term direct compensation program for the NEOs includes three opportunities: namely, a three-year cash incentive program, our LTIP, an annual stock option award and an annual award of performance-based restricted stock units, referred to as “PeRSUs.” We believe retention value is generated by the three-year performance cycle under our LTIP, and by the vesting requirements of equity awards.

The Compensation Committee reviews long-term compensation for NEOs in reference to the 50th and 75th percentiles of the Company’s Compensation Peer Group. The targeted long-term compensation levels established in May 2010 for the FY 2011 and FY 2011 — FY 2013 performance periods were consistent with the Compensation Peer Group reference points selected by the Compensation Committee. Similar to its analysis with respect to base salary, differences among the NEOs’ targeted long-term compensation occur because the Compensation Committee considers a number of individual factors when selecting a target incentive compensation goal. For long-term compensation, these factors include job performance, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.

Cash. The cash portion of the Company’s long-term incentive compensation program, the LTIP, is designed to motivate executives to exceed multi-year financial goals. The performance targets used in this program directly reflect the Company’s long-term strategic plan that is regularly reviewed with the Board. Awards under the Company’s LTIP are earned over a three-year performance cycle. A new three-year cycle with new target incentives and performance goals begins each fiscal year; accordingly, this portion of our program has three, three-year performance cycles running concurrently. As described in the narrative following the 2011 Summary Compensation Table, participants may earn zero to 300% of their LTIP target opportunity depending on the Company’s actual performance versus its pre-established financial goals. Performance is assessed and payments are approved by the Compensation Committee in May following the close of the third fiscal year of each long-term performance cycle.

The performance goal established for FY 2009 — FY 2011 LTIP performance period, which ended March 31, 2011, was cumulative EPS of $12.89 per share. The actual three-year result for the FY 2009 — FY 2011 performance period was cumulative EPS of $13.35 per share, using for each of the three fiscal years the same EPS result that the Compensation Committee used to determine the payout for the MIP. Therefore, at its May 2011 meeting, the Compensation Committee approved a payout for the FY 2009 — FY 2011 LTIP at 193% of the individual target award in accordance with the cash performance goal and payout scale adopted in May 2008. Additional detail regarding the FY 2009 — FY 2011 LTIP payout for each of our NEOs, and the related scale that was applied, is available below in the 2011 Summary Compensation Table and the narrative that immediately follows. As previously noted, the FY 2009 — FY 2011 LTIP payout is the last three-year program that will be modified exclusively by cumulative EPS, as the next two LTIP payouts will be modified by both cumulative EPS and cumulative operating cash flow.

For the third consecutive year, at its May 2011 meeting the Compensation Committee did not increase the NEOs’ target value for the upcoming LTIP performance period. Identical to the prior year, FY 2012 — FY 2014 LTIP target values of $2,700,000, $675,000, $1,375,000, $400,000 and $400,000 were approved for each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively. However, at its May 2011 meeting the Compensation Committee reduced the opportunity under for all executive officers by approximately 33%, such that the maximum cash award will now be 200% of the LTIP target value. Due to this reduction, for the FY 2012 — FY 2014 award, the LTIP opportunity for each of our NEOs decreased by an average of $712,500 and our CEO’s LTIP opportunity decreased by $2,700,000. While the reduction in LTIP opportunity will take effect immediately, due to the multiyear aspect of the program, it will first appear in the payout recorded for the FY 2012 — FY 2014 LTIP that will be published in our FY 2014 proxy statement.

As previously described, FY 2012 — FY 2014 LTIP payouts were conditioned on achievement of two financial performance metrics, namely the compound annual growth rate of the Company’s adjusted earnings per diluted share measured over a three-year performance period (“Long-term Earnings Growth”) and cumulative operating cash flow (“OCF”), weighting the criteria at 75% for Long-term Earnings Growth and 25% for OCF. This represents the second year the Compensation Committee selected OCF as a financial metric, but the first year in which Long-term Earnings Growth was selected in place of cumulative EPS. The financial goals approved by the Compensation Committee for the FY 2012 — FY 2014 LTIP were consistent with the FY 2012 guidance published by the Company on May 3, 2011 and were set in reference to the three-year strategic plan reviewed by the Board. We believe that the Long-term Earnings Growth and OCF goals for a FY 2012 — FY 2014 LTIP target value can be characterized as challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. The FY 2012 — FY 2014 LTIP target values were selected by the Compensation Committee based on its allocation of long-term compensation, evaluation of each NEO’s skill and experience, and in response to market data derived from the Company’s Compensation Peer Group as reviewed by the Compensation Committee with its independent compensation consultant.

Stock Options. Since stock option awards provide value to the holder only if the Company’s stock price appreciates, the use of such incentives directly aligns the interests of our executives and stockholders. Stock option grants are awarded each fiscal year at the May meeting of the Compensation Committee, generally vest in four equal annual installments over a four-year period and have a seven-year term. Consistent with its review of stock option awards granted to similarly situated executives by companies in the Compensation Peer Group, at its May 2010 meeting the Compensation Committee awarded a stock option to each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger for 402,000, 149,000, 224,000, 76,000 and 91,000 shares, respectively. The corresponding aggregate grant date fair value of the stock option award opportunities for each NEO is reflected in the 2011 Summary Compensation Table below. For FY 2011, each of our NEOs experienced a decrease in the size of their stock option award when compared to FY 2010 in a range of 40,000 to 209,000 shares, and for our CEO, the size of his stock option award decreased by 209,000 shares. The year-over-year decrease for FY 2011 resulted from a recalibration to the Compensation Peer Group, as described above, and an adjustment for market price changes.

At its May 2011 meeting, the Compensation Committee awarded a stock option to each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger for 301,000, 111,000, 167,000, 57,000 and 69,000 shares, respectively, for the purpose of FY 2012 incentive compensation.

Performance-Based Restricted Stock Units. PeRSUs are awards conditioned on the achievement of individual and Company performance goals, which after completion of a one-year performance period, are converted into RSUs that vest in full after completion of the fourth year. The Company’s use of PeRSUs focuses executives’ attention on annual financial goals, individual contributions to the Company’s success and stock price appreciation.

PeRSU target award opportunities are set at the beginning of each fiscal year. Following completion of the fiscal year, the actual number of RSUs granted is dependent on the achievement of the applicable performance goals based on EPS and any adjustments resulting from the application of the individual performance modifier. Similar to the MIP, the Compensation Committee has the authority to adjust the PeRSU payout based upon the NEO’s individual performance review to reflect the employee’s individual impact on the Company’s short-term financial results and long-term strategic objectives. The Compensation Committee’s application of the individual performance modifier may result in no payout being made, or in a payout as high as 225% of the target award. The FY 2011 PeRSU target award opportunities for each of our NEOs is provided in the 2011 Grants of Plan Based Awards Table below, and the corresponding aggregate grant date fair value of these award opportunities is reflected in the 2011 Summary Compensation Table below.

In May 2010, the Compensation Committee approved an EPS goal of $4.82 as the Company’s PeRSU performance target for FY 2011. For FY 2011, the Compensation Committee assessed the Company’s EPS performance to be $5.00 per diluted share, which excluded $0.14 per diluted share of US Oncology acquisition-related expenses. Consistent with its past practice, the Compensation Committee determined that an adjustment for acquisition-related expenses to the Company’s FY 2011 EPS result of $4.86 per diluted share was appropriate to reflect certain unusual events that were not included in the Company’s FY 2011 operating plan. Since the Company’s FY 2011 EPS performance of $5.00 per diluted share as assessed by the Compensation Committee exceeded the pre-established target goal noted above by $0.18, all executive officers were eligible to receive 116% of their initial PeRSU target equity award. As described above with respect to the MIP, the results were further modified based on the individual performance of each NEO. Accordingly, at its May 2011 meeting, the Compensation Committee awarded each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger a total of 220,980, 76,328, 121,800, 41,760 and 46,980 RSUs, respectively, for the FY 2011 performance period. Additional detail regarding the FY 2011 PeRSU payout for each of our NEOs, and the related scale that was applied, is available below in the 2011 Summary Compensation Table and the narrative that immediately follows.

In May 2011, the Compensation Committee selected EPS and return on invested capital (“ROIC”) as PeRSU modifiers for the fiscal year ending March 31, 2012. In selecting these two financial metrics, the Compensation Committee eliminated individual performance as a modifier to the Company’s PeRSU program. By eliminating all non-financial metric modifiers from our PeRSU program, we believe this change will further align the interests of our executive officers with the goals of our stockholders.

The financial goals approved by the Compensation Committee for our FY 2012 PeRSU program were consistent with the guidance published by the Company on May 3, 2011, which disclosed a projected earnings range of $5.99 and $6.19 per diluted share. Similar to the FY 2012 — FY 2014 LTIP, we believe that the EPS and ROIC goals for a FY 2012 PeRSU target value can be characterized as challenging and difficult to achieve, but attainable with significant effort and skill on the part of the executive officer participants. At its May 2011 meeting, the Compensation Committee established a FY 2012 PeRSU target award opportunity of 103,000, 38,000, 57,000, 19,000 and 24,000 shares for each of Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger, respectively. The FY 2012 PeRSU target values were selected by the Compensation Committee based on its allocation of long-term compensation and evaluation of each NEO’s skill and experience, and in response to market data derived from the Company’s Compensation Peer Group as reviewed by the Compensation Committee with its independent compensation consultant.

Other Compensation and Benefits

The Company provides a broad array of benefits to all employees that are comparable to those offered by other employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In addition, our employees are eligible to participate in the McKesson Foundation’s Matching Gifts Program. Under this program, employees’ gifts to schools, educational associations or funds, and other public charitable organizations are eligible for a match by the foundation up to $2,500 per employee for each fiscal year. A limited number of additional benefits are also provided to executive officers because we believe that it is customary to provide such benefits, or otherwise in the best interest of the Company and its stockholders. In providing such benefits, both management and the Compensation Committee determined that these elements are appropriate for the attraction and retention of executive talent. In addition to the discussion of benefits below, the compensation associated with these items is described in footnote (5) to the 2011 Summary Compensation Table, entitled “All Other Compensation.”

The Company has two benefit plans under which participation is restricted to executive officers with approval of the Compensation Committee. These benefit plans, reviewed periodically to ensure that they continue to meet their objectives, are as follows: (i) the Executive Survivor Benefits Plan (the “ESBP”), which provides a supplemental death benefit in addition to the voluntary life insurance plan provided to all employees; and (ii) the Executive Benefit Retirement Plan (the “EBRP”), a final pay pension plan, which was frozen to new participants effective June 1, 2007. In tandem with our new executive death benefits policy, as described below, the Board approved an amendment to the Company’s ESBP such that no new executive may be designated to participate in the plan effective January 20, 2010.

In October 2007, the Compensation Committee discontinued the Company’s Executive Medical Plan and Executive Salary Continuation Program, effective January 1, 2008. In the absence of an Executive Medical Plan, at its April 2008 meeting the Compensation Committee approved a policy allowing for the reimbursement of expenses associated with the annual physical examination of executive officers and their spouses, effective January 1, 2008.

The Company also offers two voluntary nonqualified deferred compensation plans: (i) the Deferred Compensation Administration Plan III (“DCAP III”); and (ii) the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”). These plans are not tax-qualified plans under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The DCAP III is offered to all employees eligible for the MIP with a bonus target of at least 15% of base salary, including all executive officers and other selected highly compensated employees. The SPSIP II is offered to all employees, including executive officers, who may be impacted by the compensation limits that restrict participation in the Company’s tax qualified 401(k) plan, the Profit-Sharing Investment Plan (“PSIP”).

Guided by the Company’s Executive Officer Security Policy for security, protection and privacy reasons, the Board has directed our CEO to use the corporate aircraft for both business and personal travel. By providing a confidential and productive environment for conducting business without the scheduling constraints imposed by commercial airline service, the aircraft allows our employees, including the CEO, to be more productive than if commercial flights were utilized. For these same reasons, during FY 2011 our CEO authorized the use of the corporate aircraft for personal use by Mr. Julian, trips that occurred by and large in conjunction with business-related activities. Likewise, as directed by the Company’s Executive Officer Security Policy, during FY 2011 the Company provided security services for Mr. Hammergren, including reimbursement of reasonable expenses related to installation and maintenance of home security. A car and driver are available for use by Mr. Hammergren, Mr. Julian and other executive officers.

Severance and Change in Control Benefits

Our Change in Control Policy for Selected Executive Employees (the “CIC Policy”) allows selected senior executives, including most of our NEOs, to receive certain “double trigger” benefits in the event of a qualifying termination of employment occurring in connection with a change in control. The CIC Policy is administered by the Compensation Committee, and we believe its benefits are consistent with current market practice. The CIC Policy does not apply to Mr. Hammergren or Mr. Julian, as their severance pay is governed by their individual employment agreements. A detailed description of our CIC Policy and Messrs Hammergren’s and Julian’s employment agreement is provided below under the subsection entitled “Executive Employment Agreements — Change in Control Policy.”

Consistent with current market practice and the Company’s CIC Policy, each of the Company’s stockholder-approved equity compensation plans includes change in control provisions, providing for no change in the timing of vesting unless there is an involuntary or constructive termination of employment following a change in control.

The Company has a Severance Policy for Executive Employees (“Executive Severance Policy”) that affords benefits that are consistent with current market practice. The policy applies if an executive officer is terminated by the Company for reasons other than for “Cause,” as defined in the Executive Severance Policy, and the termination is not covered by the Company’s CIC Policy. The Executive Severance Policy does not apply to Mr. Hammergren or Mr. Julian, as their severance pay is governed by their individual employment agreements. A detailed description of the Executive Severance Policy is provided below under the subsection entitled “Executive Employment Agreements — Executive Severance Policy.”

Mr. Hammergren’s employment agreement provides for severance benefits in the case of voluntary, involuntary and constructive termination with or without a “change in control,” as defined in his agreement and summarized below under “Executive Employment Agreements.” Mr. Hammergren’s employment agreement, in substantially its current form, was extended to him when he was offered the position of co-chief executive officer in 1999. The agreement’s severance provisions, including provisions regarding pension rights, are not materially different from the agreement of his predecessor.

Information on Other Compensation-Related Topics

Executive Employment Agreements

Generally, we do not provide our executive officers with an employment agreement. However, an agreement may be offered in those situations when it is deemed in the best interests of our stockholders and necessary for the attraction and/or retention of a highly qualified candidate. It was precisely for these reasons that the Company entered into an employment agreement with Messrs. Hammergren and Julian. Both agreements stem from 1999, and as described above, were extended to secure the leadership necessary to guide the Company through challenging times, and in the case of Mr. Hammergren’s agreement, represents substantially the same agreement terms extended to his predecessor. These are the only two employment agreements in place among our current roster of executive officers. Consistent with the Company’s ICARE principles, we continue to honor our legacy contractual commitments.

Stock Ownership Policy

In January 2007, the Company revised its guidelines for stock ownership by executive officers (the “Stock Ownership Policy”) to include the MIP as a measuring component, such that the ownership requirement was expressed as a multiple of combined base salary and target MIP. Recognizing the continuing importance of aligning executives’ interests with those of our stockholders, on January 20, 2010, the Board strengthened a number of provisions in the Company’s Stock Ownership Policy. Specifically, in order to increase program clarity, the Stock Ownership Policy was restated such that the CEO’s holding requirement is now expressed as ten times his base salary, and the holding requirement for each of the Company’s remaining executive officers is now expressed as six times his or her base salary. As shown in the table below, as of May 31, 2011 each of our NEOs has satisfied the Company’s revised stock ownership guidelines. All other provisions in the Stock Ownership Policy remain the same, except for the addition of a new enforcement feature. Effective January 20, 2010, each affected equity incentive award now includes language that the Company reserves the right to restrict sales of the underlying shares of common stock delivered when these awards vest, should the executive fail to meet his or her ownership requirement as specified in the Stock Ownership Policy.

The target ownership requirements, and the NEOs’ compliance with these requirements, are set forth in the table below.

STOCK OWNERSHIP POLICY
Named Executive Ownership as of May 31, 2011
	Target Ownership Requirement		Actual Ownership
	Multiple of	Multiple Expressed	Multiple of	Value of Shares
Name	Base Salary	in Dollars	Base Salary(1)	Held by Executive(2)
John H. Hammergren	10	$16,800,000	77	$129,233,860
Jeffrey C. Campbell	6	$5,178,000	37	$32,075,584
Paul C. Julian	6	$6,390,000	39	$41,682,995
Marc E. Owen	6	$4,086,000	23	$15,388,654
Laureen E. Seeger	6	$4,116,000	22	$15,223,769

(1)	The ownership requirement may be met through any combination of the following:

•	Direct stock holdings of the Company’s common stock, including shares held in a living trust or by a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;

•	Shares of the Company’s common stock held in the McKesson Corporation’s PSIP (i.e., the Company’s 401(k) plan);

•	Shares of the Company’s common stock that underlie outstanding restricted stock and restricted stock unit awards; and/or

•	Shares of the Company’s common stock that underlie restricted stock units that are vested and deferred under a Company-sponsored deferral program.

In all circumstances, stock options and performance-based restricted stock units (i.e., PeRSUs) do not count towards meeting the required stock ownership.

(2)	Based on the closing price of the Company’s common stock as of May 31, 2011, which was $85.61 as reported by the NYSE.

The Company’s directors are also subject to stock ownership guidelines, which are summarized above in the subsection entitled “Director Stock Ownership Guidelines.”

Equity Grant Practices

The Company has adopted a written policy stating that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock reported on the date of the grant. In most situations, the date of grant is the same day that the Compensation Committee meets to approve the grant. From time-to-time, the Compensation Committee’s meeting occurs shortly before or after the Company’s earnings are released to the investment community. When this occurs, the Compensation Committee delays setting the equity grant date to the third trading day following the date the Company’s earnings are released to the investment community. Under the terms of our 2005 Stock Plan, stock option re-pricing is not permitted without stockholder approval.

Stock option awards generally vest ratably over four years with a contractual term of seven years. PeRSU awards are generally a four year program, which following the initial one-year performance period, are converted into an RSU award that cliff-vests upon completion of the fourth year.

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer. However, performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including stockholder approval of the materials terms of applicable plans. The Compensation Committee’s intention is, and has always been, to comply with the requirements of Code Section 162(m) unless the Compensation Committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its stockholders. While base salary in excess of $1,000,000 is not deductible, payments made under our MIP and LTIP programs, the grants of RSUs made under our PeRSU program, and the grants of stock option awards, are intended to qualify for deductibility under Code Section 162(m) as performance-based compensation.

For purposes of compliance with the Code, awards under these programs will not be made to individuals subject to Section 162(m), which includes our NEOs, unless attainment of performance goals is certified by the Compensation Committee. In the event of attainment of the minimum performance goals under these programs, the Compensation Committee will then exercise negative discretion to adjust awards downwards from a potential maximum amount in order to satisfy requirements under Code Section 162(m), while still providing for awards based on Company and individual performance in accordance with the MIP, LTIP and PeRSU program description provided above under the subheading “Elements of Executive Officer Compensation.”

Compensation Recoupment Policy

The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability, and that discourages conduct detrimental to the Company’s sustainable growth. To that end, on January 20, 2010 the Board approved an updated Compensation Recoupment Policy (the “Recoupment Policy”) that both expands on and clarifies the previous “clawback” policies embedded in the Company’s various incentive plans and programs. The updated Recoupment Policy applies to any Company employee who receives a cash or equity incentive award after January 20, 2010.

Under the Recoupment Policy, and consistent with the Company’s core values, the Board determined that it may be appropriate to recover annual or long-term incentive compensation provided in certain situations. Specifically, the Company may recoup incentive compensation from any employee if: (i) he or she engages in intentional misconduct pertaining to any financial reporting requirement under the Federal securities laws resulting in the Company being required to prepare and file an accounting restatement with the SEC as a result of such misconduct, other than a restatement due to changes in accounting policy; (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee; or (iii) he or she engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company’s financial results as filed with the SEC. If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any profits realized from the sale of the Company’s common stock within the last 12 months.

As described in the Company’s standard incentive plan award documentation, the Compensation Committee may also seek to recoup any economic gain from any employee who engages in conduct that is not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company.

Excise Tax Gross-Up Policy

To further align executive incentives and stockholder expectations, on July 14, 2009, the Compensation Committee approved a policy prohibiting a new employment agreement with an executive officer, or a material amendment of an existing executive officer employment agreement, which provides for payment or reimbursement by the Company of excise taxes that are payable by such executive officer under Code Section 4999 as a result of a change in control of the Company.

Executive Death Benefits Policy

To lead with contemporary practices, effective January 20, 2010, the Board approved a new executive death benefits policy to the effect that the Company will not enter into a new plan, program or agreement (a “Benefit Agreement”) with any executive officer, as defined by the Federal securities laws, or a material amendment of an existing Benefit Agreement with any executive officer, which provides for a death benefit that is not generally provided to all employees, including salary continuation upon the death of an executive officer, unless such Benefit Agreement or material amendment thereto is approved by the Company’s stockholders pursuant to an advisory vote.

Executive Survivor Benefits Plan

In tandem with the new executive death benefits policy, effective January 20, 2010, the Board froze participation in the Company’s Executive Survivor Benefits Plan (the “ESBP”) to the then-current roster of participants, which includes all current executive officers. For those that remain as plan participants, the ESBP will continue to provide a supplemental death benefit in addition to the voluntary and company-provided life insurance plan afforded to all employees. A detailed description of the ESBP is available below under the subheading, “Potential Payments upon Termination or Change in Control.”

Compensation Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

Compensation Committee of the
Board of Directors

Alton F. Irby III, Chair
M. Christine Jacobs
David M. Lawrence, M.D.
Edward A. Mueller

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Alton F. Irby III, M. Christine Jacobs, David M. Lawrence and Edward A. Mueller. No member of the Compensation Committee is, or was during FY 2011, an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

2011 Summary Compensation Table

The following table sets forth information regarding compensation and benefits earned by: (i) our President and Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; and (iii) the three other most highly compensated executive officers as of March 31, 2011 (collectively, our “NEOs”):

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)(4)	($)(5)	($)

John H. Hammergren	2011	1,664,615	12,185,796	7,370,750	9,860,400	14,072,640	995,159	46,149,360
Chairman, President and	2010	1,580,000	11,049,424	7,647,826	12,828,150	20,671,741	806,880	54,584,021
Chief Executive Officer	2009	1,566,154	12,287,153	6,472,920	12,035,000	3,807,648	988,793	37,157,668
Jeffrey C. Campbell	2011	838,615	4,509,704	2,731,945	2,613,750	1,265,881	274,075	12,233,970
Executive Vice President	2010	798,000	4,293,818	2,678,617	3,362,000	2,333,001	212,427	13,677,863
and Chief Financial Officer	2009	790,615	3,358,488	2,572,986	3,037,000	121,215	164,756	10,045,060
Paul C. Julian	2011	1,035,923	6,716,581	4,107,085	4,774,750	2,926,436	532,865	20,093,640
Executive Vice President	2010	986,000	6,125,846	4,243,229	6,289,000	4,928,393	430,833	23,003,301
and Group President	2009	973,385	5,324,433	4,077,940	6,127,000	993,769	342,699	17,839,226
Marc E. Owen	2011	662,154	2,302,828	1,393,475	1,758,000	1,375,490	170,141	7,662,088
Executive Vice President,	2010	630,000	2,061,032	1,451,960	2,205,000	2,252,003	147,709	8,747,704
Corporate Strategy and	2009	623,846	1,802,116	1,391,678	2,130,000	487,263	105,528	6,540,431
Business Development
Laureen E. Seeger	2011	651,385	2,878,535	1,668,503	1,591,000	1,212,772	161,483	8,163,678
Executive Vice President,	2010	615,000	2,576,291	1,752,366	2,028,000	1,710,201	67,070	8,748,928
General Counsel and Chief	2009	605,000	1,884,030	1,440,225	1,938,000	267,809	40,814	6,175,878
Compliance Officer

(1)	In accordance with SEC rules, amounts shown reflect the aggregate grant date fair value of stock-based awards granted May 2010 computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 3 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 5, 2011.

For awards that are not subject to performance conditions, such as stock options, the maximum award level would not result in an award greater than what is disclosed in the table above. For awards that are subject to performance conditions, such as the PeRSUs, in the table above we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures. The following represents the aggregate value based on the maximum number of shares that may be earned for the PeRSU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Hammergren, $19,376,708, $17,569,755, and $17,367,000; Mr. Campbell, $7,170,908, $6,827,625 and $4,746,980; Mr. Julian, $10,680,075, $9,740,745 and $7,525,700; Mr. Owen, $3,661,740, $3,277,260 and $2,547,160; and Ms. Seeger, $4,577,175, $4,096,575 and $2,662,940, respectively.

(2)	Amounts shown consist of payouts under two compensation programs, the Company’s MIP and the LTIP, as follows:

•	MIP for FY 2011: Mr. Hammergren, $4,649,400; Mr. Campbell, $1,311,000; Mr. Julian, $2,121,000; Mr. Owen, $986,000; and Ms. Seeger, $819,000.

•	LTIP for FY 2009 — FY 2011: Mr. Hammergren, $5,211,000; Mr. Campbell, $1,302,750; Mr. Julian, $2,653,750; Mr. Owen, $772,000; and Ms. Seeger, $772,000. Target amounts for these awards were established by the Compensation Committee at its May 2008 meeting and were as follows: Mr. Hammergren, $2,700,000; Mr. Campbell, $675,000; Mr. Julian, $1,375,000; Mr. Owen, $400,000; and Ms. Seeger, $400,000.

(3)	Amounts shown represent the increase in annual actuarial present value of pension benefits, above-market interest earned from amounts deferred into the Company’s nonqualified deferred compensation plans, and above-market interest credited on undistributed dividend equivalents, as shown below. As defined by the SEC, above-market interest is any amount over 120% of the long-term applicable federal rate as published by the U.S. Internal Revenue Service.

•	Pension: Mr. Hammergren, $13,458,402; Mr. Campbell, $1,236,828; Mr. Julian, $2,698,143; Mr. Owen, $1,077,328; and Ms. Seeger, $1,173,711.

•	Nonqualified deferred compensation: Mr. Hammergren, $597,793; Mr. Campbell, $24,641; Mr. Julian, $220,463; Mr. Owen, $295,444; and Ms. Seeger, $36,637.

•	Dividend equivalents: Mr. Hammergren, $16,445; Mr. Campbell, $4,412; Mr. Julian, $7,830; Mr. Owen, $2,718; and Ms. Seeger, $2,424.

(4)	The assumptions used in calculating the increase in pension benefits are set forth in the 2011 Pension Benefits Table below, under the subsection entitled “Actuarial Assumptions.”

(5)	The amounts displayed under the column entitled “All Other Compensation” include the following:

Defined Contribution Benefits, Nonqualified Plan Earnings and Dividend Equivalents

For FY 2011, the Company made a matching contribution of $9,800 to each NEO’s PSIP retirement account (the Company’s 401(k) plan).

As described below in the subsection entitled “Narrative Disclosure to the 2011 Nonqualified Deferred Compensation Table,” the Company provides a matching contribution to each NEO’s SPSIP II and DCAP III accounts. For FY 2011, the amount contributed by the Company to each NEO’s SPSIP II account was as follows: Mr. Hammergren, $245,911; Mr. Campbell, $77,225; Mr. Julian, $118,197; Mr. Owen, $56,886; and Ms. Seeger, $49,375. For FY 2011, the Company did not contribute to the NEOs’ DCAP III accounts.

All recipients of RSU awards are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, and upon vesting, dividend equivalents are distributed in cash. For FY 2011, the dividend equivalents credited with respect to RSUs held by our NEOs were as follows: Mr. Hammergren, $483,208; Mr. Campbell, $147,664; Mr. Julian, $243,714; Mr. Owen, $83,419; and Ms. Seeger, $82,387.

Perquisites and Other Personal Benefits

The value of financial counseling services, which include tax preparation services, received by our NEOs for FY 2011 was as follows: Mr. Hammergren, $16,935; Mr. Campbell, $15,930; Mr. Julian, $16,935; Mr. Owen, $16,935; and Ms. Seeger, $16,935.

The Company did not provide any NEO with a housing allowance for FY 2011, other than $21,809 to Mr. Campbell pursuant to his employment offer letter.

The value provided to NEOs during FY 2011 as a consequence of the Company’s Executive Officer Security Policy was as follows: Mr. Hammergren, $231,743; Mr. Campbell, $0; Mr. Julian, $137,373; Mr. Owen, $0; and Ms. Seeger, $0. These amounts represent reimbursement of reasonable expenses related to installation and maintenance of home security, the incremental cost of the personal use of the Company-provided aircraft, and the incremental cost of the personal use of the Company-provided car and driver. Each of these items is provided at the Board’s direction and in accordance with the Company’s Executive Officer Security Policy. The Company does not reimburse NEOs for taxes due on the personal income imputed with regard to items or services provided under the Executive Officer Security Policy.

•	Home Security: In accordance with the Company’s Executive Officer Security Policy, during this last fiscal year Mr. Hammergren was reimbursed $122,177 for the installation of home security devices and/or for security monitoring services.

•	Company Aircraft: For FY 2011, the aggregate incremental cost of the personal use of a Company-provided aircraft for Messrs. Hammergren and Julian was $100,560 and $129,807, respectively. To calculate the aggregate incremental cost to the Company of personal travel on the Company’s aircraft, the Company determined the total variable annual operating cost for each aircraft, which generally includes fuel, trip-related maintenance, including labor and parts, if necessary, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost was then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. Fixed annual costs that do not change based on usage, such as pilot salaries, home hanger expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use. In accordance with the Company’s Executive Officer Security Policy, when practicable, Messrs. Hammergren and Julian were directed to use the Company’s aircraft for security, productivity and privacy reasons.

•	Car and Driver: For FY 2011, the aggregate incremental cost of the personal use of a Company-provided car and driver for Messrs. Hammergren and Julian was $9,006 and $7,566, respectively. The aggregate incremental cost of the personal use of a Company-provided car and driver was determined by multiplying: (i) the amount paid for the driver’s services and various vehicle operating costs by (ii) a fraction, the denominator of which is the total hours of available car service, and the numerator of which is the number of hours of personal travel by each of these NEOs.

The value of items or services provided in connection with the annual Board retreat and two annual employee award programs attended by executive officers and their spouses was as follows: Mr. Hammergren, $7,562; Mr. Campbell, $1,647; Mr. Julian, $6,846; Mr. Owen, $3,101; and Ms. Seeger, $2,986.

Narrative Disclosure to the 2011 Summary Compensation Table

Management Incentive Plan

The 2011 Summary Compensation Table above reflects the amounts earned under the Company’s MIP, which are reported under the column entitled “Non-Equity Incentive Plan Compensation.” At its meeting in May 2010, during its annual review of compensation for executive officers, the Compensation Committee approved target awards (expressed as a percent of annual base salary), the performance measure and the award scale for the FY 2011 MIP. The threshold, target and maximum payouts for the FY 2011 MIP are displayed below in the 2011 Grants of Plan Based Awards Table, based on the Compensation Committee’s approval in May 2010 of an EPS target for FY 2011 of $4.82.

At its meeting in May 2011, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the MIP performance measures approved in May 2010. For FY 2011, the Compensation Committee assessed the Company’s EPS performance to be $5.00 per diluted share, which excluded $0.14 per diluted share of US Oncology acquisition-related expenses. Consistent with its past practice, the Compensation Committee determined that an adjustment for acquisition-related expenses to the Company’s FY 2011 EPS result of $4.86 per diluted share was appropriate to reflect certain unusual events that were not included in the Company’s FY 2011 operating plan. Since the Company’s FY 2011 EPS performance of $5.00 per diluted share as assessed by the Compensation Committee exceeded the pre-established target goal noted above by $0.18, all corporate employee participants were eligible to receive 123% of their initial MIP target cash award, in accordance with the following payout scale:

EPS for FY 2011	MIP Modifier

$5.30 and above	200%
$5.21	175%
$5.11	150%
$5.01	125%
$4.82	100%
$4.63	75%
$4.43	50%
$4.42 and below	0%

As is the case for all of the Company’s performance-based payout scales, for an EPS result that falls between the above-identified reference points, the modifier is adjusted ratably along the scale selected by the Compensation Committee at the beginning of each fiscal year.

Long-term Incentive Plan

The 2011 Summary Compensation Table above reflects the amounts earned under the Company’s LTIP, which are reported under the column entitled “Non-Equity Incentive Plan Compensation.” The performance measure approved by the Compensation Committee for the FY 2009 — FY 2011 LTIP performance period was cumulative EPS of $12.89 over the three-year period ended March 31, 2011. At its meeting in May 2011, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the performance measure approved for the FY 2009 — FY 2011 LTIP performance period. Reported cumulative EPS was $13.35 for the FY 2009 — FY 2011 LTIP performance period, using for each of the three fiscal years the same EPS result that the Compensation Committee used to determine the payouts for the MIP, resulted in targets being approved at 193% in accordance with the following payout scale:

Cumulative Three-Year EPS	LTIP Modifier

$13.87 and above	300%
$13.62	250%
$13.38	200%
$13.14	150%
$12.89	100%
$11.86	50%
$10.83 and below	0%

Performance-Based Restricted Stock Units

As discussed in more detail in footnote (1) to the 2011 Summary Compensation Table, the “Stock Awards” column of the 2011 Summary Compensation Table reflects the grant date value of awards initially granted during 2010 under the Company’s PeRSU program. At its meeting in May 2010, the Compensation Committee approved FY 2011 PeRSU target award amounts, the FY 2011 PeRSU EPS target of $4.82, and the FY 2011 PeRSU payout scale, which is set forth in the table below.

At its meeting in May 2011, during its annual review of compensation for executive officers, the Compensation Committee assessed the Company’s performance versus the FY 2011 EPS target in order to determine the actual number of shares to be made subject to RSU awards under the PeRSU program. For FY 2011, the Compensation Committee assessed the Company’s EPS performance to be $5.00 per diluted share, which excluded $0.14 per diluted share of US Oncology acquisition-related expenses. Consistent with its past practice, the Compensation Committee determined that an adjustment for acquisition-related expenses to the Company’s FY 2011 EPS result of $4.86 per diluted share was appropriate to reflect certain unusual events that were not included in the Company’s FY 2011 operating plan. Since the Company’s FY 2011 EPS performance of $5.00 per diluted share as assessed by the Compensation Committee exceeded the pre-established target goal noted above by $0.18, all executive officers were eligible to receive 116% of their initial PeRSU target equity award, in accordance with the following payout scale:

EPS for FY 2011	PeRSU Modifier

$5.40 and above	150%
$5.11	125%
$4.82	100%
$4.70	75%
$4.58	50%
$4.46	25%
$4.34 and below	0%

As is the case for all of the Company’s performance-based payout scales, for an EPS result that falls between the above-identified reference points, the modifier is adjusted ratably along the scale selected by the Compensation Committee at the beginning of each fiscal year.

2011 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended March 31, 2011 to our NEOs:

								All Other
								Option
								Awards:	Exercise	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	or Base	Fair Value of
		Under Non-Equity			Under Equity Incentive			Securities	Price of	Stock and
		Incentive Plan Awards(1)			Plan Awards(2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)(3)	($)	($)	(#)	(#)	(#)	(#)(4)	(($)/Sh)	($)(5)

John H. Hammergren	5/25/2010							402,000	67.81	7,370,750
LTIP		-0-	2,700,000	8,100,000
PeRSU					-0-	127,000	285,750			12,185,796
MIP		1,260,000	2,520,000	6,000,000 (6)
Jeffrey C. Campbell	5/25/2010							149,000	67.81	2,731,945
LTIP		-0-	675,000	2,025,000
PeRSU					-0-	47,000	105,750			4,509,704
MIP		380,700	761,400	2,284,200
Paul C. Julian	5/25/2010							224,000	67.81	4,107,085
LTIP		-0-	1,375,000	4,125,000
PeRSU					-0-	70,000	157,500			6,716,581
MIP		574,750	1,149,500	3,448,500
Marc E. Owen	5/25/2010							76,000	67.81	1,393,475
LTIP		-0-	400,000	1,200,000
PeRSU					-0-	24,000	54,000			2,302,828
MIP		267,200	534,400	1,603,200
Laureen E. Seeger	5/25/2010							91,000	67.81	1,668,503
LTIP		-0-	400,000	1,200,000
PeRSU					-0-	30,000	67,500			2,878,535
MIP		246,500	493,000	1,479,000

(1)	The amounts shown in these columns represent the range of possible cash payouts for each NEO under: (i) the Company’s LTIP for the FY 2011 — FY 2013 performance period; and (ii) the Company’s MIP for the FY 2011 performance period, as determined by the Compensation Committee at its May 2010 meeting. Amounts actually earned under the Company’s FY 2011 MIP are included above in the 2011 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the LTIP and MIP can be found in the Compensation Discussion and Analysis under “Elements of Executive Officer Compensation” and in the 2011 Summary Compensation Table under “Narrative Disclosure to the 2011 Summary Compensation Table.”

(2)	The amounts shown in these columns represent the range of possible PeRSU awards for the FY 2011 performance period, as determined by the Compensation Committee at its May 2010 meeting. As the result of individual and Company accomplishment of pre-determined performance goals, the actual amount of RSUs awarded to each NEO, which was determined at the Compensation Committee’s May 2011 meeting, was as follows: Mr. Hammergren, 220,980 units; Mr. Campbell, 76,328 units; Mr. Julian, 121,800 units; Mr. Owen, 41,760 units; and Ms. Seeger, 46,980 units. Amounts disclosed in these columns do not include dividend equivalents that will accrue to the RSU awards. Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, and upon vesting, dividend equivalents are to be paid in cash. PeRSUs, including their vesting schedule, are described in the Compensation Discussion and Analysis under “Long-term Compensation — Performance-Based Restricted Stock Units.”

(3)	The threshold amounts shown for the MIP represent 50% of the target cash payout for the FY 2011 performance period, which under the Company’s MIP plan, equates to the minimum threshold award payment. However, as described in the narrative following the 2011 Summary Compensation Table, MIP payouts are conditioned on the achievement of a minimum EPS goal below which no award is earned.

(4)	Stock options vest at the rate of 25% per year over a four-year period, beginning on the first grant date anniversary, subject to the NEO’s continued employment. The Company’s stock options generally have a term of seven years from the date of grant.

(5)	Amounts reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with ASC Topic 718 and do not reflect whether the NEO has actually realized a financial benefit from the award.

(6)	In accordance with the plan terms, the maximum MIP payout is $6,000,000.

2011 Outstanding Equity Awards Table

The following table sets forth information concerning stock options and stock awards held by the NEOs as of March 31, 2011:

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options (#)	Options (#)(1)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

John H. Hammergren	225,000	75,000	62.21	5/22/2014	790,830	62,515,112
	200,000	200,000	57.89	5/20/2015
	152,750	458,250	40.46	5/26/2016
	—	402,000	67.81	5/25/2017
Jeffrey C. Campbell	63,000	—	47.97	5/23/2013	247,856	19,593,017
	56,250	18,750	62.21	5/22/2014
	79,500	79,500	57.89	5/20/2015
	53,500	160,500	40.46	5/26/2016
	—	149,000	67.81	5/25/2017
Paul C. Julian	180,000	—	34.36	7/30/2013	403,305	31,881,260
	164,000	—	45.02	7/27/2012
	142,000	—	47.97	5/23/2013
	108,750	36,250	62.21	5/22/2014
	126,000	126,000	57.89	5/20/2015
	84,750	254,250	40.46	5/26/2016
	—	224,000	67.81	5/25/2017
Marc E. Owen	42,000	—	47.97	5/23/2013	137,888	10,900,046
	33,000	11,000	62.21	5/22/2014
	43,000	43,000	57.89	5/20/2015
	29,000	87,000	40.46	5/26/2016
	—	76,000	67.81	5/25/2017
Laureen E. Seeger	—	11,000	62.21	5/22/2014	138,973	10,985,816
	44,500	44,500	57.89	5/20/2015
	—	105,000	40.46	5/26/2016
	—	91,000	67.81	5/25/2017

(1)	Outstanding option awards will continue to vest at the rate of 25% per year, subject to the NEO’s continued employment.

(2)	The stock awards vest as follows:

•	May 22, 2011 — Mr. Hammergren, 96,525 shares; Mr. Campbell, 18,018 shares; Mr. Julian, 38,610 shares; Mr. Owen, 14,918 shares; and Ms. Seeger, 10,530 shares;

•	May 20, 2012 — Mr. Hammergren, 277,425 shares; Mr. Campbell, 78,638 shares; Mr. Julian, 133,575 shares; Mr. Owen, 45,210 shares; and Ms. Seeger, 40,963 shares; and

•	May 26, 2013 — Mr. Hammergren, 416,880 shares; Mr. Campbell, 151,200 shares; Mr. Julian, 231,120 shares; Mr. Owen, 77,760 shares; and Ms. Seeger, 87,480 shares.

(3)	Based on the $79.05 closing price of the Company’s common stock on March 31, 2011, as reported by the NYSE.

2011 Option Exercises and Stock Vested Table

The following table provides information concerning option and stock awards exercised and vested, respectively, for NEOs during the fiscal year ended March 31, 2011:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

John H. Hammergren	3,353,666	112,121,910	94,050	6,552,247
Jeffrey C. Campbell	256,000	8,545,139	18,525	1,290,594
Paul C. Julian	753,336	23,953,026	43,890	3,057,716
Marc E. Owen	45,000	1,150,150	14,535	1,012,620
Laureen E. Seeger	170,000	3,942,020	9,690	675,080

(1)	Represents the amounts realized based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Represents the aggregate amount realized upon vesting of RSUs, including the fair market value of the Company’s common stock issued on the vesting date, and the amount accrued as dividend equivalents on the RSUs and interest thereon, which was distributed to each NEO upon vesting, as follows: Mr. Hammergren, $125,811; Mr. Campbell, $24,781; Mr. Julian, $58,712; Mr. Owen, $19,443; and Ms. Seeger, $12,962.

2011 Pension Benefits Table

The following table sets forth the actuarial present value of the benefits accumulated by each NEO under the Company’s Executive Benefit Retirement Plan (“EBRP”), calculated as of March 31, 2011, the plan measurement date used for financial statement reporting purposes, and using the same assumptions as are used in the Company’s audited financial statements, except that retirement age is assumed to be the normal retirement age as defined in the EBRP for voluntary retirement or as provided in the executive officer’s employment agreement. Effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our NEOs.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)(1)	Fiscal Year ($)

John H. Hammergren	EBRP	15	83,380,246	—
Jeffrey C. Campbell	EBRP	7	6,040,562	—
Paul C. Julian	EBRP	14	14,472,524	—
Marc E. Owen	EBRP	9	5,298,012	—
Laureen E. Seeger	EBRP	11	4,267,110	—

(1)	The present value of these benefits is shown based on the assumptions used in determining our annual pension expense, as shown in the table below in the subsection entitled “Actuarial Assumptions.” Certain assumptions, however, are required to be different, such as future salary increases. The above amounts do not reflect any future salary growth because the amounts above are required to be calculated based on compensation and service as of March 31, 2011.

Actuarial Assumptions

The amounts shown in the 2011 Summary Compensation Table and the 2011 Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount that if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each executive is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The pension benefit values are based on the following actuarial assumptions:

	March 31, 2011	March 31, 2010

Discount rate	3.82%	4.24%
Lump-sum interest rate	4.00%	4.00%
Retirement ages
EBRP	62	62
Employment Agreement — Mr. Hammergren	55 and one month	55 and one month
Withdrawal, disability or mortality before retirement	None	None
Post-retirement mortality rate	1994 Group Annuity Reserving Table	1994 Group Annuity Reserving Table
Future salary increases	None	None
MIP cash bonus payout	100% of target amount	100% of target amount
Form of payment — EBRP and Employment Agreement for Mr. Hammergren	Lump-sum	Lump-sum

For additional information on the Company’s pension obligations, refer to Financial Note 12 of the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as filed with the SEC on May 5, 2011.

Narrative Disclosure to the 2011 Pension Benefits Table

For Retirement at Age 62 or Older, or Involuntary Separation from Service After Attaining Age 55 with at least 15 Years of Service:

A participant becomes vested under the EBRP after completing five years of service as an executive officer. The following is a brief summary of the benefits that would be provided to a participant in the Company’s EBRP, assuming retirement at age 62 or older, or involuntary separation from service after attaining age 55 with at least 15 or more years of credited service.

A vested participant who meets one of the following criteria is eligible to receive “Approved Retirement” benefits under the EBRP:

•	separates from service on or after reaching age 62;

•	is involuntarily separated from service after attaining age 55 with at least 15 years of credited service;

•	separates from service at any time with approval of the Compensation Committee; or

•	as provided in the participant’s employment agreement.

Approved Retirement benefits are calculated by applying the following benefit formula: (i) a service-based percentage of his or her “average final compensation,” as it is defined below, minus (ii) the annuity payment due under the Company’s “Retirement Plan” and the hypothetical annuity payment that is the actuarial equivalent of the amount earned under the “Retirement Share Plan,” each as described below (together, the “Basic Retirement Benefits”). None of the named executive officers participates in the Retirement Plan, a defined benefit tax-qualified pension plan, which was effective January 1, 1972 and frozen as of December 31, 1996. The Retirement Share Plan, introduced in January 1997 and discontinued after March 31, 2004, was an element offered under the PSIP, which is the Company’s 401(k) plan. As of March 31, 2011, only Messrs. Hammergren and Julian maintained a balance under the Retirement Share Plan such that it would serve as an offset to the calculation of their EBRP benefits.

Calculation of the Average Final Compensation

Approved Retirement benefits under the EBRP are based on the participant’s “average final compensation.” That term is defined as the average annual compensation during the Participant’s most highly-paid five consecutive years of full-time employment in the participant’s final fifteen years of service. Average annual compensation includes annual base salary and payments under the MIP, without taking into consideration a participant’s voluntarily deferred compensation under a Company-sponsored deferred compensation plan. For Mr. Hammergren, pursuant to his employment agreement, 150% of MIP payments are included in the calculation of average final compensation. Payments under the LTIP and the value received from equity compensation are among the forms of compensation not recognized in any participant’s benefit formula.

Percentage of Average Final Compensation

The gross EBRP benefit, which is expressed as a percentage of the participant’s average final compensation, is equal to an initial base percentage benefit of 20%, which is increased by 1.77% for each completed year of service (0.148% for each completed month of service, if the executive completes less than a full year of service in the year in which he or she separates from service). The maximum percentage benefit generally is 60% of average final compensation; however, the Compensation Committee has the authority to approve, or a participant’s written employment agreement may provide for, a benefit formula with a percentage higher than 60% of average final compensation for an individual participant.

Mr. Hammergren’s employment agreement provides that he is entitled to a benefit equal to at least 60% of his average final compensation, and that percentage is increased by 1.5% for each completed year of service after April 1, 2004 to a maximum benefit of 75% of his average final compensation.

Service Credit

For purposes other than vesting, the EBRP measures service from the commencement date of an executive’s employment, that is, service prior to being named a participant counts in the final calculation, until the date that the participant separates from service. Separation from service generally has the same meaning as provided in Code Section 409A, which is further described below under “Executive Employment Agreements.” The EBRP provides that service credit will be given for certain rehire situations, leaves of absence and periods in which a participant is receiving severance pay. Moreover, when determining the service credit to be applied, the Company may consider the duration of the participant’s break-in-service, as applicable.

Basic Retirement Benefits

For purposes of calculating a participant’s Basic Retirement Benefit under the EBRP, the offset for the hypothetical annuity benefit payable under the Retirement Share Plan is calculated by first determining the value of each share credited to the participant’s account as of the date it was credited, and then applying an annual rate of 12% to that value from the date the share was credited to the account to the date the participant’s EBRP benefit is scheduled to begin. The aggregate value of all of the shares credited to the participant’s Retirement Share Plan is then converted to a straight life annuity. The resulting annuity is converted to a lump-sum amount using the interest rate prescribed by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump-sum distribution for the month in which the participant retires, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) (the “Present Value Calculation”).

Distribution of Benefits

The amount of a participant’s EBRP benefit is based on a straight life annuity paid out on a monthly basis over the participant’s lifetime, which is then converted to a lump-sum actuarial equivalent using the above-described Present Value Calculation. Lump-sum payments are made in the seventh month following the month in which a participant separates from service.

For Voluntary Separation from Service Prior to Age 62 but After Attaining Age 55 with a Minimum of 15 Years of Service:

The following is a brief summary of the benefits that would be provided to a participant in the Company’s EBRP, assuming that the participant is not eligible for Approved Retirement, but separates from service voluntarily after attaining 55 years of age with 15 or more years of credited service. A participant who is terminated for Cause is not entitled to receive a benefit under the EBRP.

The EBRP provides that a participant will be eligible to receive an “Early Retirement” benefit prior to reaching age 62 if the participant voluntarily separates from service:

•	after age 55 and completion of at least 15 years of service;

•	at any other time with approval of the Compensation Committee; or

•	as provided in the participant’s employment agreement.

A participant who is eligible for Early Retirement will receive the same EBRP benefits he or she would have received upon retirement after attaining age 62 (as described above), with the following adjustments:

•	the percentage of average final compensation used in the benefit formula is reduced by 0.3% for each month that the actual separation precedes the date the participant will reach age 62; and

•	the participant’s Basic Retirement Benefits will be calculated as of the participant’s age at the time he or she separates from service.

At March 31, 2011, none of the NEOs met the age and service levels to qualify for Approved Retirement or Early Retirement under either voluntary or involuntary termination. Recognition of additional service and age, under either individual employment agreements or the CIC Policy described below, does not make any NEO, except Mr. Hammergren, eligible for Approved Retirement. Mr. Hammergren will be provided with an Approved Retirement EBRP benefit in accordance with the provisions of, and calculated under, the EBRP and his employment agreement should his employment terminate for any reason other than for Cause.

Other Separations from Service Prior to Age 62:

Participants with five years of service (“Vested Participants”) who separate from service for reasons other than for Cause, but who separate prior to being eligible for Approved Retirement or Early Retirement benefits, are also entitled to a lump-sum benefit, but the benefit is calculated differently. The EBRP provides that a Vested Participant who separates from service will receive the same EBRP benefits he or she would have received upon termination due to an Approved Retirement prior to attaining age 62. However, the percentage of average final compensation used in the benefit formula is multiplied by a pro-rata percentage, as described below, and calculated as the present value of a benefit payable at age 65.

The pro-rata percentage is the higher of the following two percentages (but not greater than 100%):

•	the percentage determined by dividing the number of the participant’s whole months of service with the Company by the number of whole months from the date that the participant was first hired by the Company to the date that the participant will reach age 65 and multiplying by 100; or

•	the percentage determined by multiplying 4.44% by the number of the participant’s whole and partial years of completed service with the Company.

The present value of the benefit is calculated on the basis of the 30-year U.S. Treasury yield (GATT) used to determine the present value of a lump-sum distribution under a tax-qualified defined benefit retirement plan for the month in which the participant separates from service, and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) as prescribed by the U.S. Internal Revenue Service.

2011 Nonqualified Deferred Compensation Table

The Company sponsors two nonqualified deferred compensation plans. One plan, the Supplemental Profit-Sharing Investment Plan II (the “SPSIP II”), is specifically for employees impacted by Code Section 401(a)(17), which limits participation of highly paid employees in tax qualified 401(k) plans. The second plan is the Deferred Compensation Administration Plan III (the “DCAP III”), which is a voluntary nonqualified deferred compensation plan. Compensation eligible to be deferred into the SPSIP II includes base annual salary and cash payments under the Management Incentive Plan (the “MIP”), and for the DCAP III, includes those same items and cash payments under the Long-term Incentive Plan (the “LTIP”).

Until December 31, 2008, amounts deferred into the SPSIP II were credited with interest at the same rate as the Standish Mellon Stable Value Fund, which is an investment option generally available to all Company employees under our 401(k) plan, or the PSIP. Effective January 1, 2009, accounts in the SPSIP II were changed to mirror the DCAP III, with accounts credited with earnings at a rate set by the Compensation Committee. As described in greater detail below, amounts deferred into the DCAP III and SPSIP II for calendar year 2009 were credited with interest at 8.0% per annum. For calendar years 2010 and 2011, the Compensation Committee set the interest rate for deferrals under the DCAP III and SPSIP II at (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate, as published each year in December by the U.S. Internal Revenue Service, for amounts deferred on or after January 1, 2010.

We consider amounts credited with regard to dividend equivalents, and the interest credited thereon, to be a third type of nonqualified deferred compensation. All recipients of RSUs, including our NEOs, are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common stockholders, which for FY 2011, was set at $0.18 per share each quarter. These dividend equivalents are credited quarterly to an interest-bearing account and, upon vesting of the RSUs, are distributed in cash. Interest accrues on employees’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2005 Stock Plan, which for calendar years 2010 and 2011, was set at 8.0% per annum.

The following table shows the contributions, earnings and account balances for the NEOs participating in a Company sponsored nonqualified deferred compensation program:

	Executive	Registrant	Aggregate			Aggregate
	Contributions	Contributions	Earnings	Aggregate		Balance at
	in Last	in Last	in Last	Withdrawals/		Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions		Year-End
Name	($)(1)(2)	($)(3)	($)(4)	($)		($)

John H. Hammergren
SPSIP Plans	307,388	245,911	309,180	-0-		5,915,006
DCAP Plans	500,000	-0-	1,241,664	-0-		16,588,787
Dividend Equivalents	-0-	483,208	37,571	125,811	(5)	698,763
Jeffrey C. Campbell
SPSIP Plans	96,531	77,225	67,846	-0-		1,017,094
DCAP Plans	-0-	-0-	-0-	-0-		-0-
Dividend Equivalents	-0-	147,664	10,200	24,781	(5)	200,992
Paul C. Julian
SPSIP Plans	147,746	118,197	133,100	-0-		2,378,657
DCAP Plans	-0-	-0-	430,326	-0-		5,661,910
Dividend Equivalents	-0-	243,714	17,886	58,712	(5)	340,356
Marc E. Owen
SPSIP Plans	71,108	56,886	27,236	-0-		453,748
DCAP Plans	-0-	-0-	693,832	-0-		9,131,200
Dividend Equivalents	-0-	83,419	6,228	19,443	(5)	118,027
Laureen E. Seeger
SPSIP Plans	61,719	49,375	6,156	-0-		189,453
DCAP Plans	-0-	-0-	88,103	-0-		1,159,189
Dividend Equivalents	-0-	82,387	5,615	12,962	(5)	111,501

(1)	Reflects the amounts deferred for each individual, which is reported as compensation to such NEO in the 2011 Summary Compensation Table above.

(2)	Represents amounts deferred by the NEOs into their SPSIP II and DCAP III accounts.

(3)	Represents Company contributions to the NEOs’ SPSIP II and DCAP III accounts, and amounts credited on undistributed dividend equivalents.

(4)	The SPSIP II is a successor plan to the Company’s Supplemental Profit-Sharing Investment Plan (“SPSIP,” and together with SPSIP II, the “SPSIP Plans”), which was frozen as of December 31, 2004. The DCAP III is a successor plan to the Company’s Deferred Compensation Administration Plan II (“DCAP II,” and together with DCAP III, the “DCAP Plans”), which was frozen as of December 31, 2004. Amounts shown include earnings on compensation previously deferred by NEOs into the SPSIP Plans and DCAP Plans.

(5)	Represents amounts distributed in respect of dividend equivalents and interest thereon, upon vesting of the underlying RSUs.

Narrative Disclosure to the 2011 Nonqualified Deferred Compensation Table

Supplemental Profit-Sharing Investment Plan II

The SPSIP II was adopted by the Board effective on January 1, 2005, and is the successor plan to the Supplemental Profit-Sharing Investment Plan, which was frozen effective December 31, 2004. The SPSIP II includes deferral and distribution provisions intended to comply with Code Section 409A.

U.S. employees, including our NEOs, may elect to participate in the SPSIP II. A participant may elect to defer from 1.0% to 5.0%, in whole percentages, of covered compensation in excess of the Code Section 401(a)(17) limit (currently, set at $245,000). An election to participate in SPSIP II remains in effect until the participant informs the plan administrator that he or she wishes participation to cease, which election will become effective at the beginning of the next calendar year. Certain of our NEOs have elected to participate in the plan at the 5.0% level. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the PSIP (the “Company Match”). Participants are always 100% vested in both the Company Match and their own contributions to the SPSIP II.

Participants in the Company’s SPSIP Plans also elect whether distributions of their deferred amounts are to be made in a lump sum at separation from service or over up to 10 years following separation from service. A different distribution election can be made for a separation from service due to death. Distributions under both SPSIP and SPSIP II are subject to ordinary income taxes.

Accounts in the legacy SPSIP are credited with earnings at a rate equal to the amount earned during the same period by the Standish Mellon Stable Value Fund investment option in the Company’s PSIP. Because earnings on SPSIP II accounts are based on a publicly available mutual fund, credited earnings are not considered above-market earnings by the U.S. Internal Revenue Service, and thus were not subject to federal Social Security and Medicare taxes in the year credited. Accounts in the SPSIP II are credited with interest at the same rate as determined by the Compensation Committee for deferrals under the DCAP III. For calendar years 2010 and 2011, the Compensation Committee set the interest rate at (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate, as published each year in December by the U.S. Internal Revenue Service, for amounts deferred on or after January 1, 2010. Since the crediting rate is discretionary, a portion of the earnings accumulated each year on the SPSIP II may be subject to federal Social Security and Medicare taxes in the year credited.

Unlike tax qualified retirement accounts, assets for the payment of benefits under the SPSIP Plans are not held in trust. Rather, distributions under these plans are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board effective on January 1, 2005, and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes deferral and distribution provisions intended to comply with Code Section 409A.

Participation in the DCAP III is open to all employees eligible for participation in the MIP with a bonus target of at least 15%, and other highly compensated employees. For calendar year 2010, approximately 4,100 employees were eligible to participate in DCAP III, including all of our NEOs.

Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment, and for those who also participate in the cash LTIP, up to 90% of any LTIP payment. Unlike the SPSIP II, an employee’s election to participate in DCAP III is in effect for only one calendar year. Amounts deferred under the DCAP III are credited to an interest bearing account, for which the Compensation Committee annually sets the crediting rate. For calendar years 2010 and 2011, the Compensation Committee set the interest rate at (i) 8.0% per annum for amounts deferred prior to January 1, 2010, and (ii) 120% of the long-term applicable federal rate, as published each year in December by the U.S. Internal Revenue Service, for amounts deferred on or after January 1, 2010. Since the crediting rate is discretionary, a portion of the earnings accumulated each year may be subject to federal Social Security and Medicare taxes in the year credited.

Employees who elect to participate in the DCAP III must also make a distribution election at the time they elect to defer compensation. A participant may elect to defer the compensation until one or more specified dates in the future, or upon a separation from service, and may elect to take distributions in a lump sum or over up to ten years. If a participant elects to defer compensation until separation from service, separate elections as to timing and form of distribution can be made for separations from service due to retirement, disability or death. However, if the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump-sum at a time such payment would comply with Code Section 409A. Distributions under both DCAP Plans are subject to ordinary income taxes.

Earnings that are deferred into DCAP III are not considered “covered compensation” for PSIP or SPSIP II purposes, as it is defined by those plans. As such, no PSIP or SPSIP II employee deductions are taken from compensation deferred into DCAP III. To keep the DCAP III participant whole with respect to the Company Match, an amount is credited to his or her DCAP III account equal to the additional Company Match that would have been credited to PSIP and/or SPSIP II had he or she not participated in DCAP III.

As with the SPSIP Plans, assets for the payment of benefits under the DCAP Plans are not held in trust. Rather, distributions are paid from the Company’s general corporate funds, and each participant and his or her beneficiaries are unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligation.

Executive Employment Agreements

The Company entered into employment agreements with each of Messrs. Hammergren and Julian that provide for, among other things, the term of employment, compensation and benefits payable during the term of the agreement as well as for specified payments in case of termination of employment. In each case, the agreement provides that the executive will participate in all compensation and fringe benefit programs made available to all executive officers. Effective November 1, 2008, the Compensation Committee approved amendments to each of the employment agreements primarily to ensure that post-employment payments and benefits under the agreements comply with Code Section 409A. The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, as filed with the SEC on October 29, 2008.

Mr. John H. Hammergren

The Company first entered into a three-year employment agreement with John H. Hammergren, effective January 31, 1996, as corporate vice president and president of McKesson Health Systems (the “1996 Employment Agreement”). The terms of that agreement were based in part on certain compensation elements provided to Mr. Hammergren by his previous employer and offered to him as inducement to accept our offer of employment. The Company later entered into an Amended and Restated Employment Agreement with Mr. Hammergren, initially effective June 21, 1999, and as amended on April 1, 2004, November 1, 2006 and November 1, 2008 (the “Hammergren Agreement”), that continues to be operative in his current role as Chairman, President and Chief Executive Officer. These subsequent versions of the Hammergren Agreement consist in large measure of compensation elements and terms that existed in the 1996 Employment Agreement, or terms provided to his predecessor as Chairman, President and Chief Executive Officer.

The Hammergren Agreement renews automatically so that the then remaining term is always three years. The Hammergren Agreement provides for an annual base salary of at least $1,580,000 effective November 1, 2008 and such additional incentive compensation, if any, as may be determined by the Board or any duly authorized committee thereof. Any incentive compensation awarded to Mr. Hammergren under the Company’s MIP is calculated using an individual target award of not less than 150% of his base salary, as may be from time to time approved by the Board or any duly authorized committee thereof. Mr. Hammergren is entitled to receive all other benefits generally available to other members of the Company’s management, and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Hammergren without “Cause,” or he terminates for “Good Reason” (both as defined in the Hammergren Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), and he remains in compliance with his post-employment nondisclosure and nonsolicitation restrictions, he will be entitled to receive: (A) payment of his final monthly base salary for, and MIP awards whose performance periods end during, the remainder of the term of the Hammergren Agreement (the “Severance Period”), with the MIP individual modifier equal to the average MIP individual modifier over the prior three years; (B) lifetime medical benefits and financial counseling program, as well as lifetime office space and secretarial support; (C) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the EBRP for the Severance Period, calculated: (i) as though he was eligible for Approved Retirement benefits, commencing on the expiration of the Hammergren Agreement; and (ii) for the EBRP benefit only, on the basis of his receiving a benefit equal to 60% of his “Average Final Compensation,” as specified in the Hammergren Agreement, increased by 1.5% for each year of completed service from April 1, 2004, through the end of the Severance Period (subject to a maximum of 75%), without any reduction for early retirement; (D) accelerated vesting of stock options and restricted stock, subject to certain forfeiture and repayment provisions; (E) continued participation in pro-rata awards under the Company’s LTIP for the remainder of the Severance Period; and (F) for purposes of DCAP III and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if he qualified as a retiree. Payments that are required to be delayed for “specified employees” under Code Section 409A will be delayed following his separation from service. Any payments delayed as a result of such compliance will accrue interest at the rate applicable to interest crediting for DCAP III accounts in effect on the date of separation (the “DCAP Rate”).

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a “Change in Control” (as defined in his employment agreement and described below under “Definition of Change in Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsection (C) of the preceding paragraph, and he will continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment will be equal to the greater of: (1) the sum of the above referenced salary and MIP payments, and (2) 2.99 multiplied by his “base amount” (as determined pursuant to Code Section 280G). Mr. Hammergren’s EBRP payment will be calculated as provided in clause (C) above; however, the EBRP benefit is subject to a minimum threshold of the amount that he would have received for an Approved Retirement EBRP benefit under the plan in existence on April 1, 2004 and as provided in his prior employment agreement (the “Minimum Lump-Sum Payment”). The Change in Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If the benefits received by Mr. Hammergren under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a full gross-up payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code and all income and other taxes imposed on the gross-up payment (the “Full Gross-Up Payment”).

If Mr. Hammergren voluntarily terminates employment for other than “Good Reason” after the close of the fiscal year in which he has attained at least age 55 and has completed 15 years of continuous service in one or more of the following positions: Executive Chairman of the Board, Chief Executive Officer and/or co-Chief Executive Officer, upon retirement he will be entitled to: (i) receive the benefits set forth in clauses (B) and (F) above; (ii) an Approved Retirement under the EBRP, commencing on the expiration of the Hammergren Agreement, calculated on the basis of his receiving a benefit equal to 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, through the end of his resignation (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP; and (iii) receive continued vesting of his equity compensation, have the full term to exercise his outstanding stock option awards, have continued participation in the LTIP and MIP, with the individual modifier equal to the average individual modifier over the prior three years, and receive the cash equivalent of performance-based restricted stock units granted under the Company’s 2005 Stock Plan (or successor plans) for the performance periods that begin prior to, but end after, his retirement. Receipt of these added benefits is conditioned on Mr. Hammergren providing advance notice of his intent to retire and the Board either electing or approving by resolution his successor as Chief Executive Officer or approving a plan of succession. Mr. Hammergren will forfeit the aforementioned benefits if he breaches his obligations to the Company after his retirement, as set forth in Section 6 of the Hammergren Agreement, which includes a confidentiality and non-solicitation obligation.

If Mr. Hammergren voluntarily terminates his employment with the Company other than for Good Reason (other than under the circumstances described above), he will be entitled to receive the benefits set forth in clauses (B) and (F) above, and the EBRP benefit described in the previous paragraph.

If Mr. Hammergren were prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for the period of his disability or, if less, a period of twelve months. At the end of that period, Mr. Hammergren would be eligible to receive his benefits under the EBRP, calculated on the basis of his receiving an Approved Retirement, at the rate of 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, through the time of his disability (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP.

If Mr. Hammergren’s employment is terminated for Cause, the Company’s obligations under the Hammergren Agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

If Mr. Hammergren dies during the term of his agreement, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company also will pay to his spouse or designee his benefits under the EBRP, calculated on the basis of his receiving an Approved Retirement, at the rate of 60% of his Average Final Compensation and increased by 1.5% for each year of completed service from April 1, 2004, until his death (subject to a maximum of 75%), without any reduction for early retirement and subject to the Minimum Lump-Sum Payment under the EBRP.

The Hammergren Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Hammergren may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Hammergren Agreement.

Mr. Paul C. Julian

The Company entered into an Amended and Restated Employment Agreement with Paul C. Julian, effective as of November 1, 2008 (the “Julian Agreement”), superseding his previous November 1, 2006 and April 1, 2004 agreements. The Julian Agreement provides that the Company will continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by our CEO, until October 31, 2011, with the term automatically extending for one additional year commencing on November 1, 2011, and on each November 1 thereafter. The Julian Agreement provides for an annual base salary of at least $986,000 effective November 1, 2008 and such additional incentive compensation, if any, as may be determined by the Compensation Committee. Any incentive compensation awarded to Mr. Julian under the MIP shall be calculated using an individual target award of 110% of his base salary. Mr. Julian also shall receive all other benefits generally available to other members of the Company’s management and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Julian without “Cause,” or he terminates for “Good Reason” (both as defined in the Julian Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”), the Company shall: (A) continue his then monthly base salary, reduced by any compensation he receives from a subsequent employer, for the remainder of the term; (B) consider him for a prorated bonus under the Company’s MIP for the fiscal year in which termination occurs; (C) continue his medical benefits or provide comparable coverage until the expiration of the term; and (D) continue the accrual and vesting of his rights, benefits and existing awards for the remainder of the term of his agreement for purposes of the ESBP and the Company’s equity compensation plans; and (E) calculate his EBRP benefit as if he continued employment until the end of the term. Any of these payments or benefits that are required to be delayed for “specified employees” under Code Section 409A will be delayed following his separation from service. Certain payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian’s employment is terminated within six months preceding, or within two years following, a Change in Control (as defined in his agreement and described below under “Definition of Change in Control”), he will receive a lump-sum payment in lieu of the salary and incentive payments described in subsections (A) and (B) above, and he would continue to receive all of the other severance benefits described in the preceding paragraph. This lump-sum payment would be equal to 2.99 multiplied by his “Earnings,” as described below in the “Change in Control Policy” narrative.

If the benefits received by Mr. Julian under his agreement are subject to the excise tax provision set forth in Section 4999 of the Code, the Company will provide him with a Full Gross-Up Payment to cover any excise taxes and interest imposed on “excess parachute payments” as defined in Section 280G of the Code. The Change in Control severance payment, payment of his benefit under the EBRP and his tax gross-up payment may be delayed following his separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Julian were prevented from carrying out his duties and responsibilities due to disability, he would continue to receive his then-current salary for the period of his disability or, if less, twelve months. If Mr. Julian’s employment with the Company is terminated by his death, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months.

If Mr. Julian’s employment is terminated for Cause, the Company’s obligations under his agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans.

The Julian Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Julian may not solicit or hire employees, or solicit competitive business from any person or entity that was a customer of the Company within the three years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Julian Agreement.

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on December 29, 2008 (the “Executive Severance Policy”), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause,” as generally described below in “Definition of Cause,” and the termination is not covered by the Company’s CIC Policy. The benefit payable to participants under the Executive Severance Policy is the sum of 12 months’ base salary plus one month’s base salary per year of service, up to the lesser of (i) 24 months and (ii) the number of months until the participant turns age 62. Benefits under this plan are paid over time and are reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy. Commencement of payments under the Executive Severance Policy may be delayed following a participant’s separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid. Pursuant to the Executive Severance Policy, the Company will seek stockholder approval for any future arrangement with a participant in the plan that would provide for severance pay and benefits having a present value exceeding 2.99 times the sum of the executive’s base salary and target bonus.

Change in Control Policy

The Change in Control Policy for Selected Executive Employees, amended and restated on October 26, 2010 (the “CIC Policy”), provides severance payments to employees of the Company (including executive officers) selected annually for participation by the Compensation Committee in its discretion. Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control” (as defined in the policy and described below in “Definition of a Change in Control”). Under the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” (as defined in the policy) and either proximate to or instigated by the party involved in, or otherwise in connection with the Change in Control, or one that is initiated by the participant for “Good Reason” (as defined in the policy). The CIC Policy expands eligibility for benefits to a larger employee group than is eligible under the Executive Severance Policy, but like the Executive Severance Policy, it excludes participation by an executive who has an individual agreement with the Company providing for change in control benefits. Participants in the CIC Policy are designated by the Compensation Committee to participate in one of three tiers. Tier one participants (which would include any NEO participating in the CIC Policy) are entitled to a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as the sum of (i) annual base salary plus (ii) the greater of (A) the participant’s target bonus under the Company’s MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award). CIC Policy participants are eligible for a Full Gross-Up Payment if benefits payable under the policy are subject to an excise tax under Code Section 4999. In addition, if a tier one participant is covered by the EBRP, the participant’s straight life annuity benefits under that plan will be calculated by adding three additional years of age and three additional years of service to the participant’s actual age and service. Tier one participants are eligible for three years of continued coverage under the Company’s medical plans (or plans providing comparable coverage) at no greater cost to the executive, and Company-paid life insurance for three years. The CIC Policy severance payments may be delayed following a participant’s separation from service to comply with Code Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid.

Definition of a “Change in Control”

For purposes of the CIC Policy and Mr. Julian’s employment agreement, a “Change in Control” is defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A.

For purposes of Mr. Hammergren’s Agreement, a “Change in Control” of the Company is deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur: (A) during any period of not more than twelve consecutive months, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) excluding the Company or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of not more than twelve consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, under the terms of Mr. Hammergren’s Agreement, no Change in Control is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

Definition of “Good Reason”

Each of Messrs. Hammergren and Julian has Good Reason to resign if any of the following actions are taken without their express written consent: (A) any material change by the Company in the executive officer’s functions, duties or responsibilities, if that change would cause their position with the Company to become of less dignity, responsibility, or importance; (B) any reduction in the executive officer’s base salary, other than one in conjunction with an across-the-board reduction for all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the executive’s employment agreement; (D) relocation to an office more than 25 miles from the office at which the executive officer was based as of the effective date of the executive’s employment agreement; or (E) in the case of the Julian Agreement, in the event of a Change in Control, any change in the level of the officer within the Company to whom Mr. Julian reports as such level existed immediately prior to the Change in Control.

Under the Hammergren Agreement, the following additional actions constitute Good Reason: (i) termination of his obligation and right to report directly to the Board, but not if he ceases to serve as Chairman, unless such action is taken in conjunction with a Change in Control; (ii) the Board removes him as Chairman at or after a Change in Control (or prior to a Change in Control if at the request of any third party participating in or causing the Change in Control), unless such removal is required by then applicable law; (iii) a change in the majority of the members of the Board as it was construed immediately prior to the Change in Control; (iv) failure by the Company to obtain the express assumption of his agreement by any successor or assign of the Company; or (v) cancellation of the automatic renewal provision in his agreement. Any incapacity he may develop due to physical or mental illness will not affect his ability to resign for Good Reason.

Definition of “Cause”

Generally, under the Company’s plans and programs, “Cause” means the executive’s willful misconduct, and in some cases the executive’s negligent misconduct, which in any case is injurious to the Company. The specific consequences of such behavior are reflected in the agreement or plan documents.

The Hammergren Agreement provides that the Company generally may terminate Mr. Hammergren’s employment if he: (i) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole; (ii) engages in willful and material dishonesty involving the Company’s assets, or those of any of its affiliated companies; or (iii) materially fails to comply with any of the provisions of his agreement. Before a termination for Cause may take effect, the Company must provide Mr. Hammergren with formal written notice after giving him the opportunity to be heard before the Board, give him a fifteen-day opportunity to cure his conduct, where appropriate, and have his termination confirmed by arbitration.

The Julian Agreement provides that the Company may terminate Mr. Julian’s employment for “Cause” under a definition that is similar, but not identical, to the Hammergren Agreement, and provides Mr. Julian with the same procedural protections in the event of a termination for Cause.

Potential Payments upon Termination or Change in Control

The narrative and tables that follow describe potential payments and benefits to our NEOs or their respective beneficiaries under existing employment agreements, plans or arrangements, whether written or unwritten, for various scenarios including change in control and/or termination of employment. Unless otherwise noted, the amounts shown assume a separation date of March 31, 2011, are stated as the total present value of the obligation and, where applicable, are calculated in reference to the closing price of the Company’s common stock on March 31, 2011 ($79.05 per share). In circumstances where the Company’s obligation is to provide services (i.e., provision for future office and secretarial support), the present discounted value of the obligation is displayed. However, these amounts are estimates only, as the actual obligation can be determined only at the time of the NEO’s genuine separation from the Company.

The following tabular presentation has been designed to reflect six termination events upon which an NEO or, if applicable, the NEO’s beneficiary would be entitled to a benefit: (i) death; (ii) disability; (iii) termination for Cause; (iv) voluntary termination; (v) involuntary termination without connection to a change in control; and (vi) involuntary termination following a change in control. Due to the nature of benefits delivered, for both death and disability, the narrative and tabular disclosures encompass all benefits that may be conveyed to each NEO. Starting with involuntary termination, to avoid repetition, the narrative and tabular disclosure is stated as the incremental value that may be conveyed to each NEO.

The amounts displayed below in the column entitled “Executive Pension (EBRP)” are different from those presented in the column entitled “Present Value of Accumulated Benefits” in the 2011 Pension Benefits Table above. As required, the values presented below assume the NEO separated from service on March 31, 2011; whereas, the amounts shown above under the column labeled “Present Value of Accumulated Benefits” is the amount of a payment at a future date — the retirement date — discounted to the pension benefit measurement date, March 31, 2011. The payment amount stated above is determined using current service, actual plan compensation through FY 2011 (FY 2011 MIP cash bonus is estimated to be equal to target amount), and a lump-sum interest rate that is consistent with our presentation under the 2011 Pension Benefits Table above. The payment amount stated in the tables below use current service, actual plan compensation through FY 2011 (FY 2011 MIP cash bonus was estimated to be equal to 141% of the target amount), the NEO’s age on March 31, 2011 and the lump-sum conversion rate prescribed in the EBRP for a termination date of March 31, 2011.

As of March 31, 2011, under the terms of his employment agreement, Mr. Hammergren is entitled to an unreduced pension benefit under the EBRP for any termination other than for Cause. For purposes of the tables that follow, in accordance with the terms of the EBRP, Mr. Hammergren’s lump-sum pension benefit has been computed as of March 31, 2011 using a 2.50% interest rate as prescribed by the Pension Benefit Guaranty Corporation for the purpose of determining the present value of a lump-sum distribution. The prescribed interest rate of 4.65% (as of February 2011) was used to determine the lump-sum EBRP benefit for all other NEOs as of March 31, 2011, which is the interest rate applicable to those not yet retirement eligible, but with vested benefits under the EBRP. The determination of these benefits is more fully explained in the narrative following the 2011 Pension Benefits Table above.

For Mr. Hammergren, the 2011 Pension Benefits Table above and the hypothetical voluntary termination table below display present values of approximately $83 million and $125 million, respectively. The difference in these two amounts is attributable to a combination of factors. First, valuing his pension as a future benefit payable at age 55 and one month discounted to a present value as displayed above, rather than an immediate benefit payable March 31, 2011 at age 52 as displayed below, accounts for approximately $16 million of the difference. Second, valuing his pension as a future benefit using a 4.0% lump-sum interest rate and 3.82% discount rate as displayed above, rather than the 2.50% lump-sum interest rate used to calculate a current pension value below, accounts for approximately $21 million of the difference. Finally, the 2011 Pension Benefits Table above does not factor accrued interest on amounts delayed for six months as a result of compliance with Code Section 409A, which accounts for

$5 million of the remaining difference. All of these values are estimates significantly affected by subsequent events, such as changes in actuarial assumptions, changes to the applicable Pension Benefit Guaranty Corporation and the 30-year U.S. Treasury (GATT) interest rates, and changes in compensation used to calculate the NEO’s pension benefits.

All of the Company’s executive officers, including the NEOs, participate in the Company’s Executive Survivor Benefits Plan (“ESBP”). On January 20, 2010 the Company’s ESBP was frozen to new participants. The ESBP provides a supplemental cash death benefit, on a tax neutral basis, to the executive’s named beneficiary. Under the terms of the ESBP, each NEO’s beneficiary is entitled to a cash death benefit of 300% of the executive’s annual base salary, up to a maximum of $2,000,000, should the executive die while an active employee. Participants in the ESBP are also entitled to post-employment coverage if they are granted “Approved Retirement.” A participant is eligible for Approved Retirement and is an “Approved Retiree” under the ESBP: (i) upon any termination of employment with the Company after attainment of age 62; (ii) for any involuntary termination of employment after both attainment of age 55 and completion of 15 years of service; (iii) for any other termination of employment prior to (i) or (ii) above, but not earlier than the participant’s attainment of age 55 and completion of five years of service, with the approval of the Compensation Committee; or (iv) as provided in a written employment agreement, or as the Board decides in its discretion. However, the post-termination benefit conveyed to an Approved Retiree under the ESBP is reduced to 150% of the executive officer’s final base annual salary up to a maximum of $1,000,000. Under the terms of his employment agreement, Mr. Hammergren is entitled to Approved Retirement under the ESBP should his employment terminate for any reason other than for Cause.

In each of the tables below, a “-0-” indicates no monetary value is associated with the benefit provided, whereas a “—” indicates that the NEO is not entitled to any benefit.

Benefits and Payments upon Death

In the event of death while actively employed, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans, vesting of a pro-rata portion of their MIP award, and vesting of a pro-rata portion of the LTIP award for any performance period that is at least 50% complete, with payment made when all other payments for that performance period are made to other participants. Under such a scenario, the employee’s beneficiaries have three years to exercise outstanding stock options, or if earlier, until the expiration date.

The table below reflects the benefits payable in the event of death of our NEOs:

	Salary					Cash
	Continuation	Value of	Value of			Death	Executive
	to Spouse or	Option	Stock			Benefit	Pension
	Designee	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John H. Hammergren	840,000	27,697,348	62,515,112	4,649,400	7,011,000	3,430,000	105,087,224
Jeffrey C. Campbell	—	8,191,665	19,593,017	1,311,000	1,752,750	3,430,000	7,506,153
Paul C. Julian	522,500	13,088,118	31,881,260	2,121,000	3,570,417	3,430,000	17,245,033
Marc E. Owen	—	4,452,450	10,900,046	986,000	1,038,667	3,430,000	6,579,499
Laureen E. Seeger	—	5,178,810	10,985,816	819,000	1,038,667	3,385,410	5,409,463

(1)	Amounts for each applicable NEO represent six months of base salary as of March 31, 2011, payable in accordance with the terms of the NEO’s employment agreement.

(2)	Amounts represent the value of unvested stock option and RSU awards as of March 31, 2011, for which the vesting would have been accelerated. Under the terms of our 2005 Stock Plan, upon death, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans. The value entered for stock option awards is the difference between the option exercise price and $79.05, the closing price of the Company’s common stock on March 31, 2011, as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan and applicable award agreement, beneficiaries have three years to exercise the stock option awards. For more information on the number of unvested equity awards held by NEOs, refer to the 2011 Outstanding Equity Awards Table above.

(3)	For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2011, as reported in the 2011 Summary Compensation Table above. However, in the event of death, each NEO would be entitled to only a pro-rata portion of his or her annual MIP award reflecting an amount earned through the month of his or her death.

(4)	For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2009 — FY 2011, as reported in the 2011 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2010 — FY 2012 LTIP performance period. In the event of death, each NEO would be entitled to only a pro-rata portion of his or her LTIP award reflecting the amount earned through the month of his or her death for any performance period that is at least 50% complete.

(5)	Represents 300% of the NEO’s annual base salary, up to a maximum of $2,000,000, and an estimated tax gross-up to reflect the tax neutral basis of the benefit to be conveyed. Upon management’s recommendation, effective January 20, 2010, the ESBP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2011 NEOs.

(6)	The EBRP provides a death benefit for active participants that assume the participant was granted Approved Retirement on the day before death and had elected to receive benefits in the actuarially reduced form of a joint and 100% survivor annuity. The amounts shown represent the present value of a lump-sum pension benefit payable to the surviving spouse or designee assuming the age of the surviving spouse or designee to be the same age as the NEO. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2011 NEOs.

Benefits and Payments upon Termination Due to Disability

In the event that employment is terminated because of disability, all employee participants receive acceleration of the vesting of outstanding equity awards under the Company’s stockholder approved equity plans, vesting of a pro-rata portion of their MIP award, and vesting of a pro-rata portion of the LTIP award for any performance period that is at least 50% complete, with payment made when all other payments for that performance period are made to other participants. With respect to our NEOs, a termination for disability does not occur until the first anniversary of the date executive was unable to perform services. The table below reflects benefits payable to our NEOs upon termination due to their permanent and total disability effective March 31, 2011, which for purposes of this presentation is considered to be a “voluntary termination” under the Executive Severance Policy for Messrs. Campbell and Owen and Ms. Seeger, and the employment agreements for Messrs. Hammergren and Julian.

								Cash
				Value of	Value of			Death	Executive
		Office and	Financial	Option	Stock			Benefit	Pension
	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

John H. Hammergren	965,904	3,206,405	248,168	27,697,348	62,515,112	4,649,400	7,011,000	1,715,000	119,904,283
Jeffrey C. Campbell	—	—	—	8,191,665	19,593,017	1,311,000	1,752,750	—	1,325,714
Paul C. Julian	—	—	—	13,088,118	31,881,260	2,121,000	3,570,417	—	6,412,395
Marc E. Owen	—	—	—	4,452,450	10,900,046	986,000	1,038,667	—	1,472,826
Laureen E. Seeger	—	—	—	5,178,810	10,985,816	819,000	1,038,667	—	1,386,653

(1)	Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•	Medical: a monthly full family (COBRA) rate together with dental and vision of $1,493, increased by a multiple for higher expected claims due to disability; a future value discount rate of 5.08%; a health care trend of 7.25%, grading down 0.25% per year to an ultimate trend rate of 5.0%; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2011.

•	Office and Secretary, Financial Counseling: an annual cost of $208,771 and $17,782 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 5.44%; a utilization rate of 100% to age 67, gradually decreasing thereafter until age 99, after which it is zero; and the RP2000 Disabled Retiree Mortality Table projected with scale AA to 2011.

(2)	Amounts represent the value of unvested stock option and RSU awards as of March 31, 2011, for which the vesting was accelerated. The value entered for stock option awards is the difference between the option exercise price and $79.05, the closing price of the Company’s common stock on March 31, 2011, as reported by the NYSE. In such circumstances, under the terms of the Company’s 2005 Stock Plan and applicable award agreement, the executive (or his or her beneficiary) has three years to exercise the stock option awards. For more information on the amount of unvested securities held by NEOs, refer to the 2011 Outstanding Equity Awards Table above.

(3)	For presentation purposes only, the amounts shown represent actual MIP award payments for FY 2011, as reported in the 2011 Summary Compensation Table above. However, in the event of disability, each NEO would be entitled to only a pro-rata portion of his or her annual MIP award reflecting an amount earned through the month of his or her separation due to disability.

(4)	For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2009 — FY 2011, as reported in the 2011 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2010 — FY 2012 LTIP performance period. In the event of disability, each NEO would be entitled to only a pro-rata portion of his or her LTIP award reflecting the amount earned through the month of his or her separation due to disability for any performance period that is at least 50% complete.

(5)	As an Approved Retiree, Mr. Hammergren is eligible for a post-employment benefit under the ESBP of $1,000,000 on a tax neutral basis. Upon management’s recommendation, effective January 20, 2010, the ESBP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2011 NEOs.

(6)	In accordance with his employment agreement, Mr. Hammergren is an Approved Retiree under the EBRP. Messrs. Campbell, Julian and Owen have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2011 NEOs.

Termination for Cause

If an NEO is terminated for Cause, as it is described above under “Definition of Cause” and as defined in the Company’s contracts, plans and policies, all obligations or commitments to the employee are void. Under such circumstances, all outstanding equity grants, including vested stock option awards, are cancelled. Any benefits under the MIP and LTIP are voided. Any benefits under the EBRP, a plan for executive officers only, are voided. However, payments required by employment law such as accrued but unpaid salary and paid time off will be made.

Benefits and Payments upon Voluntary Termination

If an NEO terminates voluntarily (or for Messrs. Hammergren and Julian, for other than for Good Reason), all unvested equity is cancelled and participation in MIP and any LTIP performance periods will be cancelled and/or prorated depending on the employee’s age plus service. Employees whose age plus service exceeds 65 (“65 points”) at time of termination, are entitled to a pro-rata MIP award and a pro-rata LTIP award for any performance period that is at least 50% complete at the time of termination. Furthermore, award agreements for the 2005 Stock Plan provide that an employee with 65 points will have three years to exercise vested stock option awards or the term of the option, whichever is sooner, rather than the typical 90 days. For our NEOs, only Messrs. Hammergren and Julian had 65 points on March 31, 2011.

As in the case of termination due to disability, and as more fully described under the heading “Executive Employment Agreements” and the narrative accompanying the 2011 Pension Benefits Table, in the event of a voluntary termination Mr. Hammergren is entitled to Approved Retirement benefits under the EBRP. Specifically, he is entitled to a lump-sum payment based on the conversion of an immediate unreduced pension reflecting his age, years of service and compensation history. Approved Retiree status also extends the ESBP coverage into retirement at a level of 150% of final salary, up to a maximum of $1,000,000, on a tax neutral basis. Finally, under the terms of his employment agreement, for the remainder of his lifetime Mr. Hammergren is entitled to continued medical plan coverage, an office and secretary and financial counseling.

The table below reflects the benefits and payments due in the event of a voluntary termination by our NEOs effective March 31, 2011:

						Cash Death	Executive
		Office and	Financial			Benefit	Pension
	Medical	Secretary	Counseling	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

John H. Hammergren	573,089	4,441,885	343,791	4,649,400	7,011,000	1,715,000	124,700,454
Jeffrey C. Campbell	—	—	—	—	—	—	1,325,714
Paul C. Julian	—	—	—	2,121,000	3,570,417	—	6,412,395
Marc E. Owen	—	—	—	—	—	—	1,472,826
Laureen E. Seeger	—	—	—	—	—	—	1,386,653

(1)	Pursuant to his employment agreement, Mr. Hammergren will be provided post-employment medical coverage, an office and secretary and financial counseling during his lifetime. To determine the present value of these benefits, the following assumptions were used:

•	Medical: a monthly full family (COBRA) rate together with dental and vision of $1,493; a future value discount rate of 5.08%; a health care trend of 7.25%, grading down 0.25% per year to an ultimate trend rate of 5.0%; and the RP2000 Healthy Retiree Mortality Table projected with scale AA to 2018.

•	Office and Secretary, Financial Counseling: an annual cost of $208,771 and $17,782 for the office and secretary and financial counseling, respectively; a 5.0% trend rate for cost appreciation and a future value discount rate of 5.44%; a utilization rate of 100% to age 67, gradually decreasing thereafter until age 99, after which it is zero; and the RP2000 Healthy Retiree Mortality Table projected with scale AA to 2018.

(2)	Messrs. Hammergren and Julian, by reason of their age plus service, had 65 points as of March 31, 2011 such that they would be considered a “Retiree” under the MIP program and thus entitled to a payout of this award. For presentation purposes only, the amount shown represents actual MIP award payments for FY 2011, as reported in the 2011 Summary Compensation Table above.

(3)	Messrs. Hammergren and Julian, by reason of their age plus service, had 65 points as of March 31, 2011 such that they would be considered a “Retiree” under the LTIP program and thus entitled to a pro-rata payout of this award. For presentation purposes only, the amounts represent the actual LTIP award payout for FY 2009 — FY 2011, as reported in the 2011 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2010 — FY 2012 LTIP performance period.

(4)	As an Approved Retiree, Mr. Hammergren is eligible for a post-employment benefit under the ESBP of $1,000,000 on a tax neutral basis. Upon management’s recommendation, effective January 20, 2010, the ESBP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2011 NEOs.

(5)	In accordance with his employment agreement, Mr. Hammergren qualifies for Approved Retirement benefits under the EBRP, and as a result of Code Section 409A, the amount displayed for Mr. Hammergren includes interest accrued at the DCAP Rate for a period of six months. Messrs. Campbell, Julian and Owen have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2011 NEOs.

Incremental Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

Under the terms of their respective employment agreements, which are described above under “Executive Employment Agreements,” Messrs. Hammergren and Julian are entitled to severance benefits upon termination without Cause, or if he terminates for Good Reason, each, as described above. Specifically, upon such termination, Mr. Hammergren’s agreement provides for accelerated vesting of all outstanding equity grants, and he continues to be considered an active employee for the purposes of the EBRP, the ESBP and outstanding LTIP performance periods for the “Severance Period” (as defined in his employment agreement). Mr. Julian’s agreement provides for continued vesting of all outstanding equity grants for the remainder of the term of his agreement. Severance benefits for all other executive officers, including the other NEOs, are provided under the Company’s Executive Severance Policy and CIC Policy.

The Executive Severance Policy covers employees nominated by management and approved by the Compensation Committee. At this time, the Executive Severance Policy applies to the six executive officers without individual employment agreements. The CIC Policy covers employees nominated by management and approved by the Compensation Committee at its discretion. Provisions of the Executive Severance Policy and CIC Policy are described above in the section entitled “Executive Employment Agreements.”

The 2005 Stock Plan and applicable award agreements also provide that upon termination in conjunction with a change in control, the vesting date of all outstanding unvested equity awards will be accelerated. Moreover, the LTIP and applicable terms and conditions provide that upon termination in conjunction with a change in control, an immediate payment will be made reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year.

The table below shows the incremental compensation and benefits for each NEO, in addition to the amounts shown above with respect to a voluntary termination, had the individual been involuntarily terminated by the Company other than for Cause, and with respect Messrs. Hammergren and Julian, had they voluntarily terminated for Good Reason, effective March 31, 2011:

									Cash
	Salary		Office		Value of	Value of			Death	Executive
	Continuation/		and	Financial	Option	Stock			Benefit	Pension
	Severance	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)(3)	($)(4)	($)(5)	($)	($)(6)

John H. Hammergren	5,060,160	-0-	-0-	-0-	27,697,348	62,515,112	10,962,000	900,000	-0-	7,966,991
Jeffrey C. Campbell	1,349,652	—	—	—	—	—	—	—	—	-0-
Paul C. Julian	2,712,123	33,976	—	—	13,088,118	31,881,260	-0-	-0-	—	15,605,322
Marc E. Owen	1,177,016	—	—	—	—	—	—	—	—	-0-
Laureen E. Seeger	1,269,063	—	—	—	—	—	—	—	—	-0-

(1)	Represents: (i) for Messrs. Hammergren and Julian, salary continuation pursuant to their respective employment agreements; (ii) for Messrs. Campbell and Owen and Ms. Seeger, amounts payable as severance under the Executive Severance Policy; and (iii) for all NEOs, as a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(2)	For Mr. Julian, pursuant to his employment agreement, amount shown represent the monthly full family (COBRA) rate for post-employment medical coverage for thirty months, which aligns to the remaining term of his respective employment agreement.

(3)	Pursuant to Mr. Hammergren’s employment agreement, amounts shown represent the value of unvested stock option and RSU awards as of March 31, 2011 for which the vesting date would be accelerated. Under the terms of the Company’s 2005 Stock Plan and applicable award agreement, Mr. Hammergren would have three years to exercise his vested stock option awards. Pursuant to Mr. Julian’s employment agreement, he is entitled to continue vesting of his stock option and RSU awards during the remaining term of his respective employment agreement, and amounts shown represent those grants that will vest during this period. The value entered for stock option awards is the difference between the option exercise price and $79.05, the closing price of the Company’s common stock on March 31, 2011, as reported by the NYSE. For more information on the amount of unvested securities held by NEOs, refer to the 2011 Outstanding Equity Awards Table above.

(4)	For Mr. Hammergren, per his employment agreement, the amount shown represents the incremental value of his FY 2011 MIP as paid, plus three years of his FY 2011 MIP paid at target. For Mr. Julian, in accordance with his employment agreement, the amount shown represents the FY 2011 MIP as paid.

(5)	Under his employment agreement, Mr. Hammergren is eligible for continued participation in the LTIP. For presentation purposes only, the amount shown for Mr. Hammergren represents the incremental value of his LTIP award payout for FY 2009 — FY 2011, as reported in the 2011 Summary Compensation Table above, as well as a pro-rata portion (66.7%) of the target award for the FY 2010 — FY 2012 LTIP performance period and (33.3%) of the target award for the FY 2011 — FY 2013 LTIP performance period.

(6)	In accordance with his employment agreement, Mr. Hammergren qualifies for Approved Retirement benefits under the EBRP, and as a result of Code Section 409A, the amount displayed for Mr. Hammergren includes interest accrued at the DCAP Rate for a period of six months. Messrs. Campbell, Julian and Owen have a vested EBRP benefit, and therefore are entitled to a vested pension upon termination. For Messrs. Hammergren and Julian, amounts are included for their additional service for the remaining terms of their respective employment agreements. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2011 NEOs.

Incremental Benefits and Payments upon Involuntary Termination in Conjunction with a Change in Control

The table below reflects the incremental compensation and benefits, in addition to the amounts shown in the two tables above with respect to voluntary and involuntary termination, had the Company’s NEOs been involuntarily terminated in conjunction with a Change in Control, as described above:

										Cash
						Value of	Value of			Death	Executive
				Office and	Financial	Option	Stock			Benefit	Pension
	Gross-up	Severance	Medical	Secretary	Counseling	Acceleration	Acceleration	MIP	LTIP	(ESBP)	(EBRP)
Name	($)(1)	($)(1)	($)(2)	($)	($)	($)(3)	($)(3)	($)(1)(4)	($)(5)	($)	($)(6)

John H. Hammergren	77,579,802	141,056,688	-0-	-0-	-0-	-0-	-0-	(10,962,000)	2,700,000	-0-	-0-
Jeffrey C. Campbell	—	5,132,827	39,456	—	—	8,191,665	19,593,017	1,311,000	1,977,750	—	1,306,285
Paul C. Julian	—	6,834,349	5,480	—	—	-0-	-0-	-0-	458,333	—	4,485,323
Marc E. Owen	—	3,786,942	39,456	—	—	4,452,450	10,900,046	986,000	1,172,000	—	1,213,592
Laureen E. Seeger	5,576,445	3,057,428	39,456	—	—	5,178,810	10,985,816	819,000	1,172,000	—	1,019,810

(1)	Pursuant to his employment agreement, Mr. Hammergren is entitled to a severance benefit in lieu of salary and MIP continuation, and the amount shown represents the added incremental amount that he would receive in salary continuation. For the other NEOs, amounts shown represent 2.99 times base salary and the greater of their target MIP, and the average actual MIP payments over the last three fiscal years pursuant to the CIC Policy and/or their respective employment agreements. For purposes of this display, these amounts assume the NEO would be designated as a “Tier 1” participant in the Company’s CIC Policy. These amounts are incremental to the amounts received under the Executive Severance Policy, or pursuant to employment agreements in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason. Amounts to be distributed as severance are subject to a gross-up for tax purposes. As a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months.

(2)	Amounts shown for Messrs. Campbell and Owen and Ms. Seeger represent the monthly full family (COBRA) rate for post-employment medical coverage under the Company’s medical plan for three years pursuant to that plan, and for Mr. Julian, incremental amount in addition to those reflected above in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason.

(3)	Messrs. Hammergren, Campbell, Julian and Owen and Ms. Seeger are entitled to accelerated vesting of outstanding stock option, restricted stock and RSU awards pursuant to the 2005 Stock Plan and their applicable award agreements. The value entered for stock option awards is the difference between the option exercise price and $79.05, the closing price of the Company’s common stock on March 31, 2011, as reported by the NYSE.

(4)	For Mr. Hammergren, the amount shown represents a reduction from the amount that would be payable in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason, because the amount shown in this table under “Severance,” as described in footnote (1), is in lieu of a MIP payment as well as salary. Messrs. Campbell and Owen and Ms. Seeger are eligible for MIP payments at target. For presentation purposes only, the amounts shown for Messrs. Campbell and Owen and Ms. Seeger represent actual MIP award payments for FY 2011, as reported in the 2011 Summary Compensation Table above.

(5)	In the event of a change in control the LTIP provides for an immediate payment reflecting outstanding target awards and performance, versus performance measures, through the last completed fiscal year. For Mr. Hammergren, this represents the increase over his pro-rata LTIP payment shown in the event of an involuntary termination, not for Cause, or voluntary termination for Good Reason, and for the other NEOs, amounts represent the LTIP payment at target.

(6)	Under the EBRP, in the event of a change in control, the NEOs are credited with an additional three years of service and the amounts are to be disbursed immediately in a lump-sum payment. As a result of Code Section 409A, the amounts displayed include interest accrued at the DCAP Rate for a period of six months. Upon management’s recommendation, effective June 1, 2007, the EBRP was frozen with participation restricted to the then-current roster of executive officers, including each of our FY 2011 NEOs.

Item 3.	Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to Securities Exchange Act of 1934, as amended (the “Exchange Act”), which enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules (the “NEOs”).

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the Company’s financial and operational results have been outstanding over the last five years. Since FY 2007, the Company has increased the dividend paid on its common stock by more than 233%, increasing its quarterly dividend from $0.06 to $0.20 per share, including the two cent increase approved by the Board effective April 2011. Over this same period, the Company’s annual revenues increased from $93.0 billion to $112.1 billion, a compound annual growth rate of 4.8%; and EPS has increased from $2.89 to $4.86, a compound annual growth rate of 13.9%.

The executive officer team assembled and led by our CEO has been a key driver in the Company’s outstanding financial and operational results. Since Mr. Hammergren was promoted to the role of sole chief executive officer in April 2001, the Company has enjoyed tremendous growth and success that has translated into superior value for our stockholders. As displayed above, the Company’s total stockholder return has outperformed both the S&P 500 Index and the Value Line Healthcare Sector Index over the last one, three, five and ten fiscal years. For FY 2011, the Company’s total stockholder return was more than 21%. While our most recent performance was strong, it was only modestly above the annual and long-term performance targets set by our Compensation Committee. As a result, total compensation for each of our NEOs listed in the 2011 Summary Compensation Table decreased by an average of 10.6% from that reported last year, and our CEO’s total compensation decreased by 15.5%.

Over the last five years, the Compensation Committee has implemented a number of important changes to our executive compensation program that have reduced compensation opportunities, eliminated benefits and strengthened the alignment of our executives’ interests with those of our stockholders. During the last year alone, the Compensation Committee made a number of significant modifications to executive officer incentive programs intended ultimately to reduce our executive officers’ incentive opportunities. These changes reflect our pay for performance philosophy and the key goals of our executive compensation program: aligning management interests with those of stockholders, attracting and retaining highly qualified individuals, and creating long-term value without promoting excessive risk-taking.

Please read the “Compensation Discussion and Analysis” that appears above for additional details about our executive compensation program, including information about the FY 2011 compensation of our NEOs.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Item 4.	Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

Your Board recommends a vote for an annual (1-year) frequency for the advisory vote on executive compensation.

Section 14A of the Exchange Act, as added by the Dodd-Frank Act, also enables our stockholders to indicate their preference as to how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, once every two years, or once every three years. Stockholders also may abstain from voting on this proposal.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore your Board recommends that you vote for an annual (1-year) frequency for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of once every year (“1 year”), once every two years (“2 years”), once every three years (“3 years”), or you may abstain from voting on the following resolution:

“RESOLVED, that the option of once every year, once every two years, or once every three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency for holding an advisory stockholder vote to approve the compensation of the named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”

The option of 1 year, 2 years or 3 years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation recommended by stockholders. While this vote on the frequency of the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will consider the outcome of the vote when determining the frequency of the advisory vote on executive compensation. The Board may determine that it is advisable and in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by stockholders.

Item 5.	Proposal to Amend the Certificate of Incorporation to Reduce the Vote Required to Amend the Certificate of Incorporation in Any Manner That Will Adversely Affect Holders of Series A Junior Participating Preferred Stock

Your Board recommends a vote “FOR” this proposal.

Background of the Proposal

The Board is committed to ensuring effective corporate governance. As part of this effort, the Governance Committee and the Board periodically evaluate the Company’s Certificate of Incorporation, Amended and Restated By-Laws (the “By-Laws”) and other corporate governance documents to determine if any changes are advisable.

Considering the views of some investors who believe that supermajority voting provisions are inconsistent with principles of good corporate governance, the Governance Committee and the Board reviewed those provisions of our Certificate of Incorporation and By-Laws that specify a supermajority voting standard. The Governance Committee and the Board carefully considered the arguments for and against the presence of supermajority vote requirements in our governing documents, and considered the potential effect of changing the voting standard to a majority of outstanding shares or, in the case of the “fair price” provision for certain business combinations, eliminating the supermajority voting provision in its entirety.

The Governance Committee and the Board determined that it is advisable and in the best interests of the Company and its stockholders to present a series of proposals for a stockholder vote at the Annual Meeting that contemplate amendments eliminating supermajority voting provisions from the Certificate of Incorporation. Specifically, these proposed amendments to the Certificate of Incorporation would eliminate the supermajority voting standard in Article IV for amendments to the Certificate of Incorporation that will adversely affect Series A Junior Participating Preferred Stock (Item 5) and the supermajority voting standard in Article VI for certain by-law amendments (Item 6), replacing both such supermajority voting standards with a voting standard based on a majority of outstanding shares. Furthermore, Article VII of the Certificate of Incorporation, which includes a “fair price” provision and which provides that, for certain business combinations, the approval of the affirmative vote of at least eighty percent of outstanding stock and two-thirds of the stock of disinterested stockholders is required, would be eliminated in its entirety under the proposed amendments (Item 7).

Proposed Amendment to Article IV of the Certificate of Incorporation

Article IV of the Certificate of Incorporation sets forth the terms for a series of preferred stock designated as “Series A Junior Participating Preferred Stock.” No shares of such stock are issued and outstanding as of the date of this proxy statement. While authorized shares of Series A Junior Participating Preferred Stock are available for future issuance, the Company has no present plan or intention to issue any such shares. Section 10 of Article IV of the Certificate of Incorporation currently provides that our Certificate of Incorporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of such stock, voting together as a single class.

The proposed amendment to the Company’s Certificate of Incorporation would, if approved by stockholders at the Annual Meeting and thereafter becomes effective, reduce the shareholder vote threshold specified by Section 10 of Article IV of the Certificate of Incorporation from the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class, to the affirmative vote of the holders of a majority of the outstanding shares of such stock, voting separately as a class. The adoption of the proposed amendment would not otherwise change the terms of the authorized but unissued Series A Junior Participating Preferred Stock.

The text of the proposed amendment to Section 10 of Article IV, marked to show the proposed deletions and insertions, may be viewed in Appendix B to our definitive proxy statement posted to the SEC’s website at www.sec.gov.

Effective Date

If this proposal is approved by the stockholders at the Annual Meeting, the proposed amendment to Article IV of the Certificate of Incorporation described in this proposal will become effective upon the filing of appropriate amendment documentation with the Delaware Secretary of State, which filing is expected to take place shortly after stockholder approval. If this proposal is not approved by the stockholders at the Annual Meeting, the proposed amendment to Article IV of the Certificate of Incorporation described in this proposal will not be implemented and the vote requirement described in this proposal for the Series A Junior Participating Preferred Stock will not change.

Item 6.	Proposal to Amend the Certificate of Incorporation to Reduce the Vote Required to Adopt, Alter or Repeal any By-Law

Your Board recommends a vote “FOR” this proposal.

Background of the Proposal

For the reasons stated above under Item 5, the Governance Committee and the Board determined that it is advisable and in the best interests of the Company’s stockholders to present for a stockholder vote the proposal described in this Item 6.

Proposed Amendment to Article VI of the Certificate of Incorporation

Stockholders are being asked to approve an amendment to Section 2 of Article VI of the Certificate of Incorporation. Section 2 of Article VI states that by-laws may be adopted, altered or repealed in whole or in part at any annual or special meeting of the stockholders by the affirmative vote of three-fourths of the shares outstanding and entitled to vote. The proposed amendment will change the applicable voting standard to a majority of shares outstanding and entitled to vote.

The text of the proposed amendment to Section 2 of Article VI, marked to show the proposed deletions and insertions, may be viewed in Appendix B to our definitive proxy statement posted to the SEC’s website at www.sec.gov.

Effective Date

If this proposal is approved by the stockholders, the amendment to Section 2 of Article VI of the Certificate of Incorporation will become effective upon the filing with the Delaware Secretary of State of appropriate amendment documentation, which filing is expected to take place shortly after stockholder approval. If the amendment described in this Item 6 is approved by the stockholders and becomes effective, then a corresponding amendment to Article X of the By-Laws that has been approved by the Board will also become effective. If this proposal is not approved by the stockholders at the Annual Meeting, the proposed amendment to Article VI of the Certificate of Incorporation described in this proposal will not be implemented, the vote requirement described in this proposal will not change, and the corresponding amendment to Article X of the By-Laws will not become effective.

Item 7.	Proposal to Amend the Certificate of Incorporation to Eliminate the Supermajority Voting Requirements, and Associated “Fair Price” Provision, Applicable to Certain Business Combinations

Your Board recommends a vote “FOR” this proposal.

Background of the Proposal

For the reasons stated above under Item 5” the Governance Committee and the Board determined that it is advisable and in the best interests of the Company’s stockholders to present for a stockholder vote the proposal described in this Item 7.

Under this proposal, stockholders are being asked to approve an amendment to the Certificate of Incorporation to eliminate the supermajority voting requirements, and associated “fair price” provision, set forth in Article VII of the Certificate of Incorporation. A fair price provision is an anti-takeover measure designed to help companies defend against certain kinds of tender offers, known as coercive, two-tiered tender offers. In this type of takeover, a potential acquirer will offer one price for the shares needed to gain control of a target company and then offer a lower price or other less favorable consideration for the remaining shares, thereby creating pressure for stockholders to tender their shares for the tender offer price, regardless of their value. Standard fair price provisions encourage a potential acquirer to negotiate with a company’s board of directors by requiring the potential acquirer to pay a “fair price” for all shares as determined under a specified formulation, unless the acquirer’s offer has satisfied specified board or stockholder approval requirements.

Section 203 of the Delaware General Corporation Law (“DGCL”) contains provisions that provide similar protection to those provided by Article VII of the Certificate of Incorporation. Section 203 of the DGCL provides, in general, that a transaction constituting a “business combination” within the meaning of Section 203 involving a person owning 15 percent or more of a company’s voting stock (referred to as an “interested stockholder”), cannot be completed for a period of three years after the date the person became an interested stockholder unless (1) the board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder prior to such business combination or transaction, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owned at least 85 percent of the company’s outstanding voting stock (excluding shares owned by persons who are directors and also officers of the company and shares owned by certain employee benefit plans), or (3) the business combination was approved by the board of directors and by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock not owned by the interested stockholder. The Governance Committee and the Board believe that the protection afforded by Section 203 of the DGCL is sufficient to address the concerns associated with those types of business combination transactions addressed by the “fair price” provision in Article VII of the Certificate of Incorporation, and that a separate provision in the Certificate of Incorporation is no longer necessary.

Proposed Amendment to Article VII of the Certificate of Incorporation

Article VII of the Certificate of Incorporation requires that certain business combinations (similar to those covered by Section 203 of the DGCL, discussed above) between the Company and an interested stockholder (for purposes of the Certificate of Incorporation, a holder of more than 10 percent of the Company’s outstanding voting stock) be approved by:

•	The Company’s Board of Directors;

•	The affirmative vote of 80 percent of the voting stock of the Company; and

•	The affirmative vote of 66 2/3 percent of the voting stock of the Company (excluding stock held by the interested stockholder).

These additional voting requirements do not apply to a business combination with an interested stockholder that either has been approved by the Company’s Board of Directors prior to the stockholder becoming an interested stockholder, or satisfies certain “fair price” criteria with respect to the remaining stockholders. The “fair price” criteria require the interested stockholder (i) to acquire all shares at a price not less than the higher of the highest price paid by the interested stockholder for any shares of common stock and the highest market price of the common stock during the two-year period prior to the initiation of the business combination and (ii) not to engage in self-dealing transactions with the Company. If one of these conditions is met, then the additional voting requirements need not be complied with, and the business combination is subject to the applicable voting requirements under the DGCL.

Stockholders are being asked to vote to approve an amendment to the Certificate of Incorporation to eliminate Article VII of the Certificate of Incorporation in its entirety. The elimination of Article VII of the Certificate of Incorporation in its entirety will have two principal effects on stockholder voting: First, those transactions covered by Article VII that would otherwise require a stockholder vote under the DGCL would require the vote required by applicable law or our governing documents, rather than 80 percent of the outstanding shares and the affirmative vote of 66 2/3 percent of the outstanding stock, excluding stock held by an interested stockholder. Second, the Board will be able to effect, without obtaining stockholder approval, those transactions covered by Article VII that do not otherwise require stockholder approval under Delaware law. The Company will continue to be subject to Section 203 of the DGCL without regard to whether the proposed amendment is approved.

The text of the proposed amendment to Article VII, marked to show the proposed deletions, may be viewed in Appendix B to our definitive proxy statement posted to the SEC’s website at www.sec.gov.

Effective Date

If the proposal is approved by the stockholders, the amendment to eliminate Article VII of the Certificate of Incorporation will become effective upon the filing with the Delaware Secretary of State of appropriate amendment documentation, which filing is expected to take place shortly after stockholder approval. If this proposal is not approved by the stockholders at the Annual Meeting, the proposed amendment to Article VII of the Certificate of Incorporation described in this proposal will not be implemented.

Item 8.	Proposal to Amend the Certificate of Incorporation to Remove a Transitional Provision Related to the Classified Board Structure Eliminated in 2007

Your Board recommends a vote “FOR” this proposal.

Background of the Proposal

In 2007, the Board, upon the recommendation of the Governance Committee, adopted resolutions approving, declaring advisable and recommending to the stockholders for approval amendments to the Certificate of Incorporation to declassify the board of directors. Such amendments were approved by the stockholders at the 2007 annual meeting of stockholders and the Board was thereafter declassified.

Section 2 of Article V of the Certificate of Incorporation includes a transitional provision relating to the 2007 declassification of the Board. Because the declassification is complete and each nominee for director is now elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders (and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal), the transitional provision relating to the 2007 declassification of the Board no longer needs to be included in the Certificate of Incorporation. Therefore, the Governance Committee and the Board have determined that it is advisable and in the best interests of the Company and the stockholders to present for a stockholder vote this proposal to amend Section 2 of Article V of the Certificate of Incorporation to remove the transitional provision.

The text of the proposed amendment to Section 2 of Article V, marked to show the proposed deletions and insertions, may be viewed in Appendix B to our definitive proxy statement posted to the SEC’s website at www.sec.gov.

Effective Date

If this proposal is approved by the stockholders, the amendment to remove the transitional provision from Article V of the Certificate of Incorporation will become effective upon the filing with the Delaware Secretary of State of appropriate amendment documentation, which filing is expected to take place shortly after stockholder approval. If this proposal is not approved by the stockholders at the Annual Meeting, the proposed amendment to Article V of the Certificate of Incorporation described in this proposal will not be implemented.

Item 9.	Proposal to Amend the Certificate of Incorporation to Conform the “Interested Transactions” Provisions and the Stockholder Action Provision to Applicable Law

Your Board recommends a vote “FOR” this proposal.

Background of the Proposal

Section 6 of Article VI of our Certificate of Incorporation currently states, in relevant part:

Any director or officer individually, or any partnership of which any director or officer may be a member, or any corporation or association of which any director or officer may be an officer, director, trustee, employee or stockholder, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud no contract or other transaction shall be thereby affected or invalidated. Any director of the Corporation who is so interested, or who is also a director, officer, trustee, employee or stockholder of such other corporation or association or a member of such partnership which is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director, officer, trustee, employee or stockholder of such other corporation or association or not so interested or a member of a partnership so interested; provided that in case a director, or a partnership, corporation or association of which a director is a member, officer, director, trustee or employee is so interested, such fact shall be disclosed or shall have been known to the Board of Directors or a majority thereof. This paragraph shall not be construed to invalidate any such contract or transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 6 of Article VI of our Certificate of Incorporation in some cases places greater limitations, and in some cases places lesser limitations, on the Company and directors than Section 144 of the DGCL. The proposed amendments would conform the language in this Article VI of our Certificate of Incorporation to the requirements of Section 144 of the DGCL. Under the amendment contemplated by this proposal, Section 6 of Article VI would provide, if approved by stockholders, that no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of the Company’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or a committee of the Board which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose if:

•	The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

•	The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•	The contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board, a committee of the Board or the stockholders.

This provision would also indicate that common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Section 4 of Article VI sets forth the vote required to take action. Currently, Section 4 of Article VI provides that “[e]xcept as otherwise provided in the Certificate of Incorporation and except as otherwise provided by applicable law, the Corporation may take or authorize any action upon the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter thereof.” The proposed amendment of Section 4 of Article VI would specifically provide that the By-Laws could include an alternative voting standard for stockholder action, by revising the provision to state “[e]xcept as otherwise provided in the Certificate of Incorporation or the By-Laws or as otherwise provided by applicable law, the Corporation may take or authorize any action upon the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter thereof.”

The Governance Committee and the Board determined that it is advisable and in the best interests of the Company and its stockholders that Article VI be amended as described above.

The text of the proposed amendment to Article VI, marked to show the proposed deletions and insertions, may be viewed in Appendix B to our definitive proxy statement posted to the SEC’s website at www.sec.gov.

Effective Date

If this proposal is approved by the stockholders, the amendment to Article VI of the Certificate of Incorporation will become effective upon the filing with the Delaware Secretary of State of appropriate amendment documentation, which filing is expected to take place shortly after stockholder approval. If this proposal is not approved by the stockholders at the Annual Meeting, the proposed amendment to Article VI of the Certificate of Incorporation described in this proposal will not be implemented.

Item 10.	Stockholder Proposal on Significant Executive Stock Retention for Two Years Beyond Retirement

The following stockholder proposal has been submitted to the Company for action at the meeting by the Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10017, which owns 453 shares of the Company’s common stock:

Resolved, that stockholders of McKesson Corporation (“McKesson”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before McKesson’s 2012 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy shall apply to future equity compensation and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at McKesson. According to McKesson’s 2010 proxy statement, calculated as a percentage of total reported compensation, stock and option awards for the fiscal year ended March 31, 2010 accounted for between 34% and 51% of compensation for Named Executive Officers.

McKesson claims long-term compensation is an incentive tool used to align the financial interests of executives and other key contributors to sustained stockholder value creation. In the last four years, however, McKesson’s CEO John Hammergren has realized more than $96 million in reported value through the exercise of 2,225,000 options and vesting of 760,981 shares. Yet the 2010 proxy statement disclosed that, as of June 1, 2010, Mr. Hammergren only held 542,780 shares outright, comprised of 538,790 shares held by immediate family members and/or in trusts and 3,990 held under the Profit-Sharing Investment Plan. Thus, we believe that the alignment benefits touted by McKesson are not being fully realized.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would only enhance their focus on McKesson’s long-term success and would better align their interests with those of McKesson’s long-term stockholders. In light of the recent financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.” (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf)

McKesson has a minimum stock ownership guideline requiring executives to own a specified number of shares of McKesson stock as a multiple of base salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal and believes it is not in the best interests of McKesson or it stockholders.

Our Board of Directors opposes this proposal because it believes that our executive compensation program and our substantial holding requirement under our Stock Ownership Policy strike an appropriate balance to motivate our executives to deliver long-term results, while at the same time discouraging unreasonable risk-taking. By creating and maintaining this balance, we ensure that our executives have a significant investment in the future of our Company, while also allowing them to prudently manage their financial affairs through the ability, in common with other investors, to diversify their holdings over an extended period, and through the ability, in common with executives at other corporations, to realize substantial value from the equity component of their compensation before leaving the Company. The Board of Directors believes that the addition of a policy that would require executives to hold 75% or more of their equity awards for two years beyond retirement would upset this balance in a manner that would undermine the effectiveness and competitiveness of our executive compensation program.

We believe that our current equity compensation plans, which require significant vesting periods for equity awards, coupled with our strong Stock Ownership Policy, provide a balanced approach to aligning the long-term interests of senior executive officers with those of our stockholders.

First, our equity compensation plans provide that stock option grants generally vest in four equal installments over a four-year period and have a seven-year term. Our performance-based restricted stock units generally vest on the third anniversary of the date of grant in amounts determined based on the individual’s and Company’s achievement of specified performance criteria.

Second, in 2010, the Board established new ownership guidelines that are expressed as a multiple of salary. These guidelines now require the CEO to hold equity valued at ten times his base salary, and each of our other executive officers must achieve equity ownership equal in value to six times his or her base salary. Significantly, stock option awards, whether vested or unvested, do not count towards satisfying our stock ownership guidelines. We further strengthened our Stock Ownership Policy by adding a new enforcement feature, which allows the Company to impose a sale restriction on the underlying shares of common stock delivered when equity awards vest in the event an executive fails to meet his or her ownership requirement. Our Stock Ownership Policy applies throughout an executive officer’s tenure with the Company, and compliance is reviewed each year as part of an executive officer’s total compensation review. Contrary to the proponent’s assertion with regard to our CEO, we believe that his ongoing threshold equity holding requirement, which currently amounts to nearly $17,000,000, provides him with an ongoing substantial motivation to continue to drive sustained stockholder value creation. Additionally, as shown in the table in the Compensation Discussion and Analysis under “Information on Other Compensation-Related Topics — Stock Ownership Policy,” our CEO currently holds equity in the Company valued at more than $129,000,000, which significantly exceeds his threshold holding requirement.

The proponent’s Supporting Statement states that the changes we made to our Stock Ownership Guidelines discussed above do not go far enough to ensure that equity compensation builds executive ownership. Prior to adopting amendments to our Stock Ownership Policy, we conducted a study of the stock ownership requirements utilized by our peers and practices endorsed by corporate governance experts. We believe that the amendments we adopted are rigorous and are more stringent than our peers. We believe that the significant vesting period coupled with the substantial holding requirements of our Stock Ownership Policy already address and meet the goals of the proposal.

We also believe that a policy requiring executives to hold 75% or more of equity awards for two years beyond retirement would diminish our ability to attract and retain the talented executives that are critical to our long-term success. Under the executive compensation programs currently offered by many of our peers, senior executives are able to realize value from their equity awards during the course of their employment after they have earned them over a substantial vesting period and/or the attainment of long-term performance goals. If our Compensation Committee were to adopt a policy requiring executives to hold significant portions of their equity awards for two years beyond retirement, our senior executive officers and prospective executive candidates would no longer be able to realize substantial value from their equity awards during the course of their employment. This could, in turn, make it necessary to adjust our compensation program to provide additional performance-based cash compensation through our Management Incentive Plan and our Long-term Incentive Plan in order to mitigate the detrimental effects of the policy. In addition, requiring senior executive officers to retain a 75% or greater stock ownership threshold beyond retirement, as suggested in the proposal, could result in motivating senior executives to leave the Company early in order to realize the value that they helped to create. Impairing our ability to offer competitive compensation packages and implementing a structure that could ultimately serve to reduce incentives for our executives to stay with the Company run counter to our objective of aligning executive compensation with the long-term interests of stockholders.

Finally, it should be noted that the proponent submitted essentially the same proposal at the Company’s 2010 and 2009 Annual Meetings of Stockholders, and it was rejected by a significant majority of our stockholders at both meetings. Approximately 28% of the shares present, in person or by proxy and entitled to vote on the proposal, voted in support of the proponent’s proposal at the 2010 Annual Meeting, which represented a reduction in support from that achieved in 2009.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of McKesson or our stockholders.

Your Board recommends a vote “AGAINST” this proposal.

Certain Relationships and Related Transactions

The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions. The Company anticipates that similar transactions may occur in FY 2012.

The brother-in-law of Mr. Hammergren is employed in the Company’s Distribution Solutions segment and received approximately $154,641 in salary and bonus during FY 2011. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that any such relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms received by it, the Company believes that all such filing requirements were satisfied for FY 2011.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. The Company has retained Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. We have also engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies. We expect Georgeson’s fee to be approximately $20,000 plus out-of-pocket expenses. The officers and employees of the Company may also participate in the solicitation without additional compensation.

Other Matters

In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Annual Meeting, which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for stockholder action at the Annual Meeting.

Compliance with Corporate Governance Listing Standards

The Company submitted an unqualified certification to the NYSE in calendar year 2010 regarding the Company’s compliance with the NYSE corporate governance listing standards.

Stockholder Proposals for the 2012 Annual Meeting

To be eligible for inclusion in the Company’s 2012 proxy statement pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, 35th Floor, San Francisco, California 94104, and must be received no later than February [  ], 2012. The Company’s Advance Notice By-Law provisions require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 28, 2012 and no earlier than March 29, 2012.

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Willie C. Bogan
Associate General Counsel and Secretary

June [  ], 2011

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, California 94104.

Appendix A

Supplemental Information
GAAP to Non-GAAP Reconciliation

A reconciliation between our net income per diluted common share as reported under U.S. generally accepted accounting principles (“GAAP”) and our net income per diluted common share from continuing operations, excluding adjustments for the litigation charge (credit), net is as follows:

	Years Ended March 31,
(In millions, except per share data)	2011	2010	2009	2008	2007

Net income, as reported	$1,202	$1,263	$823	$990	$913
Exclude:
Litigation charge (credit), net	213	(20)	493	(5)	(6)
Income tax expense (benefit), net	(64)	8	(182)	2	2
Income tax reserve reversal	—	—	—	—	(83)

Litigation charge (credit), net of tax	149	(12)	311	(3)	(87)

Discontinued operations, net of tax	(72)	—	—	(1)	55

Income from continuing operations, excluding litigation charge (credit), net	$1,279	$1,251	$1,134	$986	$881

Diluted earnings per common share from continuing operations, excluding litigation charge (credit), net	$4.86	$4.58	$4.07	$3.31	$2.89
Shares on which diluted earnings per common share from continuing operations, excluding the litigation charge (credit), net were based	263	273	279	298	305

These pro forma amounts are non-GAAP financial measures. We use these measures internally when assessing the performance of the organization, our operating segments and our senior management team, and consider these results to be useful to investors as they provide relevant benchmarks of core operating performance.

A-1

Appendix B
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
McKESSON CORPORATION
(Duly Adopted in Accordance with Section 242 and 245 of
the Delaware General Corporation Law)
Originally Incorporated on July 7, 1994
Under the Name SP Ventures, Inc.
ARTICLE I.
The name of the Corporation is McKesson Corporation.
ARTICLE II.
The address of the registered office of the Corporation within the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington 19808, County of New Castle. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV.
The total number of shares of stock of all classes which the Corporation has authority to issue is 900,000,000 shares, divided into 100,000,000 shares of Preferred Stock, par value $0.01 per share (herein called the ‘Series Preferred Stock’) and 800,000,000 shares of Common Stock, par value $0.01 per share (herein called ‘Common Stock’). The aggregate par value of all shares is $9,000,000.
The Board of Directors of the Corporation is expressly authorized, as shall be stated and expressed in the resolution or resolutions it adopts, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Series Preferred Stock in one or more class or series, in addition to the shares thereof specifically provided for in this Article IV, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; or (v) subject to the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series; all as may be stated in such resolution or resolutions.
The number of authorized shares of Series Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Series Preferred Stock, as the case may be, or of any series thereof, unless a vote of any such holders is required pursuant to the provisions of this Article IV or the certificate or certificates establishing any additional series of such stock.
A description of each class of the Corporation’s stock, with the powers, designations, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, is as follows:
I. SERIES PREFERRED STOCK
A. General Provisions Relating to All Series
1. The Board of Directors shall have authority to classify and reclassify any unissued shares of the Series Preferred Stock from time to time by setting or changing in any one or more respects the powers, designations, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions of the Series Preferred Stock. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of Series Preferred Stock shall include, without limitation, subject to the provisions of this Certificate of Incorporation, authority to classify or reclassify any unissued shares of such stock into one or more series of Series Preferred Stock, and to divide and classify shares of any series into one or more series of Series Preferred Stock by determining, fixing or altering one or more of the following:
(a) The distinctive designation of such series and the number of shares to constitute such series; provided that, unless otherwise prohibited by the terms of such or any other series, the number of shares of any series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other series shall remain part of the authorized Series Preferred Stock and be subject to classification and reclassification as provided in this Section.

(b) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other series of Series Preferred Stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.
(c) Whether or not shares of such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.
(d) Whether or not shares of such series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.
(e) Whether or not shares of such series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.
(f) The rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other series of Series Preferred Stock.
(g) Whether or not there shall be any limitations applicable, while shares of such series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section, and, if so, the terms and conditions thereof.
(h) Any other powers, designations, preferences and relative, participating, optional and other rights, if any, and any other qualifications, limitations and restrictions, on the shares of such series, not inconsistent with law and this Certificate of Incorporation.
2. For the purposes hereof and of any certificate providing for the classification or reclassification of any shares of Series Preferred Stock or of any other charter document of the Corporation (unless otherwise provided in any such certificate or document), any class or series of stock of the Corporation shall be deemed to rank:
(a) Prior to a particular class or series of stock if the holders of such class or classes or series shall be entitled to the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up, as the case may be, in preference to or with priority over the holders of such particular class or series of stock;
(b) On a parity with a particular class or series of stock, whether or not the dividend rates, dividend payment dates, voting rights or redemption or liquidation prices per share thereof, be different from those of such particular class or series of stock, if the rights of holders of such class or classes or series to the receipt of dividends or of amounts distributable in event of any liquidation, dissolution or winding up, as the case may be, shall be neither (i) in preference to, or with priority over, nor (ii) subject or subordinate to, the rights of holders of such particular class or series of stock in respect of the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up of the Corporation, as the case may be; and

(c) Junior to a particular class or series of stock if the rights of the holders of such class or classes or series shall be subject or subordinate to the rights of the holders of such particular class or series of stock in respect of the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up, as the case may be.
B. Series A Junior Participating Preferred Stock
1. Designation and Amount. The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall initially be 10,000,000, par value $0.01 per share, such number of shares to be subject to increase or decrease by action of the Board of Directors as evidenced by a certificate or certificates evidencing such change.
2. Dividends and Distributions.
(a) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business day of January, April, July and October in each year (each such date being referred to herein as a “Series A Quarterly Dividend Payment Date”), commencing on the first Series A Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $10.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Series A Quarterly Dividend Payment Date, or, with respect to the first Series A Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 1, 1994 (the “Rights Declaration Date’) (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Series A Quarterly Dividend Payment Date and the next subsequent Series A Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Series A Quarterly Dividend Payment Date.
(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Series A Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Series A Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Series A Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Series A Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Series A Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period’) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series Preferred Stock, (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.
(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Series Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Series Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series Preferred Stock of such voting right. At any meeting at which the holders of Series Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Series Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.
(iii) Unless the holders of Series Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Series Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series Preferred Stock are entitled to vote pursuant to this paragraph (c)(iii) shall be given to each holder of record of Series Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (A) the Directors so elected by the holders of Series Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (B) any vacancy in the Board of Directors may (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (B) of the preceding sentence.
(v) Immediately upon the expiration of a default period, (A) the right of the holders of Series Preferred Stock as a class to elect Directors shall cease, (B) the term of any Directors elected by the holders of Series Preferred Stock as a class shall terminate, and (C) the number of Directors shall be such number as may be provided for in this Certificate of Incorporation or the By-laws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in this Certificate of Incorporation or the By-laws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (B) and (C) in the preceding sentence may be filled by a majority of the remaining Directors.
(d) Except as set forth herein or as otherwise required by applicable law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions.
(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not
(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;
(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;
(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series Preferred Stock and may be reissued as part of a new series of Series Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
6. Liquidation, Dissolution or Winding Up.
(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.
(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.
9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Series Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10. Amendment. This Certificate of Incorporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of ~~two-thirds or more~~ a majority of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.
11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.
II. COMMON STOCK
A. Dividends. Subject to all of the rights of the Series Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds legally available for the payment of dividends.
B. Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Series Preferred Stock shall have been paid in full amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been deposited in trust with a bank or trust company having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $5,000,000, for the benefit of the holders of the Series Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.
C. Voting Rights. Except as otherwise expressly provided with respect to the Series Preferred Stock and except as otherwise may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Common Stock shall be entitled to one vote for each share held.
ARTICLE V.
A. Board of Directors of the Corporation.
1. General Provisions. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The exact number of directors shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation and may be increased or decreased as therein provided. Directors of the Corporation need not be elected by ballot unless required by the By-Laws.
2. Terms. Each nominee elected ~~by the stockholders at the 2007 annual meeting of the stockholders to serve as director shall hold office for a term commencing the date of the 2007 annual meeting, or such later date as determined by the Board of Directors, and ending on the next annual meeting of stockholders and until such director's successor is elected and qualified, or until such director's earlier resignation or removal. At each annual meeting of stockholders subsequent to the 2007 annual meeting of stockholders, each nominee elected by the~~ at an annual meeting of stockholders to serve as director shall hold office for a term commencing on the date of the annual meeting, or such later date as shall be determined by the Board of Directors, and ending on the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal. A director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and, subject to such removal, death, resignation, retirement or disqualification, shall hold office until such director’s term expires and until such director’s successor shall be elected and qualified. In no case shall a decrease in the number of directors shorten the term of any incumbent director.
3. Directors Appointed by a Specific Class of Stockholders. To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above.
ARTICLE VI.
A. General Provisions. The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of its directors and stockholders:
1. Amendments to the Certificate of Incorporation. Subject to the provisions of applicable law, the Corporation reserves the right from time to time to make any amendment to its Certificate of Incorporation, now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth therein, of any outstanding stock.
2. Amendments to the By-Laws. The Board of Directors is expressly authorized to adopt, alter ~~and~~ or repeal the By-Laws of the Corporation in whole or in part at any regular or special meeting of the Board of Directors, by vote of a majority of the entire Board of Directors. ~~Except where this Certificate of Incorporation otherwise requires a higher vote, the~~ The By-Laws may also be adopted, altered or repealed in whole or in part at any annual or special meeting of the stockholders by the affirmative vote of ~~three-fourths~~ a majority of the shares of the Corporation outstanding and entitled to vote thereon.
3. No Preemptive Rights. No holder of any class of stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any preemptive, preferential or other right to subscribe for or purchase any class of the Corporation’s stock, whether now or hereafter authorized or outstanding, which it may at any time issue or sell, or to subscribe for or purchase any notes, debentures, bonds or other securities which it may at any time issue or sell, whether or not the same be convertible into or exchangeable for or carry options or warrants to purchase shares of any class of the Corporation’s stock or other securities, or to receive or purchase any warrants or options which may be issued or granted evidencing the right to purchase any such stock or other securities, it being intended by this Section 3 that all preemptive rights of any kind applicable to securities of the Corporation are eliminated.
4. Vote Required to Take Action; Action by Written Consent. Except as otherwise provided in this Certificate of Incorporation ~~and except~~ or the By-Laws or as otherwise provided by applicable law, the Corporation may take or authorize any action upon the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter thereof. Action shall be taken by stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may act in lieu of a meeting only by unanimous written consent.
5. Compensation of Directors. The Board of Directors may determine from time to time the amount and type of compensation which shall be paid to its members for service on the Board of Directors. The Board of Directors shall also have the power, in its discretion, to provide for and to pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board from time to time.

~~6. Interested Transactions. Any director or officer individually, or any partnership of which any director or officer may be a member, or any corporation or association of which any director or officer may be an officer, director, trustee, employee or stockholder, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud no contract or other transaction shall be thereby affected or invalidated. Any director of the Corporation who is so interested, or who is also a director, officer, trustee, employee or stockholder of such other corporation or association or a member of such partnership which is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director, officer, trustee, employee or stockholder of such other corporation or association or not so interested or a member of a partnership so interested; provided that in case a director, or a partnership, corporation or association of which a director is a member, officer, director, trustee or employee is so interested, such fact shall be disclosed or shall have been known to the Board of Directors or a majority thereof. This paragraph shall not be construed to invalidate any such contract or transaction which would otherwise be valid under the common and statutory law applicable thereto.~~
6. Interested Transactions. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the Corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
7. Indemnification. The Corporation shall indemnify (a) its directors to the fullest extent permitted by the laws of the State of Delaware now or hereafter in force, including the advancement of expenses under the procedures provided by such laws, (b) all of its officers to the same extent as it shall indemnify its directors, and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. Subject only to any limitations prescribed by the laws of the State of Delaware now or hereafter in force, the foregoing shall not limit the authority of the Corporation to indemnify the directors, officers and other employees and agents of this Corporation consistent with law and shall not be deemed to be exclusive of any rights to which those indemnified may be entitled as a matter of law or under any resolution, By-Law provision, or agreement.
8. Court-Ordered Meetings of Creditors and/or Stockholders. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
9. Liability of Directors. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Section 9 does not affect the availability of equitable remedies for breach of fiduciary duties.
~~ARTICLE VII.~~
~~A. Vote Required for Certain Business Combinations~~
~~1. Voting Requirements. In addition to any vote otherwise required by law or this Certificate of Incorporation, a Business Combination (such term, and certain other capitalized terms referred to in this Article VII, as defined in Section 3 of this Article VII) shall be recommended by the Board of Directors and approved by the affirmative vote of at least:~~
~~(a) 80 percent of the votes entitled to be cast by outstanding shares of voting stock of the Corporation, voting together as a single voting group; and~~
~~(b) Two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by an Interested Stockholder who is (or whose Affiliate is) a party to the Business Combination or an Affiliate or Associate of the Interested Stockholder, voting together as a single voting group.~~
~~2. When Voting Requirements Not Applicable.~~
~~(a) The vote required by Section 1 of this Article VII does not apply to a Business Combination if each of the following conditions is met:~~
~~(i) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of common stock in such Business Combination is at least equal to the highest of the following:~~
~~(A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of common stock of the same class or series acquired by it: (x) within the 2 year period immediately prior to the Announcement Date of the proposal of the Business Combination; or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or~~
~~(B) The Market Value per share of common stock of the same class or series on the Announcement Date or on the Determination Date, whichever is higher; or~~
~~(C) The price per share equal to the Market Value per share of common stock of the same class or series determined pursuant to subparagraph (i)(B) of this paragraph (a), multiplied by the fraction of: (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of common stock of the same class or series acquired by it within the 2 year period immediately prior to the Announcement Date, over (y) the Market Value per share of common stock of the same class or series on the first day in such 2 year period on which the Interested Stockholder acquired any shares of common stock.~~

~~(ii) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than Common Stock is at least equal to the highest of the following (whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of stock):~~
~~(A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of stock acquired by it: (x) within the 2 year period immediately prior to the Announcement Date of the proposal of the Business Combination; or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or~~
~~(B) The highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or~~
~~(C) The Market Value per share of such class of stock on the Announcement Date or on the Determination Date, whichever is higher; or~~
~~(D) The price per share equal to the Market Value per share of such class of stock determined pursuant to subparagraph (ii)(B) of this paragraph (a), multiplied by the fraction of: (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of any class of Voting Stock acquired by it within the 2 year period immediately prior to the Announcement Date, over (y) the Market Value per share of the same class of voting stock on the first day in such 2 year period on which the Interested Stockholder acquired any shares of the same class of Voting Stock.~~
~~(iii) The consideration to be received by holders of any class or series of outstanding stock is to be in cash or in the same form as the Interested Stockholder has previously paid for shares of the same class or series of stock. If the Interested Stockholder has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.~~
~~(iv) After the Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:~~
~~(A) There shall have been: (x) no reduction in the annual rate of dividends paid on any class or series of stock of the Corporation that is not preferred stock (except as necessary to reflect any subdivision of the stock); (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and (z) the Interested Stockholder did not become the beneficial owner of any additional shares of stock of the Corporation except as part of the transaction which resulted in such Interested Stockholder becoming an Interested Stockholder or by virtue of proportionate stock splits or stock dividends.~~
~~(B) The provisions of subparagraphs (x) and (y) of subparagraph (iv)(A) do not apply if no Interested Stockholder or an Affiliate or Associate of the Interested Stockholder voted as a director of the Corporation in a manner inconsistent with such sub- subparagraphs and the Interested Stockholder, within 10 days after any act or failure to act inconsistent with such sub-subparagraphs, notifies the Board of Directors of the Corporation in writing that the Interested Stockholder disapproves thereof and requests in good faith that the Board of Directors rectify such act or failure to act.~~

~~(v) After the Interested Stockholder has become an Interested Stockholder, the Interested Stockholder may not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.~~
~~(b) The requirements of Section 1 of this Article VII do not apply to Business Combinations that, as to specifically identified Interested Stockholders or their Affiliates, have been approved or exempted therefrom by resolution of the Board of Directors of the Corporation at any time prior to the time that the Interested Stockholder first became an Interested Stockholder. If the Board of Directors so provides, the resolution shall be subject to approval of the stockholders in the manner and by the vote specified in the resolution.~~
~~3. Definitions. In this Article VII, the following words have the meanings indicated:~~
~~(a) ”Affiliate,” including the term "affiliated person," means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person~~
~~(b) “Announcement Date” means the first general public announcement of the proposal or intention to make a proposal of the Business Combination or its first communication generally to stockholders of the Corporation, whichever is earlier;~~
~~(c) “Associate,” when used to indicate a relationship with any person, means:~~
~~(i) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of Equity Securities;~~
~~(ii) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and~~
~~(iii) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its Affiliates.~~
~~(d) "Beneficial Owner," when used with respect to any Voting Stock, means a person:~~
~~(i) That, individually or with any of its Affiliates or Associates, beneficially owns Voting Stock, directly or indirectly; or~~
~~(ii) That, individually or with any of its Affiliates or Associates, has:~~
~~(A) The right to acquire Voting Stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or~~
~~(B) The right to vote Voting Stock pursuant to any agreement, arrangement, or understanding; or~~
~~(iii) That has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.~~
~~(e) “Business Combination” means:~~

 ~~(i) Unless the merger, consolidation, or share exchange does not alter the contract rights of the stock as expressly set forth in this Certificate of Incorporation or change or convert in whole or in part the outstanding shares of stock of the Corporation, any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after the merger or consolidation, would be, an Affiliate of an Interested Stockholder that was an Interested Stockholder prior to the transaction.~~
~~(ii) Any sale, lease, transfer or other disposition, other than in the ordinary course of business, in one transaction or a series of transactions in any 1 2-month period, to any Interested Stockholder or any Affiliate of any Interested Stockholder (other than the Corporation or any of its Subsidiaries) of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the Corporation, an aggregate book value as of the end of the Corporation’s most recently ended fiscal quarter of 10 percent or more of the total Market Value of the outstanding stock of the Corporation or of its net worth as of the end of its most recently ended fiscal quarter;~~
~~(iii) The issuance or transfer by the Corporation, or any Subsidiary, in one transaction or a series of transactions, of any Equity Securities of the Corporation or any Subsidiary which have an aggregate Market Value of 5 percent or more of the total Market Value of the outstanding stock of the Corporation to any Interested Stockholder or any Affiliate of any Interested Stockholder (other than the Corporation or any of its Subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Corporation’s voting stock or any other method affording substantially proportionate treatment to the holders of Voting Stock;~~
~~(iv) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation in which anything other than cash will be received by an Interested Stockholder or any Affiliate of any Interested Stockholder; or~~
~~(v) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation, of the Corporation with any of its Subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5 percent or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of Equity Securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.~~
~~(f) “Common Stock” means any stock other than preferred or preference stock.~~
~~(g) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of 10 percent or more of the votes entitled to be cast by a corporation’s voting stock creates a presumption of control.~~
~~(h) “Determination Date” means the date on which an Interested Stockholder first became an Interested Stockholder;~~
~~(i) “Equity Security” means:~~
~~(i) Any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security;~~

~~(ii) Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or~~
~~(iii) Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.~~
~~(j) “Interested Stockholder” means any person (other than the Corporation or any Subsidiary) that:~~
~~(i) (A) Is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting stock of the Corporation; or~~
~~(B) Is an Affiliate of the Corporation and at any time within the 2 year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the Voting Power of the then outstanding voting stock of the Corporation.~~
~~(ii) For the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of subsection (d) of this section but may not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~
~~(k) “Market Value” means:~~
~~(i) In the case of stock, the highest closing sale price during the 30 day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 day period preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Corporation in good faith; and~~
~~(ii) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Corporation in good faith.~~
~~(l) “Subsidiary” means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.~~
~~(m) “Valuation Date” means:~~
~~(i) For a Business Combination voted upon by stockholders, the later of the day prior to the date of the stockholders’ vote or the day 20 days prior to the consummation of the Business Combination; and~~
~~(ii) For a Business Combination not voted upon by stockholders, the date of the consummation of the Business Combination.~~
~~(n) “Voting Stock means shares of capital stock of the Corporation entitled to vote generally in the election of directors.~~

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed and attested to by its duly authorized officers this ~~25th~~           day of July, ~~2007.~~                   .

McKESSON CORPORATION

By:
Title:

Attest:

Assistant Secretary

Empowering Healthcare
McKESSON CORPORATION
C/O CORPORATE SECRETARY’S DEPARTMENT
ONE POST STREET, 35TH FLOOR
SAN FRANCISCO, CA 94104
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off time.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until the cut-off time.* Have your proxy card in hand when you call and then follow the instructions.

*Cut-off Time:	11:59 P.M. Eastern Time on July 24, 2011, for participants in the McKesson Corporation Profit-Sharing Investment Plan. 11:59 P.M. Eastern Time on July 26, 2011, for all other stockholders.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M36869-P10808	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McKESSON CORPORATION

The Board of Directors recommends a vote FOR the listed nominees:

1.	Election of nine Directors for a one-year term.

		For	Against	Abstain

Nominees:

	1a. Andy D. Bryant	☐	☐	☐

	1b. Wayne A. Budd	☐	☐	☐

	1c. John H. Hammergren	☐	☐	☐

	1d. Alton F. Irby III	☐	☐	☐

	1e. M. Christine Jacobs	☐	☐	☐

	1f. Marie L. Knowles	☐	☐	☐

	1g. David M. Lawrence, M.D.	☐	☐	☐

	1h. Edward A. Mueller	☐	☐	☐

	1i. Jane E. Shaw, Ph.D.	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012.	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote for an annual (1 Year) frequency on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

5.
Approval of an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to reduce the vote required to amend our Certificate of Incorporation in any manner that will adversely affect holders of Series A Junior Participating Preferred Stock.
		☐	☐	☐

6.	Approval of an amendment to the Certificate of Incorporation to reduce the vote required to adopt, alter or repeal any by-law.	☐	☐	☐

7.	Approval of an amendment to the Certificate of Incorporation to eliminate the supermajority voting requirements, and associated “fair price” provision, applicable to certain business combinations.	☐	☐	☐

8.	Approval of an amendment to the Certificate of Incorporation to remove a transitional provision related to the classified board structure eliminated in 2007.	☐	☐	☐

9.	Approval of an amendment to the Certificate of Incorporation to conform the “interested transactions” provisions and the stockholder action provision to applicable law.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposal:		For	Against	Abstain

10.	Stockholder proposal on significant executive stock retention for two years beyond retirement.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket
McKesson Corporation
Annual Meeting of Stockholders
Wednesday, July 27, 2011
8:30 A.M. PACIFIC TIME
Palace Hotel, Sea Cliff Room,
2 New Montgomery Street, San Francisco, California 94105
This Admission Ticket and valid picture I.D. will be required to admit you to the meeting
Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M36870-P10808

McKESSON CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
July 27, 2011, 8:30 A.M. PACIFIC TIME
The stockholder(s) hereby appoint(s) John H. Hammergren, Laureen E. Seeger, and Willie C. Bogan, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, and any adjournment or postponement thereof. If the stockholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s Profit-Sharing Investment Plan (“PSIP”), the stockholder(s) hereby authorize(s) and direct(s) the trustee of the PSIP to vote all shares in the account of the stockholder(s) under the PSIP in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder, on any other matter that may properly come before the meeting. If shares are held in the PSIP and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received.

Address Changes/Comments:

Continued and to be signed on reverse side